Exhibit 10.2

OFFICE LEASE

699 Eighth Street
San Francisco, California

LANDLORD:

BCP-CG 650 Property LLC

TENANT:

Zynga Inc.

Certain portions of this document have been omitted pursuant to Item 601(b)(10) of Regulation S‑K and, where applicable, have been marked with “[***]” to indicate where omissions have been made. The marked information has been omitted because it is (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. The registrant hereby undertakes to provide further information regarding such marked information to the Commission upon request.

(i)

(ii)

(iii)

(iv)

(v)

	TABLE OF CONTENTS
		Page
37	SIDEWALK AREAS	88
38	CAFETERIA AND BREW PUB	89
38.1	Use	89
38.2	Operation	90
38.3	[***]	92
38.4	Concourse Floor Leasing Restriction	92
38.5	REIT Considerations	93
39	TENANT COMPETITORS	94
40	DOGS	94
40.1	General Conditions	95
40.2	Costs and Expenses	95
40.3	Insurance; Indemnity	95
40.4	Rights Not Personal to Original Tenant	95
41	INTENTIONALLY OMITTED	95
42	SIGNS; BIRD NETTING	95
42.1	Building Directory	95
42.2	Interior Signage	96
42.3	Exterior Signs	96
42.4	Approvals	98
42.5	Maintenance and Removal	98
42.6	Assignment and Subleasing	98
43	JAMS ARBITRATION	98
43.1	General Submittals to Arbitration	98
43.2	JAMS	98
43.3	Provisional Remedies	99
43.4	Waiver of Rights to Litigate in a Court or Jury Trial	99
44	REPRESENTATIONS AND WARRANTIES	100
44.1	No Other Third Party Rights	100
44.2	Encumbrances	100
45	ELEVATORS	100
45.1	Current Elevators	100
45.2	[***]	100

(vi)

Exhibits

Exhibit A-1:       Floor Plans of Premises

Exhibit A-2:       Superior Rights

Exhibit A-3:       Description of Sidewalk Area

Exhibit A-4:       Description of License Area

Exhibit A-5:       Description of Rooftop License Area

Exhibit A-6:       Description of Swing Space

Exhibit A-7:       Description of Concourse Swing Space

Exhibit A-8:       Description of Continuous Concourse Area

Exhibit B-1:       Rules and Regulations

Exhibit B-2:       Rooftop Rules

Exhibit C:       Janitorial Specifications

Exhibit D:       Security Deposit and Letter of Credit

Exhibit E:       Landlord Security Program

Exhibit F:       Location of Parking Spaces

Exhibit G:       Memorandum of Lease

Exhibit H:       Existing Encumbrances

Exhibit I:       Form of Estoppel Certificate

Exhibit J:       Form of Confidentiality Agreement

Exhibit K-1:       Description of Tenant’s Re-Stacking Project

Exhibit K-2:       Description of Landlord’s Common Area Improvements

Exhibit K-3:       Description of [***]

Exhibit L:       Common Area Construction Terms

These schedules, exhibits and other attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K.  The registrant undertakes to provide such information to the Commission upon request.

OFFICE LEASE
699 Eighth Street
San Francisco, California

BASIC LEASE INFORMATION

Lease Date:	[July 5, 2019].
Landlord:	BCP-CG 650 Property LLC, a Delaware limited liability company
Tenant:	Zynga Inc., a Delaware corporation
Premises:

The Premises contain a total of approximately 185,118 Rentable Square Feet (as defined in Section 1.1) at the Building (as defined in Section 1.1) comprised of the following, all in the locations as shown on Exhibit A-1, attached hereto:

(i)The Cafeteria area (Suite CW-100) located on the concourse of the west side of the Building, containing approximately [***] Rentable Square Feet (the “Concourse Premises”);

(ii)Suite W-100 located on the first floor of the west side of the Building, containing approximately [***] Rentable Square Feet (the “First Floor Premises”);

(iii)Suite W-200 located on the second floor of the west side of the Building, containing approximately [***] Rentable Square Feet (the “Second Floor Premises”);

(iv)   Suite W-300 located on the third floor of the west side of the Building, containing approximately [***] Rentable Square Feet (“Third Floor Premises”);

(vi)Suite W-400 located on the fourth floor of the west side of the Building, containing approximately [***] Rentable Square Feet (“Fourth Floor Premises”); and

(v)     The Sidewalk Area as described in Article 37.

Term:

Commencing on the Commencement Date (as defined below) and expiring on the Expiration Date (as defined below), except as may be earlier terminated or extended in accordance with the provisions of this Lease.

Commencement Date: Rent Commencement Date:	[______________ __], 2019. The Commencement Date.
Expiration Date:	The final calendar day of the one hundred forty-fourth (144th) month following the Commencement Date (e.g., if the Commencement Date is [__________, 2019], then [_____________], 2031).
Security Deposit:	See Section 17.7.1 and Exhibit D.
Base Rent:

Tenant shall pay Landlord the following amounts for annual Base Rent at the Premises during the first Lease Year:

Concourse Premises: $[***] per Rentable Square Foot, for a total of $649,350.00 per year, or $54,112.50 per month

First Floor Premises: $[***] per Rentable Square Foot, for a total of $1,162,850.00 per year, or $96,904.17 per month

Second Floor Premises: $[***] per Rentable Square Foot, for a total of $1,735,030.00 per year, or $144,585.83 per month

Third Floor Premises: $[***] per Rentable Square Foot, for a total of $3,162,995.00 per year, or $263,582.92 per month

Fourth Floor Premises: $[***] per Rentable Square Foot, for a total of $3,589,140.00 per year, or $299,095.00 per month

Sidewalk Area: $0 per Rentable Square Foot

Annual Base Rent shall be increased each Lease Year as provided in Section 4.1 below, provided that in no event shall the annual Base Rent decrease, nor increase by more than three and one quarter of one percent (3.25%) of the preceding Lease Year’s annual Base Rent. The first such increase in annual Base Rent shall be effective on the first day of the second (2nd) Lease Year.

[***]

Tenant’s Percentage Share:	27.0248%
Number of Parking Spaces:

Tenant has the right, in its sole and absolute discretion, to rent up to a maximum of (i) one hundred ninety (190) parking passes for the Building’s rooftop parking area and (ii) five (5) parking passes for the “helix” portion of the Building’s parking facility, as described in Article 30.

Tenant’s Address for Notices:	Zynga Inc. 699 Eighth Street San Francisco, California 94103 Attention: VP, Real Estate and Workplace Services Email: [***] with a copy to:
Zynga Inc. 699 Eighth Street San Francisco, California 94103 Attention: Chief Legal Officer Email: [***] with a copy to: Email: [***]
Landlord’s Address for Notices:	[______________________]
Landlord’s Address for Payments:	[______________________]

OFFICE LEASE

This Office Lease (this “Lease”) is made and entered into by and between Landlord and Tenant as of the Lease Date.

Landlord and Tenant hereby agree as follows:

1.Definitions.

1.1Terms Defined

. The following terms have the meanings set forth below. Certain other terms have the meanings set forth elsewhere in this Lease.

“8th Street Signage” shall have the meaning set forth in Section 42.3.3 below.

“AAA” shall have the meaning set forth in Section 43.2 below.

“Abatement Event” shall have the meaning set forth in Section 8.4 below.

“Abatement Period” shall have the meaning set forth in Section 8.4 below.

“Acceptance Notice” shall have the meaning set forth in Section 34.2.2 below.

“Acceptance Period” shall have the meaning set forth in Section 34.2.2 below.

“Additional Generator” shall have the meaning set forth in Section 7.10.2 below.

“Additional Rent” shall have the meaning set forth in Section 4.3 below.

“Adjustment Date” shall have the meaning set forth in Section 4.1 below.

“Affiliate REIT” shall have the meaning set forth in Section 38.5 below.

“Alterations” means alterations, additions or other improvements to the Premises or Common Areas made by or on behalf of Tenant after the Commencement Date.

“Amortization Rate” means the applicable Interest Rate at the time a capital improvement or capital asset is installed, constructed or acquired (whichever is earliest), but not more than the maximum rate permitted by Applicable Laws at the time such capital improvements or capital assets are installed, constructed or acquired (whichever is earliest).

“Ancillary Uses” means fitness/health facility (including showers for users of such facility), ATM facility, travel agency, concessions and franchises related specifically to office services functions that may be outsourced by a tenant (such as food service, reproduction services, mail room services, cleaning, security, IT services, MEP services and/or engineering services), childcare facility, auditorium, board rooms, libraries, training rooms and facilities, audiovisual and closed circuit television facilities, messenger and mailroom facilities, reproduction and copying facilities, word processing centers, computer and communications facilities, pantries (including vending machines), file rooms (including condensed file rooms with reinforced flooring if required), meeting and conference centers and rooms, storage space and kitchens, serveries, cafeterias and dining rooms, brew pubs (not open to the public and only if the alcohol is provided at no cost and is served only to Tenant’s employees and guests), and bicycle servicing and storage, in all cases as a use ancillary to Tenant’s use of the Premises for general office and administrative use, and in compliance with all applicable laws and zoning requirements.  The foregoing Ancillary Uses shall not be made available for use by the general public by Tenant, except to the extent required to comply with Tenant’s obligations under this Lease, including without limitation Sections 7.4 and 38.1 below.

“Annual Statement” shall have the meaning set forth in Section 5.2 below.

“Annual Earthquake Deductible Cap” shall have the meaning set forth in Section 4.3.2 below.

“Anti-Terrorism Law” means any Applicable Laws relating to terrorism, anti-terrorism, money-laundering or anti-money laundering activities, including without limitation the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, Executive Order No. 13224, and Title 3 of the USA Patriot Act, and any regulations promulgated under any of them.

“Applicable Laws” means all applicable laws, statutes, ordinances, orders, judgments, decrees, regulations, permit conditions, and requirements of all courts and all federal, state, county, municipal or other governmental or quasi-governmental authorities, departments, commissions, agencies and boards now or hereafter in effect, including, but not limited to, the Americans With Disabilities Act (42 U.S.C. § 12101 et seq.) and Title 24 of the California Code of Regulations and all regulations and guidelines promulgated thereunder.

“approval” shall have the meaning set forth in Section 32.8 below.

“Arbitration of Disputes Provision” shall have the meaning set forth in Section 43.1 below.

“Arbitration Notice” shall have the meaning set forth in Section 43.2 below.

“Arbitration Panel” shall have the meaning set forth in Section 3.2.6(d) below.

“Arbitration Rules” shall have the meaning set forth in Section 43.2 below.

“Arbitrator” shall have the meaning set forth in Section 43.2 below.

“Available Expansion Premises” shall mean any portion of the Expansion Premises that first becomes and remains Available for Lease during any applicable period in which an Expansion Option may be exercised.

“Available for Lease” shall mean an applicable space is vacant or, if occupied, when Landlord has reasonably determined that it will place the applicable space on the market for lease.

“Bank” shall have the meaning set forth in Section 26.1 below.

“Bankruptcy Code” means the United States Bankruptcy Code or any state bankruptcy code.

“Bird Netting” shall have the meaning set forth in Section 42.3.4 below.

“Brew Pub” shall have the meaning set forth in Section 38.1 below.

“Brew Pub License” shall have the meaning set forth in Section 38.1(a) below.

“Building” means the six-story office building located within the Project, including related Common Areas and the Parking Garage.

“Building Amenities” shall have the meaning set forth in Section 8.12 below.

“Building Generators” means the 350 KW Kohler generator and the 1,100 KW Cummins generator, both of which are located in the Building basement, and the related fuel tanks and lines.

“Building Holidays” means New Year’s Day, Martin Luther King, Jr. Day, President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

“Building Rules” shall have the meaning set forth in Article 18 below.

“Building Standard Hours” means 8:00 a.m. to 6:00 p.m. on weekdays (except Building Holidays).

“Building Systems” means all systems serving the Building in general, including, but not limited to, the fire/life safety, electrical, plumbing, HVAC, security and telecommunications systems, including all components thereof and related equipment, including the existing [***] security system and the other security equipment located outside the Premises to be abandoned by Tenant pursuant to Section 8.3.4(b) below, but excluding any equipment that is separately installed by or on behalf of Tenant and any distribution systems or equipment existing within the Premises as of the Lease Date.

“Business Affiliates” shall have the meaning set forth in Section 17.8 below.

“Cable Path” shall have the meaning set forth in Section 36.1 below.

“Cafeteria” shall have the meaning set forth in Section 38.1 below.

“Cafeteria Agreement” shall have the meaning set forth in Section 38.4 below.

[***]

“Cafeteria Enforcement Measures” shall have the meaning set forth in Section 38.4 below.

[***]

“Cafeteria Restriction” shall have the meaning set forth in Section 38.4 below.

“Cafeteria Use Agreement” shall have the meaning set forth in Section 38.5(c) below.

“Capital Improvement Expenses” shall have the meaning set forth in Section 4.3.3(d) below.

“Casualty” means fire, earthquake, or other event of a sudden, unexpected, or unusual nature.

“Change of Ownership Transaction” shall have the meaning set forth in Section 17.1 below.

“Claims” means any and all actual, out-of-pocket obligations, losses, claims, actions (including remedial or enforcement actions of any kind and administrative or judicial proceedings, suits, orders or judgments), causes of action, liabilities, penalties, damages (excluding, except with respect to third party claims, foreseeable and unforeseeable consequential damages and punitive damages), costs and expenses (including reasonable attorneys’ and consultants’ fees and expenses).

“Common Area Construction Terms” shall have the meaning set forth in Section 10.9 below.

“Common Area Improvements” shall have the meaning set forth in Section 10.9 below.

“Common Area Operating Expenses” shall have the meaning set forth in Section 4.3.3 below.

“Common Areas” means all areas of the Project designated by Landlord from time to time for the common use or benefit of occupants of the Building, and their employees and invitees, or the public.

“Comparable Buildings” means the other office buildings located in the South of Market and Showplace Square sub-market areas of San Francisco, California, that are comparable in terms of age, current condition, size, location, quality of construction and quality of common area improvements to the Building.

“Comparison Leases” shall have the meaning set forth in Section 3.2.4 below.

“Concourse Swing Space” shall have the meaning set forth in Section 2.4 below.

“Concourse Swing Space Termination Date” shall have the meaning set forth in Section 2.4 below.

“Connections” shall have the meaning set forth in Section 36.1 below.

“Consumer Price Index” means the United States Department of Labor’s Bureau of Labor Statistics’ Consumer Price Index, Urban Wage Earners and Clerical Workers, All Items, published for the San Francisco-Oakland-Hayward Area (1982-84 = 100), or the successor to such index.  If such index is discontinued entirely, Landlord and Tenant shall agree to another mutually acceptable index used to track changes in the cost of living in the San Francisco Bay Area.

“Contest Deadline” shall have the meaning set forth in Section 7.10.3 below.

“Continuous Concourse Area” shall have the meaning set forth in Section 3.2.1 below.

“Control” means the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of more than fifty percent (50%) of the voting interest in, any person or entity.

“Controllables” shall have the meaning set forth in Section 4.4 below.

“CPI Adjuster” shall have the meaning set forth in Section 4.1 below.

“CPI Percentage Change” shall have the meaning set forth in Section 4.1 below.

“Deed” shall have the meaning set forth in Section 34.6 below.

“Deposit” shall have the meaning set forth in Section 26.5 below.

“Determination” shall have the meaning set forth in Section 3.2.6(a) below.

“Earthquake Insurance Expenses” shall have the meaning set forth in Section 4.3.2 below.

[***]

[***]

[***]

“Eligibility Period” shall have the meaning set forth in Section 8.4 below.

“Encumbrance” means any ground lease or underlying lease, or the lien of any mortgage, deed of trust, and other encumbrances now or hereafter placed on or against the Building or the Project, or both, and all renewals, extensions, modifications, consolidations and replacements thereof.

“Encumbrancer” means the holder of the beneficial interest under an Encumbrance.

“Environmental Laws” means all Applicable Laws in any way relating to or regulating the use, generation. handling, emission, release, discharge, storage or disposal of Hazardous Materials, now or hereafter in force, as amended from time to time.

“Equipment” shall have the meaning set forth in Section 36.1 below.

“Estimated Restoration Period” shall have the meaning set forth in Section 12.1 below.

“Estoppel Reminder Notice” shall have the meaning set forth in Section 23.1 below.

“Event of Default” shall have the meaning set forth in Section 20.1 below.

“Excess Cooling Problem” shall have the meaning set forth in Section 8.5 below.

“Excluded Transaction Transfers” shall have the meaning set forth in Section 17.1 below.

“Executive Order No. 13224” means Executive Order No. 13224 on Terrorist Financing effective September 24, 2001, and relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism,” as may be amended from time to time.

“Expansion Premises” means any space located on the west side of the Building that is contiguous to the Premises if such space becomes Available for Lease during the Term.

“Expense Claim” shall have the meaning set Forth in Section 5.2 below.

“Expense Resolution Period” shall have the meaning set forth in Section 5.2 below.

“Extension Option” shall have the meaning set forth in Section 3.2.1 below.

“Extension Term” shall have the meaning set forth in Section 3.2.1 below.

“Fair Market Rent” shall have the meaning set forth in Section 3.2.4 below.

“First Office Space” shall have the meaning set forth in Section 33.1 below.

“Force Majeure Event” shall have the meaning set forth in Section 32.1.2 below.

“FSHP” shall have the meaning set forth in Section 32.24 below.

“Green Rating Systems” means the U.S. EPA’s Energy Star® rating system, the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) rating system and other third party rating systems.

“Hazardous Materials” means any substance or material that is described as a toxic or hazardous substance, waste or material or a pollutant or contaminant, or words of similar import, in any Environmental Laws, and includes asbestos, petroleum, petroleum products, polychlorinated biphenyls, radon gas, and radioactive matter.

“HVAC” means the heating, ventilation and air conditioning system serving the Building in general.

“Impasse Date” shall have the meaning set forth in Section 3.2.6(a) below.

“Impositions” means any and all taxes, excluding Real Property Taxes, payable by Landlord (other than net income taxes) whether or not now customary or within the contemplation of the parties hereto imposed upon, measured by or reasonably attributable to the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Premises or by the cost or value of any leasehold improvements made in or to the Premises by or for Tenant after the Commencement Date other than standard office improvements, regardless of whether title to such improvements shall be in Tenant or Landlord. Impositions do not include income, franchise, transfer, inheritance or capital stock taxes, unless any such taxes are levied or assessed against Landlord as a substitute for, in whole or in part, any Imposition.

“Indemnitees” shall have the meaning set forth in Section 16.1.1 below.

“Independent Arbitrator” shall have the meaning set forth in Section 3.2.6(c) below.

“Independent CPA” shall have the meaning set forth in Section 5.7.2 below.

“Initial Deposit” shall have the meaning set forth in Section 34.2.2 below.

“Insurance Expenses” shall have the meaning set forth in Section 4.3.2 below.

“Interest Rate” means the greater of (a) six percent (6%) per annum and (b) the Prime Rate plus four percent (4%); provided, however, that if such rate of interest shall exceed the maximum rate allowed by law, the Interest Rate shall be automatically reduced to the maximum rate of interest permitted by applicable law.

[***]

[***]

[***]

[***]

“Issuer” shall have the meaning set forth in Exhibit D.

“Janitorial Credit” shall have the meaning set forth in Section 8.8 below.

“Land” means the parcel of land shown as Lot 9, Assessor’s Block 3783, on that certain map entitled “Parcel Map of a Portion of 100 VARA Block No. 412, Also Being a Portion of Assessor’s Block

3783,” which map was filed November 29, 1988, at Page 36, in Book 38, of Parcel Maps, of the Official Records of the City and County of San Francisco, California.

“Landlord Affiliate” means any corporation, limited liability company, limited partnership or other entity which Controls, is Controlled by or is under common Control with Landlord.

“Landlord Overruns” shall have the meaning set forth on Exhibit L attached hereto and made a part hereof.

“Landlord Parties” means Landlord and its employees, agents, contractors, licensees, invitees, representatives, officers, directors, partners, and members and each of the foregoing is a “Landlord Party.”

“Landlord’s Casualty Notice” shall have the meaning set forth in Section 12.1 below.

“Landlord’s Dispute Period” shall have the meaning set forth in Section 5.7.2 below.

“Landlord’s Initial Proposal” shall have the meaning set forth in Section 3.2.5(a) below.

“Landlord’s Market Rent Proposal” shall have the meaning set forth in Section 3.2.5(b) below.

“Landlord’s Records” shall have the meaning set forth in Section 5.7.1 below.

“Lease Year” means each consecutive twelve (12) month period during the Term, commencing on the first day of the first full month following the Commencement Date, except that the first Lease Year shall include any partial month between the Commencement Date and the first day of the following month. For example, if the Commencement Date occurs on January 15, the first Lease Year will commence on January 15 and end on January 31 of the immediately succeeding calendar year, and each subsequent Lease Year shall commence on February 1 and end on January 31 of the immediately succeeding calendar year.

“LED Signs” shall have the meaning set forth in Section 42.3.1 below.

“Letter of Credit” shall have the meaning set forth in Exhibit D.

“License” shall have the meaning set forth in Section 2.3 below.

“License Area” shall have the meaning set forth in Section 2.3 below.

“Line Problems” shall have the meaning set forth in Section 31.3 below.

“Lines” shall have the meaning set forth in Section 31.1 below.

“LOC Funds” shall have the meaning set forth in Exhibit D.

“Mandatory Controls” shall have the meaning set forth in Section 8.9 below.

“Mandatory Cure Items” shall have the meaning set forth in Section 34.6 below.

“Material ROFO Economic Terms” shall have the meaning set forth in Section 33.2 below.

“Memorandum of Lease” shall have the meaning set forth in Section 32.10 below.

“Minor Alterations” shall mean Alterations that both (i) do not affect the structural portions of the Building or Building Systems, and (ii) do not cost in excess of Five Hundred Thousand Dollars ($500,000) with respect to any one (1) project.

“Net Effective Purchase Price” shall have the meaning set forth in Section 34.4 below.

“Net Worth” shall have the meaning set forth in Section 17.7.1 below.

“Net Worth Condition” shall have the meaning set forth in Section 17.7.1 below.

“Notice of Concourse Swing Space Termination” shall have the meaning set forth in Section 2.4 below.

“Notice of Proposed Transfer” shall have the meaning set forth in Section 17.2 below.

“Occupancy Agreement” shall have the meaning set forth in Article 39 below.

“Offering Notice” shall have the meaning set forth in Section 33.2 below.

“Parking Charge” shall have the meaning, set forth in Section 30.1 below.

“Parking Garage” means the parking structure within the Building and the parking spaces located on the roof of the Building.

“Parking Garage Roof Space” shall have the meaning set forth in Section 35.1 below.

“Parking Spaces” shall have the meaning set forth in Section 30.1 below.

“Permitted Alterations” means Alterations that do not affect the structural portions of the Building and do not materially and adversely affect Building Systems.

“Permitted Assignee” shall have the meaning set forth in Section 17.7.1 below.

“Permitted Transfer” means a Transfer described in, and in compliance with, Section 17.7 which, pursuant to such Section, does not require Landlord’s consent.

“Permitted Transfer Costs” shall have the meaning set forth in Section 17.4 below.

“Permitted Transferee” shall have the meaning set forth in Section 17.7.1 below, and collectively as “Permitted Transferees”.

“Permitted Use” means general, administrative, and executive office use, and any other use permitted by law which is consistent with a first-class office building, and any Ancillary Uses.

“Permitted Users” shall have the meaning set forth in Section 8.12(a) below.

“Preexisting Hazardous Materials” shall have the meaning set forth in Section 7.5.4 below.

“Premises” shall have the meaning set forth in the Basic Lease Information.

“Prime Rate” means the latest U.S. prime rate reported in the Money Rates column of The Wall Street Journal on the first day on which The Wall Street Journal is published in the month in which the applicable sums are payable or incurred. If the Wall Street Journal is no longer published, the Prime Rate shall mean the publicly announced prime rate or reference rate charged by the San Francisco Main Office of Bank of America, N.A. (or any successor bank) on the first day of the month in which the applicable sums are payable or incurred (or if there is no such publicly announced rate, the rate quoted by such bank in pricing ninety (90) day commercial loans to substantial commercial borrowers on said date).

“Prohibited Person” means (a) a person or entity that is listed in the Annex to Executive Order No. 13224, or a person or entity owned or controlled by an entity that is listed in the Annex to Executive Order No. 13224; (b) a person or entity with whom Landlord is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; or (c) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofachllsdn.pdf or at any replacement website or other official publication of such list.

“Project” means the Land, the Building and other improvements at any time located on the Land, and all appurtenances related thereto, including the loading dock area.

“Project Transfer” shall have the meaning set forth in Section 34.2.1 below.

“Protection Period” shall have the meaning set forth in Section 4.3.1 below.

“PSA Assignment Party” shall mean (a) any Tenant Affiliate or (b) Mark Pincus or (c) any corporation, limited liability company, limited partnership or other entity which is Controlled by Mark Pincus.

“PSA Negotiation Period” shall have the meaning set forth in Section 34.3 below.

“Purchase Agreement” shall have the meaning set forth in Section 34.3 below.

“Purchase Offer Notice” shall have the meaning set forth in Section 34.2.1 below.

“Qualified Arbitrator” shall have the meaning set forth in Section 3.2.6(b) below.

“Real Property Taxes” shall have the meaning set forth in Section 4.3.1 below.

“Reassessment” shall have the meaning set forth in Section 4.3.1 below

“Recorded Documents” means all easement agreements, cost sharing agreements, covenants, conditions, and restrictions and all similar agreements affecting the Project, whether now or hereafter recorded against the Project.

“REIT” shall have the meaning set forth in Section 38.5 below.

“Renewal Premises” shall have the meaning set forth in Section 3.2.2 below.

“Rent” means the Base Rent, Parking Charges, and all other Additional Rent payable by Tenant in accordance with this Lease.

“Rentable Square Foot” and “Rentable Square Feet” means the rentable square footage of the Premises or the Building, as the case may be, determined by Tenant’s architect in general accordance with a modified American National Standard Method of Measuring Area in Office Buildings of the Buildings Owners Association International’s Standard Method of Measuring Floor Area in Office Buildings

(ANSI/BOMA Z65.1-2010) and adjusted based on a load factor of thirty-three and one-half of one percent (33.5%), which measurement shall not be changed except in connection with a change in the physical size of the Premises or Building in accordance with this Lease.

“Rent Payment Notice” shall have the meaning set forth in Section 21.4 below.

“Repairs to Tenant’s Generator Area” shall have the meaning set forth in Section 7.10.3 below.

“Replacement Leases” shall have the meaning set forth in Section 38.1(c) below.

“Replacement Lease Cost Cap” shall have the meaning set forth in Section 38.1(c) below.

“Re-Stacking Project” shall have the meaning set forth in Section 10.2 below.

“Restore” or “Restoration” shall have the meaning set forth in Section 12.1 below.

“Right of First Offer” shall have the meaning set forth in Section 33.1 below.

“Right of First Offer to Purchase” shall have the meaning set forth in Section 34.1 below.

“ROFO Exercise Notice” shall have the meaning set forth in Section 33.3.3 below.

“ROFO Exercise Period” shall have the meaning set forth in Section 33.3.1 below.

“ROFO Target Date” shall have the meaning set forth in Section 33.2 below.

“Roof License” shall have the meaning set forth in Section 36.1 below.

“Roof License Area” shall have the meaning set forth in Section 36.1 below.

“Roof Repairs” shall have the meaning set forth in Section 38.3 below.

“Rooftop Equipment” shall have the meaning set forth in Section 36.1 below.

“Security Holder” shall have the meaning set forth in Section 21.5 below.

“Security System Transfer” shall have the meaning set forth in Section 8.3.4(b) below

[***]

[***]

“Sidewalk Area” shall have the meaning set forth in Article 37 below.

“SNDA” shall have the meaning set forth in Section 21.5 below.

“Standard Janitorial Services” shall have the meaning set forth in Section 8.8 below.

“Subject Space” shall have the meaning set forth in Section 17.2 below.

“Superior Rights” means the rights of the tenants of spaces within the Building, under the existing leases as of the Lease Date shown on Exhibit A-2, if any, pursuant to an express written provision in such lease.

“Supplemental Cooling Equipment” shall have the meaning set forth in Section 8.5 below.

“Swing Space” shall have the meaning set forth in Section 2.4 below.

“Swing Space License” shall have the meaning set forth in Section 2.4 below.

“Taken” shall have the meaning set forth in Section 13.1 below.

“Taking” shall have the meaning set forth in Section 13.1 below.

“Tax Increase” shall have the meaning set forth in Section 4.3.1 below.

“Tenant Affiliate” shall have the meaning set forth in Section 17.7.1 below.

“Tenant Competitor” shall have the meaning set forth in Article 39 below.

“Tenant Fuel Tank” means the approximately [***] gallon fuel tank located in the Building basement.

“Tenant Parties” means Tenant and Tenant’s Transferees and Business Affiliates, and their respective employees, agents, contractors, licensees, invitees, representatives, officers, directors, partners, members, and each of the foregoing is a “Tenant Party”.

“Tenant’s Additional Signs” shall have the meaning set forth in Section 42.3.4 below.

“Tenant’s Address Sign” shall have the meaning set forth in Section 42.3.2 below.

“Tenant’s Exterior Signs” shall have the meaning set forth in Section 42.4 below.

“Tenant’s CPA” shall have the meaning set forth in Section 5.7.1 below.

“Tenant’s Percentage Share” means the percentage stated in the Basic Lease Information as Tenant’s Percentage Share, which may be adjusted pursuant to the terms of this Lease.

“Tenant’s Review” shall have the meaning set forth in Section 5.7.1 below.

“Tenant’s ROFO Rejection” shall have the meaning set forth in Section 33.3.3 below.

“Tenant’s Security Equipment” shall have the meaning set forth in Section 8.3.4 below.

“Term” shall have the meaning set forth in the Basic Lease Information.

“Third Part Hazardous Materials” shall have the meaning set forth in Section 7.5.4 below.

“Third Party Purchaser” shall have the meaning set forth in Section 34.4 below.

“Townsend Street Signage” shall have the meaning set forth in Section 42.3.4 below.

“Transfer” shall have the meaning set forth in Section 17.1 below.

“Transfer Premium” shall have the meaning set forth in Section 17.4 below.

“Transferee” shall have the meaning set forth in Section 17.1 below.

“TRS” shall have the meaning set forth in Section 38.5 below.

“USA Patriot Act” means the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Public Law 107-56), as may be amended from time to time.

“Wattage Allowance” for electricity (maximum demand load for general office, light and convenience power and for office equipment and air conditioning) means, for each floor of the Premises, the product obtained by multiplying the Rentable Square Feet of such floor by six (6) watts.

“Zynga DRE” shall have the meaning set forth in Section 38.5(b) below.

“Zynga Generators” shall mean the following generators, tanks and related lines currently located in the Building: (a) the 155 KW Generac generator located on the Building roof and any associated fuel tank; and (b) the 200 KW Cummins generator and associated [***] gallon belly tank located on the Building roof.

“Zynga Subsidiary TRS” shall have the meaning set forth in Section 38.5(b) below.

1.2Basic Lease Information

. The Basic Lease Information is incorporated into and made a part of this Lease. Each reference in this Lease to any Basic Lease Information shall mean the applicable information set forth in the Basic Lease Information, except that in the event of any conflict between an item in the Basic Lease Information and this Lease, this Lease shall control.

2.Premises.

2.1Lease of Premises

. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises as described in the Basic Lease Information. The parties acknowledge that Exhibit A-1 is intended only to show the approximate location of the Premises in the Building, and not to constitute an agreement, representation or warranty as to the construction or precise area of the Premises or as to the specific location or elements of the Common Areas or of the accessways to the Premises or the Project. The parties hereby stipulate that the Premises and the Project contain the number of Rentable Square Feet calculated by Tenant’s architect pursuant to the definition of Premises as set forth in the Basic Lease Information. The Rentable Square Feet of the Building shall not be changed except in connection with a change in the physical size of the Premises or Building in accordance with this Lease. If the Premises include an entire floor, all elevator lobbies, corridors and restroom facilities located on such floor shall be considered part of the Premises. All the outside walls and windows of the Premises and any space in the Premises used for shafts, stacks, pipes, conduits, ducts, electric or other utilities, or other Building facilities or equipment, and the use thereof and, subject to the restrictions set forth in Section 19.1 below, access thereto through the Premises for the purposes of operation, maintenance, improvements and repairs, are reserved to Landlord.

2.2Acceptance of the Premises

. Tenant agrees to accept possession of the Premises upon the Commencement Date, without representation or warranty by Landlord, except as expressly provided in this Lease, and with no obligation of Landlord to repaint, remodel, repair, improve or alter the Premises, or to perform any construction, remodeling or other work of improvement upon the Premises, or contribute to the cost of any of the foregoing, except as expressly set forth in this Lease. Without limiting the generality of the foregoing, Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building, or the Project, or the suitability of the Premises for Tenant’s use, except as expressly set forth in this Lease.

2.3License and Indemnification

. Subject to the applicable terms and conditions contained in this Lease, the Landlord Parties shall have a non-exclusive license (the “License”), at no charge to Landlord, to enter on to that portion of the Premises shown on Exhibit A-4 (the “License Area”). The License is limited in scope to the purpose of accessing (i) the other areas of the Building outside of the Premises by that certain walkway over the License Area, and (ii) the Cafeteria solely to the extent such Landlord Parties have access to use the Cafeteria under a separate agreement with Tenant. All costs associated with causing the structure of the License Area to comply with all Applicable Laws shall be borne solely by Landlord except to the extent such compliance is required due to changes or modifications to the License Area made by or approved by Tenant and not initiated by Landlord. Tenant shall reasonably cooperate with Landlord to ensure the License Area is accessible to the Landlord Parties, as applicable, and in compliance with all Applicable Laws. Landlord shall maintain in full force and effect the insurance required under Section 14.3 of this Lease covering the License Area. Landlord shall provide Tenant and all additional insureds with a certificate of insurance and an “Additional Insured Endorsement” for such License Area insurance coverage. Said insurance shall be primary insurance with respect to any claims, losses or liability arising directly or indirectly from Landlord’s entry and presence upon the Premises. Insurance maintained by the additional insureds shall be excess and non-contributory.  Landlord shall indemnify, defend and hold Tenant harmless from and against any Claims, which result from or arise out of the use of the License Area by Landlord or any other Landlord Parties except to the extent such Claims are caused by the negligence or willful misconduct of Tenant. Landlord’s obligations under this Section shall survive the expiration or earlier termination of this Lease until all Claims within the scope of this Section are fully, finally, and absolutely barred by the applicable statutes of limitations.

2.4Swing Space

. Subject to the applicable terms and conditions contained in this Lease, Tenant shall have a license (the “Swing Space License”), to use (i) at no charge to Tenant, that portion of the Building shown on Exhibit A-6 (the “Swing Space”) from the date surrendered by the current tenant of such space through February 29, 2020, provided that upon Tenant’s vacating such Swing Space on or prior to February 29, 2020, Tenant leaves the same in “broom clean” condition, and (ii) for a total annual fee of $[***] per Rentable Square Foot of the Concourse Swing Space payable to Landlord as Additional Rent (which totals [***] Dollars ($[***]) per month), and no other amounts payable or reimbursable by Tenant to Landlord for such license, including without limitation any Rent or any amounts for Common Area Operating Expenses in connection with the Concourse Swing Space, that portion of the Building shown on Exhibit A-7 (the “Concourse Swing Space”) from the Commencement Date through December 31, 2019, in each case solely for the Permitted Use and, in the case of the Concourse Swing Space for construction staging relating to the Re-Stacking Project. The Swing Space License as it relates to the Concourse Swing Space shall be conditioned upon Tenant delivering written notice to Landlord no later than August 1, 2019, that Tenant elects to use the Concourse Swing Space and if Tenant does not provide notice to Landlord of such election, Tenant shall have no obligation to pay any fee, Rent or Additional Rent for the Concourse Swing Space to Landlord other than for the period from the Commencement Date to the date Tenant vacates such space in “broom-clean” condition. Notwithstanding the foregoing, Tenant shall have the option in its sole and absolute discretion, which option may be exercised by delivering at least thirty (30) days’ written notice to Landlord (a “Notice of Concourse Swing Space Termination”) to terminate the Swing Space License with respect to the Concourse Swing Space on a date specified by Tenant in the Notice of Concourse Swing Space Termination (the “Concourse Swing Space Termination Date”). Effective on the Concourse Swing Space Termination Date, the Swing Space License shall terminate as to the Concourse Swing Space and Tenant shall have no further obligation to pay to Landlord any fee, Rent or Additional Rent for use of the Concourse Swing Space after the Concourse Swing Space Termination Date.  Tenant shall provide Landlord and all additional insureds with a certificate of insurance and an “Additional Insured Endorsement” for such Swing Space and Concourse Swing Space insurance coverage. Said insurance shall be primary insurance with respect to any claims, losses or liability arising directly or indirectly from Tenant’s entry and presence upon the Swing Space and/or Concourse Swing Space. Tenant shall indemnify, defend and hold Landlord harmless from and against any Claims, which result from or arise out of the use of the Swing Space or the Concourse Swing Space by Tenant or any other Tenant Parties except to the extent such Claims are caused by the negligence or willful misconduct of Landlord. Tenant’s obligations under this Section shall survive for a period of eighteen (18) months after February 29, 2020.

3.Term.

3.1Term of Lease

. The Term of this Lease shall commence as of the Commencement Date and shall expire on the Expiration Date, unless sooner terminated or extended pursuant to the provisions of this Lease.  This Lease shall be a binding contractual obligation effective upon execution and delivery hereof by Landlord and Tenant.

3.2Options to Extend

.

3.2.1Option to Extend Term

. Landlord hereby grants to Tenant three (3) successive options (each a “Extension Option” and collectively, the “Extension Options” ) to extend the initial Term for two (2) additional periods of eight (8) years each and a third (3rd) additional period of six (6) years (each an “Extension Term” and collectively, the “Extension Terms”) commencing on the first day following the Expiration Date on the terms and subject to the conditions set forth in this Section 3.2; provided, however, that (a) Tenant may exercise each Extension Option with respect to all of the Premises or to any contiguous full floors of the Premises then leased by Tenant hereunder (provided that so long as Tenant continues to lease the First Floor, Tenant shall also be required to continue to lease the Concourse Premises), including any Expansion Premises, (b) subsequent Extension Options may be exercised only if the immediately prior Extension Option has been duly exercised, and (c) Tenant may elect in its sole and absolute discretion which signage rights, if any, Tenant elects to continue during any Extension Term.  Notwithstanding anything to the contrary contained in this Lease, in the event Tenant elects to not extend the Term of this Lease with respect to the First Floor and the Concourse Premises, Tenant shall have the option to extend the Term of the Lease with respect to that portion of the Concourse Premises shown on Exhibit A-8 (the “Continuous Concourse Area”). Tenant shall be deemed to have elected to extend the Term of the Lease with respect to the Continuous Concourse Area unless Tenant delivers written notice to Landlord simultaneously with Tenant’s exercise of the applicable Extension Option pursuant to which Tenant elects not to extend the Term with respect to the Continuous Concourse Area. Tenant shall cause all work that is reasonably required in order to separate the Continuous Concourse Area from the balance of the Concourse Premises, if any, in a manner reasonably acceptable to Landlord and Tenant, to be performed at Tenant’s sole cost and expense, in compliance with all Applicable Laws, and with such work to be done pursuant to plans and specifications prepared by Tenant and approved by Landlord in Landlord’s reasonable discretion.  In the event Tenant exercises an Extension Option for less than the entirety of the then-current Premises as permitted in clause (a) above, the number of Tenant’s Parking Spaces (as defined in Section 30.1 below) shall be automatically reduced on a proportional basis in connection therewith.

3.2.2Exercise

. Tenant shall exercise an Extension Option, if at all, by giving Landlord written notice of such election no earlier than eighteen (18) months and no later than twelve (12) months prior to the scheduled Expiration Date, the time of such exercise being of the essence. Tenant’s notice shall specify (i) the portions of the Premises which Tenant intends to exercise the Extension Option (the “Renewal Premises”) and (ii) the signage rights which Tenant intends to renew. Subject to the provisions of this Section 3.2, upon the giving of such notice (which must specify the portion of the Premises to which the Extension Option shall apply), this Lease and the Term shall be extended without execution or delivery of any other or further documents, with the same force and effect as if the applicable Extension Term had originally been included in the initial Term.

3.2.3Conditions

. If Tenant exercises an Extension Option pursuant to Section 3.2.2 above, all of the terms, covenants and conditions of this Lease shall continue in full force and effect during the applicable Extension Term, except that: (a) the Base Rent during the applicable Extension Term shall be determined as set forth below; (b) Tenant shall continue to possess and occupy the Renewal Premises in their existing condition, “as is”, as of the commencement of the applicable Extension Term, and Landlord shall have no obligation to repair, remodel, improve or alter the Renewal Premises, to perform any other construction or other work of improvement upon the Renewal Premises, or to provide Tenant with any construction or refurbishing allowance whatsoever; (c) Tenant shall have no further rights to extend the Lease Term after the expiration of the third (3rd) Extension Term unless agreed to in writing by Landlord and Tenant; (d) the Parking Charge per Parking Space shall be determined as provided in Section 3.2.4 below; (e) the term “Premises” as used in this Lease shall refer to the Renewal Premises; and (f) the term “Tenant’s Percentage Share” shall mean the ratio of the Rentable Square Feet of the Renewal Premises to the Rentable Square Feet of the Project.

3.2.4Fair Market Rent

. The Base Rent payable by Tenant for the Renewal Premises during each Extension Term shall be [***] percent ([***]%) of the Fair Market Rent (as defined below) for the Renewal Premises, valued as of the commencement of the relevant Extension Term, determined in the manner set forth below.  The Parking Charge payable by Tenant for the Parking Spaces during the first Extension Term shall be the lesser of [***] Dollars ($[***]) per Parking Space per month and [***] percent ([***]%) of the Fair Market Rent for the Parking Spaces, valued as of the commencement of the first Extension Term, determined in the manner set forth below. The Parking Charges payable by Tenant for the Parking Spaces during each subsequent Extension Term shall be [***] percent ([***]%) of the Fair Market Rent for the Parking Spaces, valued as of the commencement of the relevant Extension Term, determined in the manner set forth below. As used herein, the term “Fair Market Rent” means the annual Base Rent and Parking Charges that a willing tenant would pay, and that a willing landlord would accept, at arm’s length, as of the commencement of the applicable Extension Term, for space comparable to the Renewal Premises in Comparable Buildings and the Building, and parking comparable to the Parking Spaces in Comparable Buildings, respectively, based upon binding lease transactions for tenants in the Building and Comparable Buildings that, where possible, commence or are to commence within six (6) months prior to or within six (6) months after the commencement of the applicable Extension Term (“Comparison Leases”) excluding the rental value attributable to any Alterations made after the Commencement Date and paid for by Tenant. Comparison Leases shall include renewal tenancies exercised at fair market rent, but shall exclude subleases and leases of space subject to another tenant’s expansion rights. Rent rates payable under Comparison Leases shall be adjusted to account for variations between this Lease and the Comparison Leases with respect to, among other things: (a) the length of the applicable Extension Term compared to the lease term of the Comparison Leases; (b) rental structure, including, without limitation, rental rates per rentable square foot (including type, gross or net, and if gross, adjusting for the base year or expense stop), and escalation provisions, (c) the size of the Renewal Premises compared to the size of the premises of the Comparison Leases; (d) location, floor levels, efficiencies and outlook of the floor(s) of the Renewal Premises compared to the premises of the Comparison Leases; (e) free rent, moving allowances and other cash payments affecting the rental rate; (f) the age and quality of construction of the Building (including compliance with applicable codes on the applicable floors) compared to the Comparable Buildings; (g) leasehold improvements and/or allowances, including the amounts thereof in renewal leases, and taking into account, in the case of renewal leases (including this Lease), the value of existing leasehold improvements to the renewal tenant; (h) access to public transit and the availability of parking; (i) the amenities available to tenants in the Building compared to amenities available to tenants in Comparable

Buildings; (j) the energy efficiencies and environmental elements of the Building compared to Comparable Buildings, including current LEED certification; (k) the uses of the Comparison Leases as compared to the use of the Renewal Premises; (l) the type and quality of any base building work in the Comparable Buildings compared to the Building; (m) the type and quality of tenant improvements in the Renewal Premises as compared to Comparable Buildings; and (n) the fact that landlords are or are not paying real estate brokerage commissions in connection with such Comparison Leases. In determining the Fair Market Rent, the most weight shall be given to Comparison Leases in the Building. The Fair Market Rent may include annual or other periodic increases and may be less or may be more than the Base Rent existing as of the exercise of the applicable Extension Option. The Fair Market Rent for (i) the Renewal Premises and (ii) the Parking Charge per Parking Space (as defined below) shall be determined separately.

3.2.5Determination of Base Rent and Parking Charges

.

(a)Without limiting any provision of Section 3.2.2 above, within thirty (30) days following Tenant’s written request, which may be given no earlier than seventeen (17) months and no later than thirteen (13) months prior to the then-scheduled Expiration Date, Landlord shall provide Tenant in writing with a good faith written proposal of the Fair Market Rent for the Renewal Premises and the Parking Spaces for the applicable Extension Term (“Landlord’s Initial Proposal”). Provided that Tenant subsequently gives valid notice of exercise of the applicable Extension Option, Landlord agrees that Landlord’s Market Rent Proposal given pursuant to Section 3.2.5(b) below shall not be higher than Landlord’s Initial Proposal. Tenant acknowledges that Landlord’s Determination of the Fair Market Rent for the applicable Extension Term pursuant to Section 3.2.6(a), below, may be higher or lower than Landlord’s Initial Proposal and/or Landlord’s Market Rent Proposal.

(b)Not later than six (6) months prior to the commencement of the applicable Extension Term, provided Tenant has given valid notice of exercise of the Extension Option, Landlord shall deliver to Tenant a good faith written proposal of the Fair Market Rent for the Renewal Premises and for the Parking Spaces for the applicable Extension Term (“Landlord’s Market Rent Proposal”), provided that in no event shall Landlord’s Market Rent Proposal be higher than Landlord’s Initial Proposal given pursuant to Section 3.2.5(a) above. Within sixty (60) days after receipt of Landlord’s Market Rent Proposal, Tenant shall notify Landlord in writing that Tenant accepts Landlord’s Market Rent Proposal or disputes Landlord’s Market Rent Proposal. If Tenant does not give Landlord a timely notice in response to Landlord’s proposal, Landlord’s Market Rent Proposal shall be deemed accepted by Tenant and the Base Rent for the applicable Extension Term shall be equal to ninety-five percent (95%) of Landlord’s Market Rent Proposal.

3.2.6Arbitration

.

(a)If Tenant timely disputes Landlord’s Market Rent Proposal, the parties shall first negotiate in good faith to reach agreement upon the Fair Market Rent for the applicable Extension Term. If Landlord and Tenant are able to agree upon the Fair Market Rent within thirty (30) days after Tenant’s notice to Landlord disputing Landlord’s Market Rent Proposal (“Impasse Date”), then such agreement shall constitute a final determination of Fair Market Rent and the Base Rent for the applicable Extension Term shall be equal to ninety-five percent (95%) of such amount. If Landlord and Tenant are unable to agree upon the Fair Market Rent on or prior to the Impasse Date, then within fifteen (15) days after the Impasse Date, the parties shall meet and concurrently deliver to each other their respective written estimates of the Fair Market Rent for the applicable Extension Term, supported by the reasons therefor (each, a “Determination”). Landlord’s Determination may be more or less than Landlord’s Market Rent Proposal or Landlord’s Initial Proposal. If either party fails to deliver its Determination in a timely manner, then the Fair Market Rent shall be the Determination delivered by the other party and the Base Rent for the applicable Extension Term shall be equal to ninety-five percent (95%) of such amount.  If the higher

Determination is no more than one hundred five percent (105%) of the lower Determination, then the Fair Market Rent shall be the average of the two Determinations, and the Base Rent for the applicable Extension Term shall be equal to the amount thereof. In every other case, the Fair Market Rent shall be determined as set forth below.

(b)Within ten (10) days after the parties exchange their respective Determinations, the parties shall each appoint an arbitrator who shall (i) be a licensed California real estate broker with at least ten (10) years’ experience in leasing commercial office space similar to the Building in the San Francisco market immediately prior to his or her appointment, (ii) be familiar with the rentals then being charged in the Building and in Comparable Buildings, and (iii) not have been employed by Landlord or Tenant or their respective Affiliates within the previous two (2) years or have been engaged to have provided services in connection with this Lease (each, a “Qualified Arbitrator”). The parties may appoint the real estate brokers who assisted them in making their Determinations as their respective arbitrators if such real estate brokers are Qualified Arbitrators. If either Landlord or Tenant fails to timely appoint a Qualified Arbitrator, then the Fair Market Rent for the applicable Extension Term shall be the Determination of the other party, and the Base Rent for the applicable Extension Term shall be equal to ninety-five percent (95%) of such amount.

(c)Within twenty (20) days following appointment of the second Qualified Arbitrator to be appointed, the two (2) Qualified Arbitrators appointed by the parties shall appoint a third, independent arbitrator who is a Qualified Arbitrator (the “Independent Arbitrator”) and notify Landlord and Tenant of the identity of the Independent Arbitrator. If an Independent Arbitrator has not been so appointed by the end of such twenty (20) day period, then either party, on behalf of both, may request such appointment by the San Francisco office of the American Arbitration Association (or any successor thereto), or in the absence, failure, refusal or inability of such entity to act, then either party may apply to the presiding judge of the San Francisco Superior Court, for the appointment of such an Independent Arbitrator, and the other party shall not raise any question as to the court’s full power and jurisdiction to make the appointment.

(d)Within five (5) days following notification of the identity of the Independent Arbitrator, Landlord and Tenant shall submit copies of Landlord’s Determination and Tenant’s Determination to the three (3) Qualified Arbitrators (the “Arbitration Panel”). The Arbitration Panel, by majority vote, shall select either Landlord’s Determination or Tenant’s Determination and the Base Rent for the applicable Extension Term shall be equal to ninety-five percent (95%) of the selected determination. The Arbitration Panel shall have no right to propose a middle ground or to modify either of the two (2) Determinations or the provisions of this Lease. The Arbitration Panel shall attempt to render a decision within thirty (30) days after appointment of the Independent Arbitrator. In any case, the Arbitration Panel shall render a decision within forty-five (45) days after appointment of the Independent Arbitrator.

(e)The decision of the Arbitration Panel shall be final and binding upon the parties and may be enforced in accordance with the provisions of California law. In the event of the failure, refusal or inability of any member of the Arbitration Panel to act, a successor Qualified Arbitrator shall be appointed in the manner that applied to the selection of the member being replaced. Each party shall pay the fees and expenses of the Qualified Arbitrator designated by such party, and one half (½) of the fees and expenses of the Independent Arbitrator and the expenses incident to the proceedings (excluding attorneys’ fees and similar expenses of the parties which shall be borne separately by each of the parties).

(f)Each party may submit any written materials to the Arbitration Panel within five (5) business days of selection of the Independent Arbitrator. No witnesses or oral testimony (i.e. no hearing) shall be permitted in connection with the Arbitration Panel’s decision unless agreed to by both parties in writing. No ex parte communications shall be permitted between any member of the Arbitration

Panel and either Landlord or Tenant following appointment of the Arbitrator Panel until conclusion of the arbitration process. The members of the Arbitration Panel are authorized to access the Renewal Premises and any comparable space (to the extent access to any comparable space is made available), subject to reasonable written notice to Tenant.

3.2.7Rent Payment Pending Resolution

. Until the matter is resolved by agreement between the parties or a decision is rendered in any arbitration commenced pursuant to this Section 3.2, Tenant’s monthly payments of Base Rent for the Renewal Premises and the Parking Charge for the Parking Spaces as of the commencement of the Extension Term shall be in an amount equal to [***] percent ([***]%) of the monthly Base Rent and Parking Charge payable by Tenant immediately prior to the then-scheduled Expiration Date on an adjusted basis per Rentable Square Foot of the Renewal Premises.  Within thirty (30) business days following the final determination of the Fair Market Rent by agreement by the parties or the decision of the Arbitration Panel, as applicable, Tenant shall pay to Landlord, or Landlord shall pay to Tenant, the amount of any deficiency or excess, as the case may be, in the Base Rent and Parking Charges previously paid by Tenant.

3.2.8General Provisions

. The following general provisions shall apply to each Extension Option:

(a)Assignment. Tenant’s right to exercise each Extension Option is personal to the original named Tenant under this Lease and any Permitted Assignee. If Tenant shall assign this Lease to a Permitted Assignee then such Permitted Assignee shall be entitled to exercise each Extension Option. No subtenant shall have any right to exercise the Extension Options granted herein.

(b)Amendment to Lease. After the Base Rent payable during the applicable Extension Term is determined, the parties shall promptly execute an amendment to this Lease in a form reasonably acceptable to both parties stating that the Term has been extended and the amount of the Base Rent payable during the applicable Extension Term.

(c)References to Term. Subject to the provisions of this Section 3.2, after exercise of an Extension Option, all references in this Lease to the Term shall be deemed to refer to the Term as extended, unless the context clearly provides to the contrary.

(d)Additional Condition. Notwithstanding anything to the contrary contained herein, Tenant’s exercise of an Extension Option shall, at Landlord’s election, be null and void if an Event of Default exists at the time of exercise of the applicable Extension Option.

(e)Impact of Lease Termination. If Tenant shall fail to properly exercise an Extension Option, the Extension Option shall terminate and be of no further force and effect. If this Lease shall terminate for any reason, then immediately upon such termination, the Extension Options shall automatically terminate and become null and void.

4.Rent

.

4.1Obligation to Pay Base Rent; Annual Adjustment Tied to CPI Index

. Tenant agrees to pay to Landlord as Base Rent for the Premises, the sums specified in the Basic Lease Information. Base Rent shall be paid to Landlord, in advance, on or before the first day of each calendar month during the Term. If the Rent Commencement Date is other than the first day of a calendar month, Base Rent for the first month of the Term for which Base Rent is payable shall be prorated on the basis of a three hundred sixty-five (365) day year. If the Expiration Date is other than the last day of a calendar month, or if this Lease shall be terminated as of a day other than the last day of a calendar month, the installment of Base

Rent for the last fractional month of the Term shall be prorated on the basis of a three hundred sixty-five (365) day year.  For the purposes hereof, “Adjustment Date” means the first day of the second (2nd) Lease Year and each anniversary thereafter (other than the first day of any Extension Term).  On each Adjustment Date, the monthly Base Rent payable for the twelve (12) calendar months following such Adjustment Date shall be determined as follows:  (i) divide the monthly Consumer Price Index published most recently prior to the Adjustment Date by the Consumer Price Index for the same calendar month in the previous year and then subtract one (1) (such result, the “CPI Percentage Change”), then (ii)  multiply the CPI Percentage Change by three (3) and add one (1) (such result, the “CPI Adjuster”), then (iii) multiply the monthly Base Rent in effect immediately prior to such Adjustment Date by the CPI Adjuster.  Notwithstanding the foregoing, in no event shall the Base Rent in effect after any adjustment decrease, nor increase by more than three and one quarter of one percent (3.25%) of the Base Rent payable in the preceding Lease Year.

4.2Manner of Rent Payment

. All Rent shall be paid by Tenant without notice, demand, abatement, deduction or offset (except as expressly set forth in this Lease), in lawful money of the United States of America, that at the time of payment shall be legal tender for the payment of all obligations, in immediately available funds or by good check as described below, and if payable to Landlord, at Landlord’s Address for Payments in the Basic Lease Information, or to such other person or at such other place as Landlord may from time to time designate by notice to Tenant.

4.3Additional Rent

. All Rent not characterized as Base Rent or Parking Charges shall constitute Additional Rent (as defined below), and if payable to Landlord shall, unless otherwise specified in this Lease, be due and payable thirty (30) days after Tenant’s receipt of Landlord’s invoice therefor. Subject to the provisions and exclusions of this Lease, the Base Rent owing hereunder is to be paid by Tenant net of all costs and expenses relating to Landlord’s ownership and operation of the Project, the Building and the Premises.  Subject to the provisions and exclusions of this Lease, the provisions of this Section 4.3 for the payment of Tenant’s Percentage Share of Expenses (as hereinafter defined) are intended to pass on to Tenant its share of all such costs and expenses.  In addition to the Base Rent, Tenant shall pay to Landlord, in accordance with this Section 4.3, Tenant’s Percentage Share of all costs and expenses reasonably paid or incurred by Landlord in connection with the operation, maintenance, management and repair of the Premises, the Building and/or the Project or any part thereof, including, without limitation, all the following items (collectively, the “Additional Rent”).

4.3.1Real Property Taxes and Assessments

. All real property taxes, assessments, excises, transit charges, or other housing charges, levies or fees, ordinary or extraordinary, unforeseen as well as foreseen, of any kind, which are assessed, levied, charged or imposed (1) on the Project or any part thereof, (2) on Landlord with respect to the Project, (3) on the act of entering into this Lease, (4) on the use or occupancy of the Project or any part thereof, (5) with respect to services or utilities consumed in the use, occupancy or operation of the Project, (6) on or attributable to personal property used in connection with the Building, including the Common Areas, (7) related to any governmentally-mandated transportation plan, fund or system affecting the Building, and (8) relating to or on or measured by the rent payable under this Lease or in connection with the business of renting space in the Project, including, without limitation, any gross income tax, gross receipts tax or excise tax levied with respect to the receipt of such rent, by the United States of America, the State of California, the City and County of San Francisco, any political subdivision, public corporation, district or other political or public entity or public authority, and shall also include any other tax, fee or other excise, however described, which may be levied or assessed in lieu of, as a substitute (in whole or in part), for any other Real Property Taxes (collectively, “Real Property Taxes”). Real Property Taxes shall include reasonable attorneys’, accountants’, and consultants’ fees, costs and disbursements incurred in connection with proceedings to contest, determine or reduce Real Property Taxes. Landlord shall have the right, but not the obligation, to contest by appropriate legal proceedings the amount or validity of any taxes. In the event Landlord elects not to contest the real property taxes and assessments levied against the Project, the Building or the Premises with respect to any calendar year during the Term, then Tenant shall have the right to retain a consultant to prosecute such contest, subject to Landlord’s reasonable approval of the identity of such consultant.  Such contest shall be conducted at Tenant’s sole cost and expense, provided that if Tenant prevails in such contest, the reasonable fees and costs of Tenant’s consultants shall, to the extent of any actual savings resulting from such contest, be equitably shared by Tenant and other tenant(s) who receive the benefit of such savings.  Notwithstanding any other provision of this Lease to the contrary, Real Property Taxes shall not include (i) income, franchise, transfer, inheritance or capital stock taxes, unless levied or assessed in lieu of, as a substitute (in whole or in part), for any other Real Property Taxes; (ii) any taxes imposed on the use of the parking spaces in the Parking Garage by any governmental or quasi-governmental authority; and (iii) during the period commencing upon the Commencement Date and ending on the seventh (7th) annual anniversary of the Commencement Date (the “Protection Period”) any Tax Increase (as defined below). If during the Protection Period, (a) there is any sale or transfer of all or a portion of the Project or of direct or indirect interests in Landlord, a refinancing or securitization of any direct or indirect interest in the Project, any ground or master lease of the Project or a “change of ownership” (as defined in California Revenue and Taxation Code Sections 60-62 or any amendments or successors to those sections) of the Project and/or (b) there are capital improvements made to the Project, and, as a result, the Project is reassessed (a “Reassessment”) for real estate tax purposes by the appropriate government authority higher than the previous amount of Real Property Taxes, then the term Tax Increase (“Tax Increase”) shall mean that portion of the Real Property Taxes allocable to the Project that is attributable to the Reassessment (including, without limitation, subsequent increases in such Tax Increase). Accordingly, a Tax Increase shall not include any portion of the Real Property Taxes that is or would be attributable to (v) the initial assessment of the value of the Project or any portion thereof; (w) assessments pending immediately before the Reassessment that were conducted during, and included in, that Reassessment or that were otherwise rendered unnecessary following the Reassessment; (x) the annual inflationary increase in real estate taxes actually permitted under Proposition 13 (as adopted by the voters of the State of California in the June 1978 election) and not applicable to a Tax Increase; (y) a repeal or modification of Proposition 13; or (z) a change in the state of law affecting Real Property Taxes due to Applicable Law which is first enacted into law after the Commencement Date, modification of Applicable Law after the Commencement Date or a change in interpretation of Applicable Law after the Commencement Date. If a Reassessment results from any event described in subclauses (a) or (b) above, that occurs during the Protection Period, the Tax Increase (including, without limitation, subsequent increases in such Tax Increase) shall not be included in Additional Rent during the remainder of the Protection Period and the Tax Increase shall be paid by Landlord and not recouped from Tenant in any manner during the Protection Period.  From and after the expiration of the Protection Period, Landlord may include all such Tax Increases in the Real Property Taxes.

4.3.2Insurance Expenses

.  All insurance premiums for the Building, Premises and/or the Project or any part thereof, including premiums for “all risk” fire and extended coverage insurance, commercial general liability insurance, rent loss or abatement insurance, flood or surface water coverage, with such deductibles and other insurance as Landlord deems necessary in its reasonable discretion (collectively, “Insurance Expenses”).  To the extent that Landlord pays any sums with respect to insurance deductibles, and provided that such insurance deductibles for any insurance carried by Landlord (including, subject to the Annual Earthquake Deductible Cap, earthquake insurance deductibles) are commercially reasonable, all such sums shall be included in Additional Rent to be paid by Tenant (provided that, with respect to any insurance deductibles that are not commercially reasonable, a commercially reasonable amount nevertheless shall be included in Additional Rent to be paid by Tenant), except as provided in this Section below with respect to earthquake insurance deductibles in excess of the Annual Earthquake Deductible Cap.  Notwithstanding any other provision of this Lease to the contrary, if Tenant’s Percentage Share of any earthquake deductible will exceed an amount equal to [***] Dollars ($[***]) per square foot of the rentable area in the Premises in a particular calendar year (the “Annual Earthquake Deductible Cap”) then only an amount up to such Annual Earthquake Deductible Cap shall be paid by Tenant in any calendar year, but Tenant’s Percentage Share of the excess amount of such deductible may be billed to

Tenant in subsequent calendar years from the date the excess was incurred) as long as in any such subsequent calendar year any earthquake deductible billed to Tenant is not in excess of the then-applicable Annual Earthquake Deductible Cap. In order to bill any such excess to Tenant in a future year, Landlord shall (i) show a calculation of the excess in the Annual Statement for the year in which the expenses are incurred (and Landlord acknowledges that Tenant may inspect Landlord’s books and records relating to such amounts as described in this Lease even though they are not charged in such year), and (ii) show any such amount carried forward on the statement of Additional Rent for each subsequent year until such amounts are billed to Tenant if permitted as described above.

4.3.3Common Area Operating Expenses

. All costs incurred by Landlord relating to the ownership and operation of the Project, including, but not limited to, the following (collectively, the “Common Area Operating Expenses”):

(a)The operation, repair and maintenance, in neat, clean, good order and condition, of the following:

(i)The Common Areas, including the Parking Garage, loading and unloading docks and areas, trash and recycling areas, roadways, sidewalks, walkways, parkways, driveways, landscaped areas, striping, bumpers, irrigation systems, Common Area lighting facilities, fences and gates, elevators and roof, and roof drainage systems.

(ii)Exterior signs and any tenant directories for which Landlord is responsible under this Lease.

(iii)The Building Systems.

(b)The cost of water, gas, electricity and telephone to service the Common Areas and any utilities not separately metered.

(c)Trash and recycling disposal, pest control services, property management and security services and the costs of any environmental inspections’ provided that Tenant’s Percentage Share of Common Area Operating Expenses for any calendar year shall include a property management fee equal to [***] percent ([***]%) of the Building’s revenues plus expenses.

(d)The cost of any capital improvements (as determined by generally accepted accounting principles) made by Landlord to the Building or the Project after the Commencement Date that are (i) reasonably anticipated by Landlord to reduce other Common Area Operating Expenses, and only to the extent of such reasonably anticipated savings, (ii) made to the Premises and/or Common Areas or any portion thereof that are required under any Applicable Law which is first enacted into law after the Commencement Date, or (iii) required by this Lease to be made to the Premises and/or Common Areas by Landlord in order to replace any item that has worn out, become obsolete, or otherwise requires replacement (collectively, the “Capital Improvement Expenses”). Any Capital Improvement Expenses shall be amortized over the useful life of such capital improvements at the Amortization Rate as reasonably determined by Landlord in accordance with industry standard practices (commencing on completion of such capital improvement), and only the amortized portion of such cost shall be included in Common Area Operating Expenses in any one Lease Year.

(e)Any other services to be provided by Landlord that are stated elsewhere in this Lease to be a Common Area Operating Expense.

Notwithstanding any other provision of this Lease to the contrary, Common Area Operating Expenses shall not include the following: (1) depreciation on the Building; (2) debt service, interest, principal, points, attorneys’ fees, environmental investigations or reports, and fees and other lender costs and closing costs incurred by Landlord on any loan secured by a deed of trust or any other debt instrument encumbering the Project or any part thereof or on any unsecured loan obtained by Landlord; (3) any payments or rental by Landlord under a ground lease or master lease relating to the Project; (4) attorneys’ fees and expenses, brokerage commissions, or other related expenses incurred in connection with leasing of the Project including lease concessions, rental abatements and construction allowances; (5) the cost of any improvements or equipment that would be properly classified as capital expenditures (except for any capital expenditures expressly included in Section 4.3.3(e)); (6) the cost of decorating, improving for tenant occupancy, painting or redecorating portions of the Building to be demised to tenants; (7) marketing and promotional costs with respect to the Project and leasing of space, including advertising expenses relating to vacant space; (8) real estate brokers’ or other leasing commissions; (9) rentals incurred in leasing HVAC systems, elevators or other equipment that if purchased rather than rented, would constitute a capital item that is excluded, except for (i) rental costs incurred in making repairs or in keeping Building Systems in operation while repairs are being made and (ii) rental costs of equipment not affixed to the Building that is used in providing janitorial or similar services; (10) costs for which Landlord is reimbursed by (i) insurance carried by, or required to be carried by, Landlord, (ii) condemnation proceeds, or (iii) other tenants or any other source, and Landlord shall use commercially reasonable efforts to pursue claims under insurance policies, existing warranties and/or guaranties or against other third parties, as applicable, to pay such costs; provided, that, the reasonable cost of pursuing such claims shall be included in Common Area Operating Expenses; (11) any bad debt loss, rent loss, or reserves for bad debt loss or rent loss; (12) costs incurred in connection with the operation of the business of the entity constituting Landlord, as distinguished from the costs of operating the Building, including accounting and legal matters, costs of defending any lawsuits with any mortgagee, costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Building; (13) overhead and profit increment paid to Landlord or its affiliates for goods and/or services in the Building to the extent the same exceed the cost of such goods and/or services of comparable quality rendered by unaffiliated third parties of similar skill, competence and experience in Comparable Buildings; (14) costs for which Landlord has been compensated by a management fee to the extent that the inclusion of such costs in Common Area Operating Expenses would result in a double charge; (15) Landlord’s political or charitable contributions; (16) the cost of any “tenant relations” parties, events or promotions; (17) costs attributable to an increase in the size of the Project management office or rent attributable to any such increase; (18) any costs, fees, dues, contributions or similar expenses for industry associations or similar organizations to which Landlord is a member; (19) costs to repair or replace the Project resulting from any casualty; (20) repairs, alterations, additions, improvements or replacements made to rectify or correct any defect in the design, materials or workmanship of the Project (as opposed to the cost of normal repair, maintenance and replacement expected in light of the specifications of the applicable construction materials and equipment) or to comply with any Applicable Laws in effect as of the Commencement Date; (21) repairs, alterations, additions, improvements or replacements made to rectify or correct damage caused by the negligence or willful misconduct of Landlord or any Landlord Party; (22) costs incurred in installing, operating and maintaining any specialty improvement not normally installed, operated and maintained in projects comparable to the Project, including, without limitation, an observatory, luncheon club, or athletic or recreational facilities, if not generally available to all office tenants of the Project, including Tenant; (23) salaries, wages, bonuses and other compensation (including hospitalization, medical, surgical, retirement plan, pension plan, union dues, parking privileges, life insurance, including group life insurance, welfare and other fringe benefits, and vacation, holidays and other paid absence benefits) relating to asset managers, leasing agents, promotional directors, officers, directors, or executives of Landlord that are above the rank of senior property manager or the Building chief engineer; (24) fines, penalties or interest incurred due to violation by Landlord of the terms and conditions of any lease or any Applicable Laws or due to violation by any other tenant in the Project of the terms and conditions of any lease or any Applicable Laws; (25) interest, penalties or other costs arising out of Landlord’s failure to make timely payment of its obligations; (26) property management fees in excess of the amount set forth in Section 4.3.3(c); (27) costs incurred to test, survey, cleanup, contain, abate, remove, remediate, mitigate, monitor or otherwise remedy Hazardous Materials or mold from the Project (except that Common Area Operating Expenses shall include costs incurred in connection with the prudent operation and maintenance of the Project, such as monitoring air quality); (28) costs incurred to correct defective equipment installed in the Project (as opposed to the cost of normal repair, maintenance and replacement expected in light of the specifications of the applicable equipment); (29) sale or financing costs incurred in connection with any sale, financing or refinancing of the Project; (30) any reserves other than those expressly set forth in Section 4.3.3(d); (31) costs for sculpture, paintings or other objects of art installed by Landlord in the Project; (32) the cost of operation, repair, maintenance and other expenses relating to the portions of the Building used for retail and restaurant use, to the extent that, in Landlord’s reasonable judgment, such costs exceed the costs that which would have been incurred by Landlord if the entirety of the Building had been office space (rather than a mixture of office and retail and restaurant space); (33) costs and expenses of providing HVAC service to other tenant spaces in the Building outside of Building Standard Hours; (34) costs and expenses of providing electricity to areas of the Building outside of the Common Areas; (35) costs and expenses to provide water, gas, fuel, steam, lights, sewer service and other utilities to other tenants or occupants of the Building in excess of amounts typically used in connection with ordinary office use; (36) costs relating to the repair of structural portions of the roof, foundations, floors and exterior walls; (37) costs incurred in connection with re-certification pursuant to one or more Green Rating Systems or to support achieving any energy and carbon reduction targets (except costs incurred pursuant to Section 7.6.2 below); (38) the cost of labor and employees with respect to personnel not located at the Building on a full-time basis unless such costs are appropriately allocated between the Building and the other responsibilities of such personnel; (39) any of the amounts set forth in above to the extent paid to asset managers, leasing agents, promotional directors, officers, directors, or executives of Landlord that are above the rank of senior property manager or the Building chief engineer; (40) costs for janitorial services for any rentable area in the Project to the extent Tenant continues to provide such services to the Premises as set forth herein; (41) travel expenses of Landlord, its employees, agents, partners and affiliates, (42) costs of any parties, ceremonies or other events for third parties conducted by Landlord, (43) Landlord Overruns, (44) any hard or soft costs associated with the [***], (45) any hard or soft costs associated with the [***], (46) any hard or soft costs associated with the Security System Transfer, and (47) any hard and soft costs in connection with the Cafeteria Enforcement Measures, which shall be paid solely by Landlord and not reimbursed by Tenant.

4.4Cap on Controllable Expense Increases

.  Notwithstanding any other provision of this Lease to the contrary, Landlord agrees that the total dollar amount of Tenant’s Percentage Share of Insurance Expenses and Common Area Operating Expenses which are “controllable” (collectively “Controllables”) shall not increase in any Lease Year by more than [***] percent ([***]%) on a cumulative, compound basis over the total dollar amount of Controllables for the prior Lease Year. For purposes of this Lease, “Controllables” shall mean (i) any and all Common Area Operating Expenses other than (a) the cost of water, gas, electricity, and telephone to service the Common Areas and any utilities not separately metered, (b) trash and recycling disposal, and (c) Capital Improvement Expenses to the extent permitted pursuant to the terms of this Lease and (ii) any premium for any environmental insurance on the Property.

4.5Late Payment of Rent; Interest

. All amounts of Rent, if not paid within five (5) business days after the due date, shall bear interest from the due date until paid at the Interest Rate. In addition, Tenant acknowledges that late payment by Tenant to Landlord of Rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult to fix. Such costs include, without limitation, processing and accounting charges, and late charges that may be imposed on Landlord under the terms of its loan documents. Therefore, if any installment of Rent is not received within five (5) business days after the due date, Tenant shall pay to Landlord an additional one (1) time sum of two percent (2%) of the delinquent Rent as a late charge. A late charge shall not be imposed more than once with respect to any particular payment not paid by Tenant when due. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment of Rent by Tenant. Acceptance of any late charge shall not constitute a waiver of Tenant’s default with respect to the overdue amount or prevent Landlord from exercising any of the other rights and remedies available to Landlord. Notwithstanding anything to the contrary set forth herein, Tenant shall not be liable for the late charge set forth in this Section 4.5 with respect to the first delinquency by Tenant in any calendar year, provided that Tenant shall pay any such delinquent amount within five (5) business days after receipt of notice of such delinquency from Landlord.

5.Calculation and Payments of Additional Rent

. Tenant shall pay to Landlord Additional Rent in accordance with the following procedures:

5.1Payment of Estimated Additional Rent

. During December of each calendar year, Landlord shall give Tenant notice of its commercially reasonable estimate of Additional Rent due for the succeeding calendar year. On or before the first day of each month during the succeeding calendar year, Tenant shall pay to Landlord, as Additional Rent, one twelfth (1/12) of such estimated amounts. If Landlord fails to deliver such notice to Tenant in December, Tenant shall continue to pay Additional Rent on the basis of the prior year’s estimate until the first day of the next calendar month after such notice is given, provided that within thirty (30) days after receipt of Landlord’s estimate, Tenant shall pay to Landlord the amount of such estimated adjustment payable to Landlord for prior months during the year in question, less any portion thereof previously paid by Tenant. If it reasonably appears to Landlord that the amounts payable under this Section 5.1 for the current calendar year will vary from Landlord’s estimate, Landlord may, by giving written notice to Tenant, but not more than two (2) times in any calendar year, revise Landlord’s estimate for such year, and subsequent payments by Tenant for such year shall be based on such revised estimate. Landlord’s failure or delay in providing Tenant with Landlord’s estimate of Additional Rent for any calendar year shall not constitute a default by Landlord hereunder, or a waiver by Landlord of Tenant’s obligation to pay Additional Rent for such calendar year or of Landlord’s right to send such an estimate to Tenant on a later date. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall operate the Building in a cost-conscious manner and shall use reasonable efforts to minimize increases in Insurance Expenses and Common Area Operating Expenses on an ongoing basis.

5.2Additional Rent Statement and Adjustment

. On or before April 30 of each calendar year, Landlord shall deliver to Tenant a statement of the actual Additional Rent for such calendar year, showing in reasonable detail (a) the Real Property Taxes, Insurance Expenses and Common Area Operating Expenses comprising the actual Additional Rent, and (b) payments made by Tenant on account of the Real Property Taxes, Insurance Expenses and Common Area Operating Expenses for such calendar year (an “Annual Statement”).  Landlord’s failure or delay in providing Tenant with an Annual Statement for any calendar year shall not constitute a default by Landlord hereunder, or a waiver by Landlord of Tenant’s obligation to pay Additional Rent for such calendar year or of Landlord’s right to send such Annual Statement on a later date. If Landlord fails to deliver the Annual Statement on or before March 31 of a given calendar year and Tenant has paid to Landlord an amount in excess of the Additional Rent paid for the preceding calendar year, then Tenant shall be entitled to interest on such overpayment at the Interest Rate after March 31 until such amount is refunded or credited in accordance with this Section 5.2. If the Annual Statement shows that Tenant owes an amount that is more than the payments previously made by Tenant for such calendar year, Tenant shall pay the difference to Landlord within thirty (30) days after delivery of the Annual Statement. If the Annual Statement shows that Tenant owes an amount that is less than the payments previously made by Tenant for such calendar year, Landlord shall credit the difference first against any sums then owed by Tenant to Landlord and then against the next payment or payments of Rent due Landlord, except that if a credit amount is due to Tenant after the termination of this Lease, Landlord shall pay to Tenant any excess remaining after Landlord credits such amount against any sums owed by Tenant to Landlord.  Tenant shall have two hundred seventy (270) days after receipt of an Annual Statement to notify Landlord in writing that Tenant disputes the correctness of the Annual Statement (an “Expense Claim”). If Tenant does not object in writing to an Annual Statement within such two hundred seventy (270) day period, such Annual Statement shall be deemed final and binding upon Tenant. If Tenant delivers an Expense Claim to Landlord within said two hundred seventy (270) day period, the parties shall promptly meet and attempt in good faith to resolve the matters set forth in the Expense Claim. If the parties are unable to resolve the matters set forth in the Expense Claim within thirty (30) days after Landlord’s receipt of the Expense Claim (the “Expense Resolution Period”), then Tenant shall have the right to examine Landlord’s records, subject to the terms and conditions set forth in Section 5.7 below. This Section 5.2 shall survive the expiration or earlier termination of this Lease.

5.3Adjustments to Common Area Operating Expenses.

5.3.1If the Building is less than ninety-five percent (95%) occupied during any calendar year of the Term, Insurance Expenses and Common Area Operating Expenses for such calendar year shall be adjusted to the amount of Insurance Expenses and Common Area Operating Expenses that would have been incurred if the Building had been ninety-five percent (95%) occupied. In no event shall any adjustments to Insurance Expenses or Common Area Operating Expenses in any calendar year result in Landlord receiving from Tenant and other tenants more than one hundred percent (100%) of the cost of the actual Insurance Expenses and Common Area Operating Expenses incurred by Landlord in any such calendar year.

5.3.2Landlord shall pay, without being entitled to reimbursement from Tenant under this or any other Section of this Lease, any and all one (1) time assessments, impositions, costs of mitigation, impact fees, connection fees, tap-in fees and similar one (1) time charges imposed as a condition of or in connection with any expansion of the Project. Landlord shall pay when due all assessments for municipal improvements levied against the Project during the Term, which shall be paid in the maximum number of installments permitted by Applicable Law and any such assessments are to be included in Common Area Operating Expenses. Landlord shall pay subsequent special assessments for which it is entitled to obtain reimbursement from Tenant in the maximum number of installments permitted by Applicable Law.

5.3.3Landlord may revise the Annual Statement for any calendar year if Landlord first receives invoices from third parties, tax bills or other information relating to adjustments to Common Area Operating Expenses allocable to such calendar year after the initial issuance of such Annual Statement. Notwithstanding the foregoing, in no event shall Tenant be obligated to pay for any Real Property Taxes, Insurance Expenses or Common Area Operating Expenses that are not billed by Landlord within eighteen (18) months of the date on which such Operating Expenses were incurred by Landlord and the recovery thereof shall be deemed waived by Landlord; provided that, the foregoing eighteen (18) month limitation shall not apply to any Real Property Taxes, Insurance Expenses or Common Area Operating Expenses as to which Landlord, operating in a commercially reasonable manner with respect to its management of the Project: (i) did not receive an invoice, bill or other notice thereof (except to the extent such Real Property Taxes, Insurance Expenses or Common Area Operating Expense amount was available to Landlord on an “on-line” electronic basis unless the Operation Expense was not posted thereon); and (ii) had no knowledge thereof, in each case prior to expiration of said eighteen (18) month period, as reasonably demonstrated to Tenant’s satisfaction, including by provision of invoices, bills or notices evidencing the date upon which such Operating Expense was first billed (or notice thereof provided) to Landlord.

5.4Adjustments to Tenant’s Percentage Share

. Landlord shall reasonably adjust Tenant’s Percentage Share to account for changes in the physical size of the Premises or the Project. Notwithstanding anything to the contrary contained in this Lease, Landlord shall equitably allocate Real Property Taxes, Insurance Expenses and Common Area Operating Expenses among the office and retail/restaurant portions or occupants of the Building or among the west portions or occupants of the Building and the east portions or occupants of the Building, in Landlord’s reasonable discretion, if and to the extent such Real Property Taxes, Insurance Expenses or Common Area Operating Expenses are incurred exclusively for the benefit of the office or retail/restaurant portions or occupants of the Building, or the east or west portions or occupants of the Building. With respect to any Real Property Taxes, Insurance Expenses or Common Area Operating Expenses item that Landlord allocates to only a portion of the Building, Tenant’s Percentage Share (assuming Tenant benefits from such item) shall be a percentage, the numerator of which is the Rentable Square Feet of the Premises (or applicable portion thereof), and the denominator of which is the total Rentable Square Feet of the space in the Building that benefits from the particular item, as determined by Landlord in its reasonable discretion. Notwithstanding the foregoing or anything to the contrary contained elsewhere in this Lease, Tenant shall pay one hundred percent (100%) of any Real Property Taxes assessed on the Rents payable by Tenant under this Lease, including any gross receipts tax attributable to Tenant’s payments under this Lease but excluding income taxes payable by Landlord.

5.5Payment of Real Property Taxes in Installments

. If, by law, any Real Property Taxes may be paid in installments (whether or not interest accrues on the unpaid balance), then, for any calendar year during the Term, Landlord shall include in the calculation of Real Property Taxes only the amount of the installments (with any interest) due and payable during such year had Landlord selected the longest permissible period of payment.

5.6Proration for Partial Year

. If this Lease terminates on a day other than the last day of a calendar year, the amounts of Additional Rent payable by Tenant with respect to the calendar year in which such termination occurs shall be prorated on the basis of a three hundred sixty (360) day year consisting of twelve (12) thirty (30) day months.

5.7Inspection of Landlord’s Records.

5.7.1Tenant’s Review

. Provided that Tenant has timely delivered an Expense Claim to Landlord, Tenant or a certified public accountant engaged by Tenant (“Tenant’s CPA”) (which Tenant’s CPA shall not be engaged on a contingent fee basis) shall have the right, at Tenant’s cost and expense, to examine, inspect, and copy the records of Landlord concerning the components of Real Property Taxes, Insurance Expenses and Common Area Operating Expenses (“Landlord’s Records”) for the calendar year in question that are disputed in the Expense Claim (“Tenant’s Review”). Any examination of Landlord’s Records shall take place upon reasonable prior written notice, at the offices of Landlord or Landlord’s property manager, during normal business hours. Tenant agrees to keep, and to cause Tenant’s CPA to keep, all information obtained by Tenant or Tenant’s CPA confidential, (except as required under Applicable Laws or disclosure to persons or entities who, because of their involvement with Tenant’s Review, need to know such information; provided, that, such parties shall be informed by Tenant of the confidential nature of such information and shall be directed by Tenant to keep all such information confidential), and Landlord may require all persons inspecting Landlord’s records to sign a commercially reasonable confidentiality agreement prior to making Landlord’s Records available to them. In no event shall Tenant be permitted to examine Landlord’s Records or dispute any Annual Statement unless Tenant has paid and continues to pay all Rent (excluding the amount disputed in the Expense Claim).

5.7.2Landlord’s Dispute

. If Landlord disputes the results of any Tenant’s Review, Landlord shall provide written notice of such dispute and Landlord and Tenant shall promptly thereafter work in good faith in an attempt to address Landlord’s dispute for a period of thirty (30) days after completion of Tenant’s Review (the “Landlord’s Dispute Period”). If Landlord and Tenant are unable to resolve Landlord’s dispute within Landlord’s Dispute Period, Landlord may provide Tenant written notice within fifteen (15) days after the Landlord’s Dispute Period of its election to seek resolution of the dispute by an Independent CPA (as defined below) together with a list of five (5) independent, certified public accounting firms that are not currently providing, and have not within the three (3) previous years provided, services to Landlord or Tenant or any entity

Controlling, Controlled by or under common Control of Landlord or Tenant. All of the firms shall be nationally or regionally recognized firms with annual revenues in excess of Twenty Million Dollars ($20,000,000.00) during the preceding two (2) fiscal years and have experience in accounting related to commercial office buildings. In order to accommodate the foregoing, Tenant shall provide Landlord, within ten (10) business days after request, a complete list of all certified public accounting firms that are currently providing, or have within the three (3) previous years provided, services to Tenant or any entity Controlling, Controlled by or under common Control of Tenant. Landlord’s failure to deliver a notice of dispute and such list of accounting firms within thirty (30) days after Landlord’s Dispute Period shall be deemed to be Landlord’s acceptance of the results of Tenant’s Review.  Within thirty (30) days after receipt of the list of accounting firms from Landlord, Tenant shall choose one (1) of the five (5) firms by written notice to Landlord, which firm is referred to herein as the “Independent CPA”. The Independent CPA shall examine and inspect the records of Landlord concerning the components of Real Property Taxes, Insurance Expenses and Common Area Operating Expenses for the calendar year in question and the results of Tenant’s Review and make a determination regarding the accuracy of Tenant’s Review. If the Independent CPA’s determination shows that Tenant has overpaid with respect to Additional Rent (i) by two percent (2%) or more then Landlord shall pay all costs associated with the Independent CPA’s review, and (ii) by less than two percent (2%) then such costs shall be borne by Tenant. The determination of the Independent CPA shall be final and binding upon Landlord and Tenant. If the Independent CPA (or, if Landlord does not dispute Tenant’s Review as provided in this Section, Tenant’s Review) shows that Tenant has overpaid with respect to Additional Rent by two percent (2%) or more, then Landlord shall reimburse Tenant for all costs incurred by Tenant for Tenant’s Review.

5.7.3Adjustments

. If the Independent CPA (or, if Landlord does not dispute Tenant’s Review as provided in Section 5.7.2 above, Tenant’s Review) shows that the payments actually made by Tenant with respect to Additional Rent for the calendar year in question exceeded Tenant’s Percentage Share of Real Property Taxes, Insurance Expenses or Common Area Operating Expenses for such calendar year, Landlord shall at Landlord’s option either (a) credit the excess amount to the next succeeding installments of estimated Additional Rent or (b) pay the excess to Tenant within thirty (30) days after delivery of the determination of the Independent CPA (or, if Landlord does not dispute Tenant’s Review, within thirty (30) days after delivery of Tenant’s Review), except that after the expiration or earlier termination of this Lease, Landlord shall pay the excess to Tenant. If the Independent CPA (or, if Landlord does not dispute Tenant’s Review as provided in Section 5.7.2 above, Tenant’s Review) shows that Tenant’s payment of Additional Rent was less than Tenant’s Percentage Share of Real Property Taxes, Insurance Expenses or Common Area Operating Expenses for such calendar year, Tenant shall pay the deficiency to Landlord within thirty (30) days after delivery of the determination of the Independent CPA (or, if Landlord does not dispute Tenant Review, after delivery of Tenant’s Review).

5.7.4Records

. Landlord shall retain Landlord Records for the greater of (x) two (2) years after the expiration of the applicable calendar year to which such Landlord Records relate and (y) the resolution of any dispute between Landlord and Tenant regarding Real Property Taxes, Insurance Expenses or Common Area Operating Expenses for the applicable calendar year.  This Section 5.7 shall survive the expiration or earlier termination of this Lease.

6.Payments by Tenant.

6.1Impositions

. Tenant shall pay all Impositions prior to delinquency. If billed directly, Tenant shall pay such Impositions and concurrently present to Landlord satisfactory evidence of such payments. If any Impositions are billed to Landlord or included in bills to Landlord for Real Property Taxes, then Tenant shall pay to Landlord all such amounts within thirty (30) days after receipt of Landlord’s invoice therefor. If Applicable Law prohibits Tenant from reimbursing Landlord for an Imposition, but Landlord may lawfully increase the Base Rent to account for Landlord’s payment of such Imposition, the

Base Rent payable to Landlord shall be increased to net to Landlord the same return without reimbursement of such Imposition as would have been received by Landlord with reimbursement of such Imposition.

6.2Electricity Paid by Tenant

. Tenant acknowledges that in addition to the Base Rent and Additional Rent, and other charges payable under this Lease, commencing on the Commencement Date, Tenant is responsible for paying for all electricity supplied to the Premises during the Term. Tenant, at Tenant’s expense, shall submeter the Premises in a manner reasonably satisfactory to Landlord and Tenant. Landlord at Landlord’s expense shall submeter any Expansion Premises in a manner reasonably satisfactory to Landlord and Tenant, prior to the respective date any such space is added to the Premises.  Tenant shall pay Landlord for all electricity supplied to the Premises, as Additional Rent, on a monthly basis, within thirty (30) days after Landlord delivers an invoice and reasonable supporting documentation to Tenant.  Landlord shall not impose any administrative fee or other similar mark-up on such costs.  Landlord acknowledges that certain of Tenant’s Permitted Uses may utilize more than six (6) watts per Rentable Square Foot per floor of electrical capacity and agrees that Tenant shall be permitted to install additional bus duct switches and other electrical systems in the Premises in order to allocate electricity among the various portions of the Premises in a fashion reasonably determined by Tenant and approved by Landlord prior to installation; provided that this right of Tenant shall not expand Landlord’s obligation to provide electricity hereunder in an amount not less than the Wattage Allowance.

7.Use of Premises.

7.1Permitted Use; Tenant’s Right to Use Atrium

. The Premises shall be used solely for the Permitted Use, subject to Tenant’s compliance with the terms and conditions set forth in this Article 7 and in Article 38. At no cost to Tenant, Tenant may use the atrium in the Common Area for up to four (4) employee events per year, subject to Superior Rights and compliance with Landlord’s reasonable rules and scheduling procedures.  Landlord shall not, and, subject to Superior Rights, shall not allow other occupants of the Project or any third parties to, host events in the atrium.  Tenant shall not do anything in or about the Premises or the Building that (i) violates any Applicable Laws, any provision of the Recorded Documents, or any of the Building Rules; (ii) is prohibited by a standard form of fire insurance policy or that materially increases the rate of fire or other insurance on the Building or any of its contents (provided that this clause (ii) shall not prohibit the operation of the Cafeteria); or (iii) constitutes intentional, physical waste.  The provisions of this Section 7.1 are for the benefit of Landlord only and shall not be construed to be for the benefit of any tenant or occupant of the Building, any lender of Landlord’s, or any other third party.

7.2Ancillary Uses

.  Tenant agrees that neither Landlord nor any agent or consultant of Landlord shall be responsible for obtaining any approvals or permits for or on behalf of Tenant with respect to the use of the Premises for the Ancillary Uses. Tenant also acknowledges that neither Landlord nor any agent or consultant of Landlord has made any representation or warranty regarding the ability to use the Premises for any of the Ancillary Uses, the likelihood of obtaining the required approvals or permits for any of the Ancillary Uses or the condition or suitability of the Premises for any Ancillary Uses.

7.3Landlord Cooperation

. Landlord, in its capacity as the owner of the Project, shall use diligent efforts to assist and cooperate with Tenant in Tenant’s efforts to apply for, receive and implement any permits, licenses or other approvals required by any governmental or quasi-governmental authority, department, agency, commission or board in order for Tenant to use the Premises and other areas of the Project as described in this Lease and in accordance with this Lease, including, without limitation, for the (i) use of the Premises for the Permitted Uses, (ii) installation of signage as set forth in Article 42, (iii) bringing of dogs onto the Premises as set forth in Article 40, (iv) operation of the Cafeteria, (v) use of the Sidewalk Area as set forth in Article 37, (vi) use of the Parking Garage Roof Space as set forth in Article 35 (vii) segregation of the Parking Spaces and/or using a valet service as set forth in Article 30, and (viii) construction of improvements as permitted or consented to in accordance with the provisions of this

Lease. Landlord shall use commercially reasonable efforts to ensure that other occupants of the Project do not create any nuisance.

7.4Compliance with Requirements.

7.4.1Tenant’s Obligations

. Tenant, at its expense, shall comply with all Applicable Laws, the occupancy certificate issued for the Premises, and the provisions of all Recorded Documents relating to (a) the operation of its business at the Project, or (b) the use, condition, configuration or occupancy of the Premises. In addition, if a change to the structural portions of the Building, the Building Systems or the Common Areas becomes required under any Applicable Laws after the Commencement Date as a result of any Alteration or use of the Premises other than for general office use, Tenant, at Landlord’s option, shall either (i) make such change pursuant to the provisions of Article 10 at Tenant’s cost or (ii) reimburse Landlord for the reasonable, out-of-pocket costs incurred by Landlord in making such change plus a supervision fee equal to [***].  The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of such Applicable Laws shall be conclusive of that fact as between Landlord and Tenant. Tenant shall have the right to contest any alleged violation in good faith, including, without limitation, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by Applicable Laws, and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by Applicable Laws.

7.4.2Landlord’s Obligation

. Subject to reimbursement as Additional Rent to the extent permitted pursuant to Article 5 and Tenant’s obligations under Section 7.4.1 above, Landlord shall be responsible for (a) operating the Building in accordance with all Applicable Laws, the occupancy certificate issued for the Project, and the provisions of all Recorded Documents relating to (1) the operation of its business at the Project, or (2) the use, condition, configuration or occupancy of the Project and (b) causing the structure of the Building, the Building Systems, and the Common Areas to comply with all Applicable Laws. Landlord shall have the right to contest any alleged violation in good faith, including, without limitation, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by Applicable Laws, and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by Applicable Laws.

7.5Compliance With Environmental Laws; Use of Hazardous Materials.

7.5.1Tenant shall not: (i) bring or keep, or permit to be brought or kept, in the Premises or in or on the Project any Hazardous Materials in violation of Environmental Laws; (ii) manufacture, generate, treat, handle, store or dispose of any Hazardous Materials in the Premises or in or on the Project in violation of Environmental Laws; or (iii) emit, release or discharge any Hazardous Materials into any air, soil, surface water or groundwater comprising the Premises or the Project in violation of Environmental Laws, or permit any person using or occupying the Premises to do any of the foregoing.  Tenant shall have the right, without providing notice to or obtaining the consent of Landlord, to store reasonable quantities of and use standard cleaning products and office supplies commonly found in offices, and fuel for any Additional Generators in accordance with this Lease, provided that Tenant complies with all Applicable Laws and prudent industry practice in connection with such use.

7.5.2Tenant shall comply, and shall cause all persons using or occupying the Premises to comply, with all Environmental Laws applicable to the Premises, the use or occupancy of the Premises or any operation or activity therein. Tenant shall promptly furnish Landlord with any (i) written notices received from any insurance company or governmental authority or inspection bureau regarding any unsafe or unlawful conditions within the Premises, and (ii) written notices sent by or on behalf of Tenant to any person relating to Environmental Laws applicable to the Project or to Tenant’s use, handling, storage, treatment, transportation, discharge or disposal of Hazardous Materials in connection with the Project. If, as a result of Tenant’s use, handling, storage, treatment, transportation, discharge or disposal of Hazardous Materials, any governmental agency shall require testing for Hazardous Materials in the Premises, Tenant shall pay for such testing.  Tenant shall indemnify, defend and hold Landlord harmless from and against any Claims, which result from or arise out of the use, storage, treatment, transportation, release, or disposal of any Hazardous Materials in violation of Environmental Laws on or about the Project by Tenant or any other Tenant Parties. Tenant’s obligations under this Section shall survive the expiration or earlier termination of this Lease until all Claims within the scope of this Section are fully, finally, and absolutely barred by the applicable statutes of limitations.

7.5.3If any remedial work is required under any Environmental Laws as a result of any act or omission of Tenant or any other Tenant Parties at the Project, then Tenant shall perform or cause the remedial work to be performed in compliance with Environmental Laws. All remedial work performed by Tenant shall be performed by one or more contractors, selected by Tenant and reasonably approved in advance in writing by Landlord, and under the supervision of a consulting engineer selected by Tenant and reasonably approved in advance in writing by Landlord. All costs and expenses of such remedial work shall be paid by Tenant, including, but not limited to, the charges of such contractor(s), the consulting engineer and Landlord’s reasonable attorneys’ and experts’ fees and actual, out-of-pocket costs incurred in connection with the monitoring or review of such remedial work.

7.5.4In no event shall Tenant be required to abate, remediate and/or clean up any Hazardous Materials in, on, or about the Premises, that were not brought upon, produced, treated, stored, used, discharged or disposed of by Tenant or Tenant Parties (collectively, “Third Party Hazardous Materials”), except to the extent that any hazard posed by such Third Party Hazardous Materials is exacerbated by the negligent acts or willful misconduct of Tenant or Tenant Parties. For purposes hereof, Third Party Hazardous Materials shall include Hazardous Materials in, on, or about the Premises that were brought upon, produced, treated, stored, used, discharged or disposed of by Landlord. Landlord, at Landlord’s expense (without pass through as Additional Rent), shall remove or otherwise remediate any Third Party Hazardous Materials, as required by Environmental Laws.

7.6Sustainable Building Operations.

7.6.1Operation of Building

. The Building is or may in the future become certified under any one or more Green Rating Systems or operated pursuant to Landlord’s sustainable building practices.  Landlord’s sustainability practices address whole-building operations and maintenance issues, including, but not limited to, chemical use, indoor air quality, energy efficiency, water efficiency, recycling programs, exterior maintenance programs, and systems upgrades to meet green building energy, water, indoor air quality, and lighting performance standards. All construction and maintenance methods and procedures, material purchases, and disposal of waste must be in compliance with minimum standards and specifications so as to conform with all Applicable Laws.  Tenant shall cooperate, at no cost to Tenant, with Landlord in causing recertification of the Building from time to time under one or more Green Rating Systems.

7.6.2Rating of Premises

. Upon Tenant’s request but not more often than once every twelve (12) months, Landlord shall use commercially reasonable efforts to provide to Tenant the data required to calculate benchmarks for the energy efficiency of the Premises using the ENERGY STAR® Portfolio Manager and, at Tenant’s cost and expense, cause a professional engineer to analyze the energy efficiency of the Premises and issue a Statement of Energy Performance as required by the ENERGY STAR® Portfolio Manager.

7.7Recycling and Waste Management

. Tenant agrees, at its sole cost and expense:  (a) to comply with all Applicable Laws regarding the collection, sorting, separation, and recycling of garbage, trash, rubbish and other refuse; (b) to endeavor to comply with Landlord’s recycling policy as part of Landlord’s sustainability practices where it may be more stringent than Applicable Laws, at no additional cost to Tenant; and (c) to sort and separate its trash and recycling into such categories as are required by Applicable Laws and to place each separately sorted category of trash and recycling in separate receptacles as reasonably directed by Landlord. Landlord reserves the right to refuse to collect or accept from Tenant any trash that is not separated and sorted as required by clause (c) above, and to require Tenant to arrange for such collection at Tenant’s sole cost and expense, utilizing a contractor reasonably satisfactory to Landlord. In addition, Tenant shall pay all actual, out-of-pocket costs, expenses, fines, penalties or damages that may be imposed on Landlord or Tenant by reason of Tenant’s failure to comply with the provisions of clause (c) above.

7.8Landlord Covenants

. Landlord will not use, generate, manufacture, produce, store, release, discharge or dispose of on, under or about the Premises and/or Project (or off-site of the Premises and/or Project that might affect the Premises and/or Project), or transport to or from the Premises, any Hazardous Material, except in compliance with Environmental Laws. Landlord will give prompt written notice to Tenant of (a) any proceeding or inquiry by any governmental authority known to Landlord with respect to the presence of any Hazardous Material on the Premises or Project (or off-site of the Premises and/or the Project that might affect the Premises and/or the Project) or relating to any loss or injury resulting from any Hazardous Material not caused by Tenant; and (b) all Claims made or threatened by any third party against Landlord or the Project relating to any loss or injury resulting from any Hazardous Material; and (c) Landlord’s discovery of any occurrence or condition on the Premises and/or Project (or off-site of the Premises and/or the Project that might affect the Premises and/or the Project) that could cause the Premises and/or the Project or any part thereof to be subject to any restrictions on occupancy or use of the Premises and/or the Project under any Environmental Laws.

7.9No Third Party Beneficiary

. The provisions of this Article 7 are for the benefit of Landlord only and shall not be construed to be for the benefit of any tenant or occupant of the Building, any lender of Landlord’s, or any other third party.

7.10Generators.

7.10.1Existing Generators

.  Landlord shall be responsible for the repair, maintenance and replacement of the Building Generators, and Tenant shall be responsible for the repair, maintenance and replacement of the Zynga Generators.  Tenant acknowledges that Landlord makes no representation or warranty regarding the condition, suitability, capacity or cost to operate, supply, maintain or repair the Building Generators or of the condition of the Building’s fuel tank(s). Landlord shall maintain any and all permits, licenses or other approvals required by any governmental or quasi-governmental authority, department, agency, commission or board required for use of the Building Generators, and any fuel tank at the Building necessary for the operation of the Building Generators.  Tenant shall remove the Zynga Generators at the end of the Term but shall, prior to commencing any work in connection with such removal, provide written notice to Landlord at least ninety (90) days before the end of the Term of Tenant’s intent to do so.  Landlord shall then have the right, for a period of thirty (30) days after receipt of such notice from Tenant, to elect to have one or more of the Zynga Generators remain, in which case Tenant shall not remove those so designated by Landlord and they shall become the personal property of Landlord.

7.10.2Right to Install New Generator

. Tenant shall, at no additional cost to Landlord, have the right but not the obligation to install, use, operate, maintain, and repair, at Tenant’s sole cost and expense, one (1) back-up generator of up to five hundred (500) KWH and required conduit and related equipment, including without limitation, uninterruptible power supply batteries, fuel tank and fuel lines

(collectively, the “Additional Generator”), at a mutually agreeable location, and shall be permitted to connect such Additional Generator to the electrical power distribution system within the Premises (as described below) for the benefit of equipment located within the Premises (as the same may be expanded or modified in accordance with this Lease), and subject to the terms and conditions of this Section 7.10.  Such Additional Generator shall comply with Applicable Laws and shall be installed subject to and in accordance with Article 10 (and, if the Additional Generator is also Rooftop Equipment, subject to and in accordance with Article 36). If the Additional Generator is also Rooftop Equipment located on the rooftop parking area of the Building and, as a result of such location any parking spaces are eliminated, Tenant shall pay all Parking Charges attributable to any such eliminated parking spaces, such Parking Charges shall constitute Rent hereunder and such Parking Charges shall be payable in advance, at the same time and in the same manner as provided in Section 30.1. The Additional Generator, if installed, shall be connected to electrical power distribution system within the Premises, and shall not be connected to the main electrical room of the Building or Building Systems. Tenant shall be permitted, but shall not be required, to remove the Additional Generator from time to time at its own expense, for any reason or no reason, including, without limitation, for purposes of replacing or upgrading such Additional Generator. Tenant shall repair any damage caused by such removal, including the patching of any holes to match, as closely as reasonably possible, the color surrounding the area where the equipment and appurtenances were attached.  Tenant shall remove the Additional Generator at the end of the Term unless Landlord elects to have it remain, in which case such Additional Generator shall become the personal property of Landlord.

7.10.3Generally

. Tenant, at Tenant’s sole cost and expense, shall maintain and repair (or replace, at Tenant’s election) the Zynga Generators and any Additional Generator in accordance with the requirements and recommendations prescribed by the manufacturer. Landlord, as part of Common Area Operating Expenses, shall maintain, repair and replace the Building Generators and the Tenant Fuel Tank in accordance with the requirements and recommendations prescribed by the manufacturer.  However, notwithstanding any inconsistent or contrary provision of this Lease, all costs (including but not limited to maintenance, repair, testing, and fuel) relating to the Tenant Fuel Tank shall be passed through to and paid by only those tenants of the Building who are then utilizing it, in an amount equal to their respective proportionate share (i.e., calculated on a proportional basis in accordance with the kilowattage of their respective generators connected to the Tenant Fuel Tank), with the result that all such tenants together shall be responsible for 100% of such costs).  In the event the Regional Water Quality Control Board, or the San Francisco fire department, or any other Federal, State, or local governmental or quasi-governmental agency with jurisdiction require(s) changes to or removal of the Tenant Fuel Tank, (i) Tenant shall have the right for a period of thirty (30) days after notice of such requirement(s) (the “Contest Deadline”), to contest any alleged violation in good faith and shall have the right to diligently pursue such contest, including, without limitation, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by Applicable Laws, and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by Applicable Laws and (ii) in the event Tenant so contests and it is finally determined that changes to or removal of the Tenant Fuel Tank are required by the Regional Water Quality Control Board, or the San Francisco fire department, or any other Federal, State, or local governmental or quasi-governmental agency with jurisdiction, or if Tenant does not elect to contest such requirement to remove or change the Tenant Fuel Tank by the Contest Deadline, Landlord is authorized to take such actions as are required in order to comply with such requirement(s) and Tenant hereby agrees to indemnify, defend, and hold harmless Landlord with respect to any third party Claims arising therefrom, but only to the extent of Tenant’s proportionate share as described above.  Each party shall cause any generators for which it has repair and maintenance responsibility under this Lease to be periodically inspected in accordance with the requirements and recommendations prescribed by the manufacturers of each generator and Applicable Laws, and promptly following each inspection, such party shall provide to the other party copies of all inspection reports. If Tenant fails to perform such periodic inspections, Landlord, at Tenant’s cost, shall have the right, but not the obligation, to conduct any such inspections but only at such times and in such a manner as to reasonably minimize the impact on Tenant.  Each party may utilize such security protocols, cameras, onsite surveillance and security patrolling as it deems reasonably necessary to monitor and secure any generator for which it is responsible. If Landlord desires to perform repairs, maintenance or other work in or about the space occupied by any Zynga Generator or Additional Generator (“Repairs to Tenant’s Generator Area”), Landlord shall give Tenant at least ten (10) business days’ prior written notice of the date Landlord intends to commence such Repairs to Tenant’s Generator Area (except in the case of emergency or an imminent threat to the health or safety of persons or damage to property, in which case reasonable advance notice given the circumstances shall be provided), along with a description of the work scheduled to be performed and an estimate of the time frame required for that performance. Any of Tenant’s maintenance obligations in connection with the Zynga Generators and any Additional Generator shall not include the obligation to maintain and repair the Building Generators’ fuel tanks.

8.Building Services.

8.1Building-Standard Services

. Subject to the terms of this Article 8, Applicable Laws and Force Majeure Events, Landlord shall furnish (or cause to be furnished) the following services to the Premises (twenty-four (24) hours a day, seven (7) days a week, unless indicated otherwise): (a) cold water in the Premises and hot water in bathrooms only; (b) electricity up to the Wattage Allowance for Tenant’s usage, which usage shall be subject to all Applicable Laws; (c) HVAC in sufficient amounts to cause the portions of the Premises used for ordinary business office purposes (excluding, by way of example, the Cafeteria, computer server rooms or other “hot spots” resulting from the use of machines or equipment) to be heated and/or cooled to a temperature compliant with ANSI/ASHRAE Standard 55 during Building Standard Hours, subject to temporary interruptions due to repairs and maintenance; (d) passenger elevator service; (e) use of loading dock, service and freight elevator, and recycling area, all subject to the Building Rules; (f) lighting replacement, as necessary, for lights, fluorescent tubes, bulbs and ballasts, excluding any art or other specialty lighting; (g) window washing as reasonably determined by Landlord consistent with Comparable Buildings; (h) garbage removal from the Project on a weekly basis; and (i) use of the Building Amenities (as defined in Section 8.12). Subject to reimbursement as Additional Rent to the extent permitted pursuant to Article 5, and Landlord’s ability to collect fees from individual uses as provided in Section 8.12, below, Landlord shall operate the Building Amenities at Landlord’s sole cost and expense using qualified service providers.  Tenant shall have the right to reasonably approve such qualified service providers to the extent such qualified service providers change during the first Lease Year.  In addition, Landlord shall furnish to the Common Areas (twenty-four (24) hours a day, seven (7) days a week, unless indicated otherwise):  (1) tepid and cold water to restrooms; (2) lighting; (3) HVAC during Building Standard Hours; (4) security service; (5) restroom supplies on a daily basis Monday through Friday; and (6) janitorial service Monday through Friday (excluding Building Holidays) for the Common Areas only (and not for the Premises, the Parking Garage Roof Space or the Sidewalk Area) in a manner consistent with Comparable Buildings.

8.2No Representation

. Except as expressly set forth herein, Landlord makes no representation to Tenant regarding the adequacy or fitness of Building Systems for the Permitted Use.

8.3Building Security Services and Access.

8.3.1Security

.

(a)Landlord shall have the right from time to time to adopt such reasonable policies, procedures and programs as Landlord shall, in its reasonable discretion, deem necessary or appropriate for the security of the Building, and Tenant shall cooperate with Landlord in the enforcement of, and shall comply with, the policies, procedures and programs adopted by Landlord. Landlord shall provide security services for the Project (but not individually for Tenant or the Premises, the Parking Garage Roof Space or the Sidewalk Area) as more particularly described on Exhibit E.  Notwithstanding the foregoing, Landlord shall cause a lobby attendant to be in the Building’s 8th Street entrance lobby twenty-four (24) hours a day, seven (7) days a week.  Such lobby attendant shall be responsible for providing security and access to the Building and shall be able to be contacted twenty-four (24) hours a day, seven (7) days a week via intercom at the front door.

(b)Tenant acknowledges that the safety and security devices, services and programs provided by Landlord from time to time, if any, may not prevent theft or other criminal acts, or insure the safety of persons or property, and Tenant expressly assumes the risk that any safety device, service or program may not be effective or may malfunction or be circumvented. In all events and notwithstanding any provision of this Lease to the contrary, Landlord and the other Landlord Parties shall not be liable to Tenant, and to the maximum extent permitted by law, Tenant hereby waives any claim against the Landlord Parties for any unauthorized or criminal entry of third parties into the Premises or the Building, any injury to or death of persons, or any loss of property in and about the Premises or the Building caused by or resulting from any unauthorized or criminal acts of third parties, regardless of any action, inaction, failure, breakdown, malfunction and/or insufficiency of the security services provided by Landlord, except to the extent caused by the gross negligence or willful misconduct of Landlord and/or any Landlord Parties.  Tenant shall obtain insurance coverage to the extent Tenant desires protection against criminal acts and other losses. Upon learning of any material incident of Casualty, crime, theft, burglary, robbery, assault, trespass, unauthorized entry or vandalism occurring in the Premises or the Building and after notifying the police, fire department and/or emergency service providers, as appropriate, Landlord shall endeavor to provide notice to Tenant via email to the Tenant’s Address for Notices, or such other number(s) and/or email address(es) as Tenant shall from time to time notify Landlord in writing.

8.3.2Access Control

. In the case of invasion, mob, riot, public demonstration or other circumstances rendering such action advisable in Landlord’s reasonable opinion, Landlord reserves the right to temporarily prevent access to the Building during the continuance of the same by such action as Landlord may reasonably deem appropriate.

8.3.3Tenant’s Access

. After the Commencement Date, subject to requirements of law and the provisions of this Section 8.3, Tenant shall have access to the Premises and the Common Areas twenty-four (24) hours per day, seven (7) days a week. The Building currently has a card key system for access to the Building and Tenant shall have access to the Building via Building access card keys. Elevators of the Building are programmed to require use of a card key to cause the elevators to stop on those floors of the Building in which the Premises are located, and Landlord and Tenant shall reasonably cooperate to coordinate such programming.

8.3.4Tenant’s Right to Use the Existing Security System

8.3.5.

(a)Tenant shall have the right to (a) institute such security measures entirely within the Premises as it may determine in its sole and absolute discretion, at Tenant’s sole cost and expense and at no cost to Landlord, including, without limitation, the installation of key-card systems, access gates, security lighting and video monitoring equipment and (b) install video monitoring equipment in the ceilings and on the walls of the Common Areas adjacent to the Premises subject to Landlord’s reasonable approval of the locations of such monitoring equipment (collectively, “Tenant’s Security Equipment”); provided, that, Landlord hereby approves the installation of video monitoring equipment in the ceilings and on the walls (1) adjacent to [***], (2) adjacent to [***], (3) at [***] and (4) adjacent to [***]. At Tenant’s sole cost, Tenant shall be permitted to tie Tenant’s Security Equipment into the Building Systems if requested by Tenant provided that (i) Tenant’s Security Equipment is compatible with the Building Systems and (ii) Tenant’s Security System does not materially and adversely interfere with the Building Systems. In addition, Tenant shall have the right to contract directly with Landlord’s security contractor to patrol the Premises, control access to the Premises, and other activities Tenants desires between the security provider and Tenant in set(s) of instructions (i.e. Post Orders) created, approved and maintained by Tenant.  Landlord will not have any responsibility in supervising, directing or providing oversight of the Tenant’s security staff.  Tenant may utilize its own employees or third parties to perform security services within the Premises. In no event shall Tenant be entitled to any credit against Rent (including Additional Rent) or to any exclusions from Common Area Operating Expenses in the determination of Additional Rent as a result of Tenant’s election to provide security services to its Premises.

(b)Tenant and Landlord acknowledge that existing systems of [***], have been installed to monitor and control the flow of traffic in and through the Building and the Premises.  Both parties acknowledge the need to bifurcate the existing systems to allow Tenant to control and manage this flow and activity for the Premises and Landlord to control and manage this flow and activity for the Building.  As such Tenant agrees that on or prior to the date which is six (6) months after the Lease Date, it shall: (1) abandon the existing [***] security system and the security equipment located outside of the Premises to the ownership and control of Landlord and (ii) continue its use of the existing [***] security system as a standalone system within its demised Premises to monitor the devices it requires to control [***] within its Premises and agreed upon points of entry described within this Article and other facilities located throughout the world. Landlord and Tenant shall reasonably cooperate during this six (6) month period to complete the bifurcation of the existing security systems at Landlord’s sole cost.  In addition, Landlord and Tenant agree to work together during this six (6) month period to jointly manage the existing security systems until so bifurcated. The process of bifurcating the security systems and establishing a separate base Building security system is defined herein as the “Security System Transfer.” Notwithstanding any other provision of this Lease to the contrary, Landlord shall be solely responsible for all hard and soft costs in connection with the Security System Transfer, and the same shall not be reimbursed by Tenant as Additional Rent or otherwise. With respect to certain cameras located outside the Premises at the agreed upon points of entry, Tenant may desire to have Landlord and Tenant share feeds to such cameras so that Tenant can avoid the cost of installing new cameras for its use.  Landlord agrees that such feeds may be shared if it is feasible to do so and if Tenant pays the costs relating thereto; otherwise, Tenant shall not be permitted to share feeds, the existing cameras shall be solely for Landlord’s use. If Tenant installs new cameras for its use, it shall be responsible to pay the costs relating thereto.

8.4Interruption or Unavailability of Services

. Notwithstanding anything to the contrary set forth herein, if Tenant is prevented from using, and does not use, the Premises or any portion thereof as a result of any failure of Landlord to provide utilities and services in accordance with this Article 8, then Tenant shall give Landlord written notice of such failure.  If such failure continues for three (3) consecutive days after Landlord’s receipt of any such notice (the “Eligibility Period”) and is due to Landlord’s or any Landlord Party’s acts or omissions (an “Abatement Event”), then Base Rent and Additional Rent shall be abated or reduced, as the case may be, beginning on the day Landlord received Tenant’s notice of the Abatement Event, for such time that such Abatement Event continues (the “Abatement Period”), either (i) in the proportion that the Rentable Square Feet of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total Rentable Square Feet of the Premises or (ii) if Tenant is prevented from using a portion of the Premises that makes use of the remaining Premises impractical, and if Tenant ceases using the entire Premises, then Base Rent and Additional Rent shall be abated in its entirety. Landlord shall use its diligent efforts to promptly restore utilities and services to the extent the cause of such interruption or the means to restore same is within the reasonable control of Landlord. To the extent Tenant is entitled to abatement without regard to the Eligibility Period, because of an event covered by Article 12 or Article 13 of this Lease, then the Eligibility Period shall not be applicable.

8.5Tenant’s Use of Excess Electricity and Water; Premises Occupancy Load

. Tenant shall not, without Landlord’s prior consent, install in the Premises (i) equipment, and/or machines which require a voltage other than one hundred ten (110) volts single-phase (provided that Tenant may, without Landlord’s prior consent, install copiers, Cafeteria equipment, supplemental HVAC equipment and other typical office machines which require a voltage in excess of one hundred ten (110)  volts-single phase), or (ii) heat-generating or heat-sensitive lighting other than Building-standard lights. Tenant, at Tenant’s expense, shall install a water submeter reasonably acceptable to Landlord, to measure water usage by the Cafeteria, for which Tenant shall be solely responsible.  If Tenant permits occupancy levels in excess of one (1) person per one hundred fifty (150) Rentable Square Feet in the Premises, and such occupancy levels cause Landlord to be unable to cause the portions of the Premises used for ordinary business office purposes (excluding, by way of example, the Cafeteria, computer server rooms or other “hot spots” resulting from the use of machines or equipment) to be cooled to a temperature compliant with ANSI/ASHRAE Standard 55 during Building Standard Hours (an “Excess Cooling Problem”), then Landlord shall notify Tenant. Upon receipt of such notice, Tenant may elect, in its sole and absolute discretion, to either (A) reduce occupancy levels in the Premises to one (1) person per one hundred fifty (150) Rentable Square Feet in the Premises (or such lesser density as Tenant may elect) or (B) install supplementary air conditioning facilities in the Premises (“Supplemental Cooling Equipment”) in order to remedy the Excess Cooling Problem to Landlord’s reasonable satisfaction. Tenant shall pay the cost of any transformers, additional risers, panel boards, and all other facilities if required to furnish power for any Supplemental Cooling Equipment, and all costs of supplying and maintaining, any Supplemental Cooling Equipment. The capital, maintenance and service costs of installing, supplying, and maintaining any Supplemental Cooling Equipment and modifications shall be paid by Tenant as Additional Rent.

8.6Provision of Additional Services; After-Hours HVAC Services

. If Tenant desires services in amounts additional to or at times different from those set forth in Section 8.1 above, or any other services that are not provided for in this Lease, Tenant shall make a request for such services to Landlord with such advance notice as Landlord may reasonably require. Landlord shall use commercially reasonable efforts to accommodate Tenant’s request for such services. If Landlord provides such services to Tenant, Tenant shall pay Landlord’s actual costs and expenses incurred in providing such services within thirty (30) days after Tenant’s receipt of Landlord’s invoice as Additional Rent. Notwithstanding the foregoing, upon Tenant’s giving reasonable advance notice in making any request for air circulation, cooling and/or heating required outside of Building Standard Hours, Landlord shall provide the same. Tenant agrees to pay, as Additional Rent, within thirty (30) days after demand therefor, Landlord’s then standard charge for providing after-hours HVAC and fans, which charge shall be based on Landlord’s actual direct and indirect costs of providing such services (including utility costs, taxes, engineers’ costs, and a reasonable charge for wear and tear on the applicable Building System), provided that in no event shall Landlord impose any administrative fee or other similar mark-up on such costs. As of the date hereof, Landlord’s standard charge for providing after-hours HVAC and/or air circulation is One Hundred Ten Dollars ($110) per hour, per zone, per floor.

8.7Tenant’s Supplemental Air Conditioning

. Notwithstanding anything to the contrary contained in this Lease, at any time during the Term, Tenant shall have the right but not the obligation to install in the Premises, at Tenant’s sole cost and expense, Supplemental Cooling Equipment in order to provide Tenant’s computer rooms, data center and/or other area(s) in the Premises with additional heating and cooling capacity. The manner of Tenant’s installation of any such Supplemental Cooling Equipment shall be governed by Article 10 hereof.  Tenant shall have access to and use of the Building’s condenser water up to and not to exceed fifty (50) tons for such Supplemental Cooling Equipment. Landlord shall have the right to install, at Landlord’s cost and expense, meters to measure Tenant’s usage hereunder for purposes of calculating the charges payable by Tenant for such condenser water. At the end of the Term, at Tenant’s option, Tenant shall either: (1) remove, at Tenant’s sole cost and expense, any Supplemental Cooling Equipment and restore all portions of the Premises and the Building affected by such removal to their condition immediately prior to the installation of such equipment, ordinary wear and tear excepted; or (2) leave any such Supplemental Cooling Equipment in place, in which event the Supplemental Cooling Equipment shall be owned by Landlord.

8.8Janitorial Service

. Tenant shall have the right, in its sole and absolute discretion, to provide janitorial service to the Premises, which at minimum shall meet the standards set forth on Exhibit C attached hereto (“Standard Janitorial Services”). Landlord shall have no obligation to provide janitorial services to the Premises during any periods of the Term that Tenant elects to provide such Standard Janitorial Services.  Provided that Tenant performs the Standard Janitorial Services, Common Area Operating Expenses shall exclude the cost of providing Standard Janitorial Services to portions of the Building leased to or intended for lease by tenants or occupants. Tenant shall, at its option, use a janitorial contractor selected by Tenant (or its own employees) or shall contract directly with Landlord’s janitorial contractor for the Standard Janitorial Services to be provided to the Premises. If Tenant elects not to provide Standard Janitorial Services to all or a portion of the Premises, Tenant shall notify Landlord and Landlord shall provide such Standard Janitorial Services to all or such portion of the Premises as Tenant elects.

8.9Controls

. In the event any governmental authority having jurisdiction over the Project or the Building promulgates or revises any law, ordinance or regulation or building, fire or other code or imposes mandatory controls or guidelines on Landlord or the Project or the Building relating to the use or conservation of energy or utilities or the reduction of automobile or other emissions (collectively “Mandatory Controls”) or in the event Landlord is required to make alterations to the Project or the Building in order to comply with such Mandatory Controls, Landlord may, in its sole and absolute discretion, comply with such Mandatory Controls or make such alterations to the Project or the Building related thereto upon reasonable prior notice to Tenant if affecting the Premises. Such compliance and the making of such alterations shall not constitute an eviction of Tenant, constructive or otherwise, or impose upon Landlord any liability whatsoever, including, but not limited to, liability for consequential damages or loss of business by Tenant.

8.10Service Providers

. Tenant acknowledges that Landlord may, at Landlord’s sole option, to the extent permitted by Applicable Laws, elect to change, from time to time, the company or companies which provide services (including electrical service, gas service, water, telephone and technical services) to the Building, the Premises and/or its occupants, including, but not limited to, the right to purchase green or renewable energy. Further, Tenant acknowledges that Landlord has not and does not make any representations or warranties concerning the identity or identities of the company or companies which provide services to the Project and the Premises or its occupants, and that the choice of service providers and matters concerning the engagement and termination thereof shall be in Landlord’s sole and absolute discretion. The foregoing provision is not intended to modify, amend, change or otherwise derogate any provision of this Lease concerning the nature or type of service to be provided or any specific information concerning the amount thereof to be provided. Tenant agrees to cooperate, at no cost to Tenant, with Landlord and each of its service providers in connection with any change in service or service provider.

8.11Property Management

. Landlord shall provide on-site building management services during the Building Hours. During hours outside the Building Hours, Tenant may alert Landlord of any emergencies by contacting Landlord’s designated representative by calling [(___) ___ -_____] or other telephone number provided by Landlord for such purpose.

8.12Building Amenities

. Subject to this Section 8.12, Landlord shall continue to offer the following amenities which are currently being offered in the Building: fitness center, showers, theatre conference or meeting facilities, all-hands space, dry cleaning service, and bicycle parking (collectively, the “Building Amenities”).  Tenant shall have the non-exclusive right to use the Building Amenities, subject to the following terms and conditions:

(a)

Only tenants and their designated employees (whether classified as employees or independent contractors) and, to the extent expressly provided herein, invitees (collectively, the “Permitted Users”) shall use the Building Amenities; provided, however, Permitted Users may include a tenant’s invitees and licensees when accompanied by such tenant, in the theater, conference rooms, and all-hands space areas.
(b)

Use of the Building Amenities shall be subject to compliance with such policies and procedures as Landlord may establish in its reasonable discretion from time to time regarding such use, including without limitation, policies relating to use of equipment located therein, hours of operation, conduct and dress requirements.

(c)

Landlord, in its reasonable discretion, may elect to: (i) require a written agreement and/or release from Permitted Users prior to their use of the Building Amenities, (ii) charge a reasonable fee for the Permitted Users’ use of certain of the Building Amenities (which fee, if any, shall be determined on a non-discriminatory basis as to all occupants of the Project), (iii) provide reasonable access controls to the Building Amenities, (iv) determine the hours of operation of the Building Amenities, and (v) include the costs and expenses to operate, clean, maintain, and manage the Building Amenities in Operating Expenses.

(d)

Tenant acknowledges and agrees that use of the Building Amenities by its Permitted Users is voluntary and, in consideration of the use of the Building Amenities, shall be undertaken at such Permitted Users’ sole risk, and that any Claims arising out of or connected with such Permitted Users’ use of the Building Amenities shall be subject to Sections 16.1 and 16.2 of this Lease.

(e)

Building Amenities consisting of any fitness center and/or showers shall be provided on a strictly “first come, first served” basis along with other occupants of the Building.  For the Building Amenities consisting of the theatre conference or meeting facilities and all-hands space, Tenant shall have a first priority right to use such Building Amenities, subject, however, to Superior Rights, if any, and if such Building Amenities are not scheduled to be used by Tenant, the Building Amenities shall be provided on a “first come, first served” basis to Tenant along with other occupants of the Building.  To exercise Tenant’s first priority right to use such Building Amenities, Tenant shall have the option to reserve (i) the all-hands space for a total of twelve (12) days in any calendar year by delivering written notice to Landlord by January 15th of such year, and (ii) the all-hands space and the theater conference facilities for three (3) days in any calendar quarter by delivering written notice to Landlord within ten (10) days of the start of such calendar quarter.  To the extent Tenant exercises its first priority right to schedule use of the Building Amenities in excess of thirty (30) days prior to such use, Tenant shall provide confirmation of its intended use of such Building Amenities to Landlord within thirty (30) days of such use.

(f)

Any interruption of Building Amenities shall not entitle Tenant to any reduction or abatement of rent, constitute an actual or constructive eviction of Tenant, result in any liability of Landlord to Tenant, or in any other way affect this Lease or Tenant’s obligations hereunder.

(g)	Landlord shall be permitted, but in no events required, to expand the square footage allocated for use of the Building Amenities as of the Lease Date.

8.13Tenant’s Right to Use Reception Desk

. Tenant shall have the right in its sole and absolute discretion to operate a portion of the reception desk at the 8th Street lobby entrance of the Building with its own employee receptionist (“Tenant’s Receptionist”) at Tenant’s sole cost and expense.

8.14

Labor Harmony.  Tenant shall not use (and upon notice from Landlord shall cease using) contractors, subcontractors, services, workmen, labor, materials or equipment that, in Landlord’s reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Project, Building or the Common Areas and/or that otherwise results in picketing or other labor disturbances at the Project and/or on property adjacent thereto. Notwithstanding the foregoing, Tenant shall be permitted to use non-union labor in or about the Premises for all work not involving construction trades and/or building service trades, provided that Tenant shall be responsible for maintaining harmonious labor relations and shall take all reasonable steps as may be required in order to remediate and resolve, as promptly as commercially reasonable, any labor dispute arising out of Tenant’s use of non-union labor.

9.Maintenance and Repair.

9.1Landlord’s Maintenance Obligations

. Landlord shall be responsible for repairs to and maintenance of: (a) the Common Areas, including any Alterations in the Common Areas, (b) all exterior landscaping, (c) the exterior doors, walls and windows in the Building, (d) the windows within those walls demising the Premises from any Common Areas, (e) subject to Tenant’s obligations in Section 9.3, below, the Building Systems, including, but not limited to (i) the HVAC system, including the main distribution loop and portions of the system located throughout the Premises, (ii) the electrical systems until the point of connection with electrical panels exclusively serving the Premises and (iii) all plumbing systems until the point of connection with any specialized plumbing exclusively serving the Cafeteria (i.e., kitchen equipment and supporting items, including the grease trap serving the Cafeteria), (f) the structural elements of the Building (including the structural elements located in the Premises), (g) the foundation and roof of the Building (except for improvements to the surface of the Parking Garage Roof Space made by or for Tenant) and (h) the elevators serving the Building, in a manner consistent with Comparable Buildings.  The cost of performing such repairs and maintenance shall be included in Common Area Operating Expenses, to the extent permitted pursuant to Article 5. Notwithstanding the foregoing, if any such repair or maintenance is necessary due to the negligence or willful misconduct of Tenant or any Tenant Party, Tenant shall pay the cost of such work.

9.2Operable Building Systems upon Lease Commencement

. Tenant hereby accepts the Building Systems as being in operable and good working condition as of the Commencement Date.

9.3Tenant’s Obligations

. Tenant shall, at Tenant’s cost and expense, perform all maintenance and repairs (including replacement) within the Premises that are not Landlord’s express responsibility hereunder, to keep the Premises in good condition and repair, reasonable wear and tear and damage by Casualty or condemnation excepted. Tenant’s repair and maintenance obligations shall include repairs to and replacement of: (a) supplemental HVAC equipment installed in any server room by Tenant or other specialty HVAC installations; (b) the electrical systems from the point of interconnection with those electrical panels exclusively serving the Premises; (c) any specialized plumbing exclusively serving the Cafeteria (until the point of connection with the Building’s general plumbing systems); (d) raised flooring and floor coverings within the Premises; (e) ceiling tiles within the Premises; (f) interior partitions within the Premises; (g) interior doors within the Premises; (h) the interior side of demising walls within the Premises; and (i) Alterations (except to the extent such Alterations are Landlord’s responsibility under Section 9.1 above). Except as specifically set forth in this Lease, Landlord (i) has no obligation to alter, remodel, improve, repair, decorate or paint the Premises, or any part thereof, and (ii) has no obligation respecting the condition, maintenance and repair of the Premises or any other portion of the Project. Except as expressly set forth in Section 20.7 hereof, Tenant hereby waives all rights, including under Sections 1941 and 1942 of the California Civil Code and under any similar law now or hereafter in effect, to make repairs which are Landlord’s obligation under this Lease at the expense of Landlord or to receive any setoff or abatement of Rent.

10.Alterations to Premises.

10.1Landlord Consent; Procedure

.  Except to the extent set forth herein, Tenant shall not make any Alterations, without Landlord’s written consent, which shall not be unreasonably withheld, conditioned or delayed. Except in connection with Minor Alterations, Tenant shall submit complete and detailed architectural, mechanical and engineering plans and specifications for the proposed Alterations (to the extent that such plans and specifications would customarily be prepared given the nature of the proposed Alterations) to Landlord at least ten (10) business days prior to the commencement of the work. Landlord shall not unreasonably withhold, condition or delay its consent to the proposed Alterations, provided that by way of example and without limitation, it shall be reasonable for Landlord to withhold its consent to any proposed Alteration that (i) would materially adversely affect the structural portions of the Building or Building Systems, (ii) require work to be performed in portions of the Building outside the Premises in order to comply with Applicable Laws (unless Tenant agrees to pay for such work) or (iii) would materially adversely affect the cooling of the Premises. Landlord shall grant or withhold its approval of any Alterations within ten (10) business days from receipt of Tenant’s request accompanied by all documentation reasonably necessary to evaluate the proposed Alterations, provided that Landlord must notify Tenant of any additional information Landlord deems reasonably necessary to evaluate the proposed Alterations within eight (8) business days after receipt of Tenant’s submittal, or the information submitted by Tenant shall be deemed sufficient. If Landlord fails to respond to Tenant’s request within such ten (10) business day period, Tenant may provide a second request for approval to Landlord, and if Landlord fails to respond within two (2) business days after receipt of Tenant’s second request, then Landlord’s approval shall be deemed given. If Landlord reasonably disapproves of proposed Alterations, or requests additional information regarding such Alterations, Tenant shall revise the plans and specifications for those Alterations reasonably disapproved by Landlord and resubmit such plans to Landlord or otherwise provide such additional information to Landlord. Landlord shall, within five (5) business days after receipt of Tenant’s revised plans and specifications for proposed Alterations, approve or reasonably disapprove such Alterations, and if reasonably disapproved, Landlord shall advise Tenant of any additional changes which may be required to obtain Landlord’s approval. If Landlord fails to respond within such five (5) business day period, then such revised plans and specifications shall be deemed approved. This process shall continue until Landlord has approved (or been deemed to have approved) the applicable Alterations or Tenant has withdrawn its request for Landlord’s approval. Notwithstanding the anything to the contrary contained herein, Landlord may not subsequently disapprove of proposed Alterations or any portion thereof that it has previously approved. No review or approval by Landlord of such plans and specifications shall be deemed to create any liability of any kind on the part of Landlord or to constitute a representation on the part of Landlord or any professional consulted by Landlord in connection with such review and approval, that such plans and specifications are correct or accurate, or comply with Applicable Laws.

10.2Permitted Alterations

.

(a)Notwithstanding anything to the contrary contained in this Lease, subject to the terms and conditions of this Article 10, Tenant shall have the right to do the following Alterations (subject only to Landlord’s review and approval or disapproval in its reasonable discretion within ten (10) business days of receipt of the of the construction drawings therefor, and at Tenant’s request when seeking such approval, Landlord will, when transmitting such approval, confirm whether removal or restoration shall be required): (a) Permitted Alterations and Minor Alterations; (b) install supplemental HVAC units within the Premises; and (c) separately meter utilities in locations chosen at Tenant’s discretion. In addition, notwithstanding anything to the contrary contained in this Lease, subject to the terms and conditions of this Article 10, (i) Tenant shall have the right to complete Tenant’s re-stacking project in the Premises and the Common Areas as described on Exhibit K-1 (the “Re-Stacking Project”), and (ii) Landlord hereby approves the current plans and specifications for the Re-Stacking Project and agrees that upon its approval of the final construction drawings, no removal or restoration shall be required upon expiration or earlier termination of the Lease.

(b)With respect to the Re-Stacking Project, subject to the applicable terms and conditions contained in this Lease, the Tenant Parties shall have a non-exclusive license (the “Re-Stacking License”), at no charge to Tenant, to enter on to the Common Areas for the purpose of constructing the Re-

Stacking Project within the Premises and the Common Areas. To the extent the Re-Stacking Project will impact the Common Areas, it shall be subject to the reasonable approval of Landlord taking into account that the same will affect the main entrance to the Building, and the parties shall reasonably cooperate with each other to minimize to the extent reasonably practical any negative impacts on other tenants.  Tenant shall indemnify, defend and hold Landlord harmless from and against any Claims, which result from or arise out of the use of the Re-Stacking License by Tenant or any other Tenant Parties except to the extent such Claims are caused by the negligence or willful misconduct of Landlord. Tenant’s obligations under this Section shall survive the expiration or earlier termination of this Lease until all Claims within the scope of this Section are fully, finally, and absolutely barred by the applicable statutes of limitations.

10.3Minor Alterations

.  Notwithstanding anything to the contrary contained in this Lease, Tenant may construct Minor Alterations without Landlord’s prior review of the plans and specifications for such Minor Alterations, but with prior notification to Landlord. Tenant shall provide Landlord with at least ten (10) business days’ notice prior to commencing any Minor Alterations, which notice shall include a general description of the nature and estimated cost of the proposed Minor Alteration, and the anticipated completion dates for such work.  The provisions of this Article 10 shall apply to the performance of Minor Alterations, except for the requirements to (i) obtain Landlord’s prior written consent or (ii) submit plans and specifications to Landlord.  No removal or restoration of Minor Alterations shall be required upon expiration or earlier termination of the Lease. All references in this Lease to Alterations shall include Minor Alterations, unless specified to the contrary.

10.4General Requirements

.

(a)All Alterations shall be constructed or installed by Tenant, at Tenant’s expense (including all expenses incurred in complying with Applicable Laws).

(b)All Alterations shall be designed and performed by Tenant at Tenant’s cost and expense. All Alterations shall be performed by contractors or mechanics selected by Tenant, and may include non-union contractors.

(c)All contractors, subcontractors, and materialmen of Tenant shall, while in the Premises or elsewhere in the Project, be subject to and under the control and direction of the Building manager (but not as an agent of the Building manager or Landlord) and shall comply with Landlord’s then-current reasonable construction rules and regulations, provided that Tenant shall have the right to oversee and manage the construction process of any Alterations in its reasonable discretion (subject to compliance with Landlord’s then-current reasonable construction rules and regulations).

(d)Tenant shall carry “Builder’s All Risk” insurance in a commercially reasonable amount reasonably approved by Landlord covering the construction of any Alteration except for any Minor Alterations, and require its general contractor and subcontractors to carry such insurance as Landlord may reasonably require.

(e)Prior to commencement of any Alteration (other than Minor Alterations), Tenant shall deliver to Landlord: (i) any building or other permit required by Applicable Laws in connection with the Alteration, (ii) a construction schedule, which shall be delivered for informational purposes only, and (iii) satisfactory evidence of required insurance.

(f)All Alterations shall be diligently constructed in a good and workmanlike manner and in compliance with the plans and specifications approved by Landlord (except where such approval is not required as described in Section 10.3 above relating to Permitted Alterations), all Applicable Laws, and the Building’s reasonable construction rules and regulations, as may be revised from time to time. Tenant shall cause all Alterations to be made in such a manner and at such times so that any such work shall not unreasonably disrupt or interfere with the use or occupancy of other tenants or occupants of the Building. All trash that may accumulate in connection with Tenant’s construction activities shall be stored within the Premises and removed by Tenant, at its expense, from the Premises and the Building. If any part of the Building Systems or Common Areas shall be damaged during the performance of any Alteration, Tenant shall promptly notify Landlord, and Landlord may elect either to repair such damage at Tenant’s expense or to require Tenant to repair such damage at Tenant’s expense, using contractors reasonably approved by Landlord.

(g)Tenant acknowledges that the San Francisco Green Building Ordinance applies to certain Alterations involving significant upgrades to structural and mechanical, electrical and/or plumbing systems. Landlord makes no representation or warranty as to the interpretation or application of the San Francisco Green Building Ordinance, and Tenant shall be responsible for determining and satisfying all requirements that may be imposed by the San Francisco Green Building Ordinance in connection with Alterations undertaken by Tenant.

10.5Landlord’s Right to Inspect

. Subject to the restrictions set forth in Section 19.1 below, Landlord may, at its election, inspect any Alteration during construction, and require corrections of faulty construction or any material deviation from the plans and specifications submitted to Landlord, provided that no such inspection shall be deemed to create any liability on the part of Landlord, or constitute a representation by Landlord or any person hired to perform such inspection that the work so inspected conforms with such plans and specifications or complies with any Applicable Laws, and no such inspection shall give rise to a waiver of, or estoppel with respect to, Landlord’s continuing right at any time or from time to time to require the correction of any faulty work or any material deviation from such plans and specifications.

10.6Tenant’s Obligations Upon Completion

. Upon completion of any Alteration (including Minor Alterations), Tenant shall (a) cause a timely notice of completion to be recorded in the Office of the Recorder of the City and County of San Francisco in accordance with Civil Code Section 3093 or any successor statute, if applicable and (b) deliver to Landlord the following documentation relating to such Alteration: (i) evidence of full payment and unconditional final waivers of all liens for labor, services, or materials; (ii) all governmental permits and approvals, if applicable; and (iii) if plans were initially prepared for such Alteration, “as built” plans prepared on an AutoCAD Computer Assisted Drafting and Design System.

10.7Ownership and Removal of Alterations

.

10.7.1Alterations made by Tenant shall remain the property of Tenant during the Term, and upon expiration or earlier termination of this Lease, shall become a part of the Building and belong to Landlord; provided, however, that all equipment, trade fixtures and movable furniture shall remain the property of Tenant without incurring any charge to Tenant.

10.7.2Only if Landlord notifies Tenant, concurrently with granting its approval to installation (if such approval is required) that removal of any portion of any Alterations will be required at the end of the Term, Tenant, prior to the expiration or earlier termination of this Lease, shall, at Tenant’s sole cost and expense: (i) remove any or all Alterations as set forth in such Landlord’s notice, (ii) restore the Premises to the condition existing prior to the installation of such Alterations, reasonable wear and tear and damage by Casualty or condemnation excepted, and (iii) repair all damage to the Premises, the Building, or the Project caused by the removal of such Alterations, reasonable wear and tear and damage by Casualty or condemnation excepted.  If Tenant fails to remove such Alterations and perform such restoration and repair, then Landlord may perform such work, and Tenant shall reimburse Landlord for reasonable costs and expenses incurred by Landlord in performing such removal, restoration and repair. Notwithstanding anything to the contrary contained in this Lease, Tenant shall have no obligation to remove or restore any (i) Permitted Alteration constructed in accordance with the provisions of this Lease, or (ii) any Alterations that are customary for general office use, which shall not be subject to removal or restoration.

10.7.3Landlord agrees to identify, at the time it approves any Alteration requiring Landlord’s consent in accordance with this Lease, whether Landlord intends to require Tenant to remove all or any portion of such Alteration on the expiration or earlier termination of this Lease. Tenant shall have no obligation to remove any Alteration on the expiration or earlier termination of this Lease not so identified by Landlord to be removed.

10.8No Landlord’s Supervision Fee

.  Tenant shall not be obligated to pay Landlord any fee in connection with Landlord’s review, or supervision or oversight of the construction, of any Alterations,  but shall reimburse Landlord, within thirty (30) days after receipt of invoice and reasonable supporting documentation, for Landlord’s reasonable, actual third party out-of-pocket expenses incurred in reviewing the plans and specifications for any proposed Alteration for which consent is required or approval of the plans and specifications are required.

10.9Landlord’s Required Alterations of Common Areas

. Landlord shall diligently construct those certain renovations to the Common Areas in the west side of the Building as described on Exhibit K‑2 (the “Common Area Improvements”) in accordance with the terms and conditions described in Exhibit L attached hereto and made a part hereof (the “Common Area Construction Terms”).

11.No Liens

. Tenant agrees to keep the Premises and the Project free from any liens or encumbrances arising out of any work performed, materials furnished or obligations incurred by Tenant. Tenant shall remove any such lien or encumbrance by bond or otherwise within thirty (30) days after notice by Landlord, and if Tenant fails to do so, Landlord may cause the lien to be released by any means it deems proper upon written notice to Tenant, including by payment of the amount necessary to remove such lien or encumbrance, without responsibility for investigating the validity thereof. All sums paid by Landlord for such purpose, and all expenses incurred by it in connection therewith, shall be payable to Landlord by Tenant, as Additional Rent, within thirty (30) days after receipt of invoice.

12.Damage or Destruction.

12.1Repair Obligations

. If the Premises or any portions of the Project affecting Tenant’s access, use and enjoyment of the Premises are damaged by Casualty following the Lease Date, then (a) Landlord shall notify Tenant in writing (a “Landlord’s Casualty Notice”) within sixty (60) days after discovery of such damage as to the amount of time Landlord reasonably estimates it will take to restore the Project and/or the Premises (the “Estimated Restoration Period”) and (b) Landlord shall, subject to the provisions of Sections 12.2 and 12.3 below, proceed with reasonable promptness to repair such damage and restore the Premises (including Alterations (to the extent Landlord receives insurance proceeds pursuant to Section 12.3 below to repair and restore such Alterations)) and such portions of the Project to substantially the same condition as existed before the Casualty (collectively, “Restore” or “Restoration”); provided, however, that any such Restoration shall be subject to (i) modifications required by zoning or building codes and other Applicable Laws; and (ii) delays resulting from a failure to promptly receive insurance proceeds despite using commercially reasonable efforts to obtain such insurance proceeds or Force Majeure Events.  Notwithstanding the foregoing, Landlord shall have no obligation with respect to, and if Landlord elects or is required to perform any Restoration hereunder, Tenant shall be responsible for and shall, repair and replace at its sole cost all of Tenant’s equipment, furniture, fixtures and other personal property in the Premises, including, without limitation, any telecommunication cables and related devices located in or serving the Premises.

12.2Termination Rights.

12.2.1Landlord’s Termination Rights

. In any of the following circumstances, Landlord may elect to terminate this Lease by delivering to Tenant written notice of such termination concurrently with Landlord’s Casualty Notice:

(a)The Estimated Restoration Period set forth in Landlord’s Casualty Notice exceeds two hundred seventy (270) days following the date of the Casualty (when such Restoration is made without the payment of overtime or other premiums);

(b)If the Casualty occurs in the Premises during the last twelve (12) months of the Term, and the Estimated Restoration Period set forth in Landlord’s Casualty Notice exceeds two (2) months following the date of the Casualty and the estimate cost of repair is in excess of One Million Dollars ($1,000,000); or

(c)If insurance proceeds sufficient to complete the Restoration in excess of Ten Million Dollars ($10,000,000) are not available, and Landlord does not actually proceed to Restore the Building.

Notwithstanding the foregoing, if Landlord elects to terminate this Lease pursuant to Section 12.2.1(b) and Tenant has one (1) or more unexercised Extension Options remaining, then Tenant may elect within thirty (30) after Landlord terminates this Lease, to immediately exercise its next available Extension Option, in which case Landlord’s termination of this Lease pursuant to Section 12.2.1(b) shall be rendered null and void and of no further force and effect and Landlord shall proceed to Restore the Premises and/or the Project, subject to the other provisions of this Section 12.2.1.  Notwithstanding anything to the contrary contained in this Lease, Landlord shall only have the right to terminate this Lease pursuant to Sections 12.2.1(a) or 12.2.1(c) if Landlord elects to terminate the other leases at the Property, as applicable, due to such Casualty.

12.2.2Tenant’s Termination Rights

. In any of the following circumstances, Tenant may elect to terminate this Lease by delivering written notice to Landlord within thirty (30) days after receipt of Landlord’s Casualty Notice:

(a)The Estimated Restoration Period set forth in Landlord’s Casualty Notice exceeds two hundred seventy (270) days following the date of the Casualty (when such Restoration is made without the payment of overtime or other premiums); or

(b)If the Casualty occurs during the last twelve (12) months of the Term and the Estimated Restoration Period set forth in Landlord’s Casualty Notice exceeds two (2) months following the date of the Casualty.

12.2.3Late Delivery

. If Restoration of the Premises and/or the Project is not substantially complete in Tenant’s reasonable satisfaction as of the end of the later of (i) two hundred seventy (270) days following the date of the Casualty or (ii) the Estimated Restoration Period, as extended for delays resulting from a failure to promptly receive insurance proceeds despite using commercially reasonable efforts to obtain such insurance proceeds or Force Majeure Events up to thirty (30) days in length, then Tenant may deliver written notice to Landlord that Landlord has thirty (30) days to complete the Restoration of the Premises and/or the Project. If after the expiration of such thirty (30) day period Landlord has not completed Restoration of the Premises and/or the Project, then Tenant may, in its sole and absolute discretion, elect to terminate this Lease by delivering written notice to Landlord at any time thereafter until repair or restoration of the Premises is substantially completed in Tenant’s reasonable satisfaction.

12.2.4Consequences of Termination

. If Landlord or Tenant elects to terminate this Lease as provided above, this Lease and all interest of Tenant in the Premises shall terminate thirty (30) days after (i) delivery of Landlord’s termination notice given concurrently with Landlord’s Casualty Notice or (ii) delivery of Tenant’s termination notice given pursuant to Section 12.2.2 above, and the Base Rent and Additional Rent (reduced to the extent set forth in Section 12.4 below) shall be paid up to the date of such termination.

12.3Completion of Repairs

. If neither party elects to terminate this Lease, then Landlord shall diligently complete the Restoration. If Landlord is required to or elects to perform the Restoration, Tenant shall assign or otherwise make available to Landlord all proceeds of insurance carried by Tenant with respect to the Alterations to the extent actually received by Tenant.  Landlord shall have no liability to Tenant, if the Restoration is not in fact completed within the Estimated Restoration Period set forth in Landlord’s Casualty Notice, so long as Landlord proceeds with reasonable diligence to complete the Restoration.

12.4Rent Abatement

.  If neither party elects to terminate this Lease under Section 12.2 above, this Lease shall remain in full force and effect, provided that Tenant shall be entitled to a reduction of Base Rent and Additional Rent in the proportion that the area of the Premises rendered untenantable or inaccessible (and not occupied by Tenant) by such damage bears to the total area of the Premises.  Tenant shall be entitled to such rent abatement from the date of the Casualty for as long as any portion of the Premises remains untenantable or inaccessible (and not occupied by Tenant) due to the Casualty.

12.5Waiver of Statutory Provisions

. The provisions of this Lease, including this Article 12, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises or the Building resulting from a Casualty, and any common law or statute of the State of California, including, without limitation, subsection 2 of Section 1932, subsection 4 of Section 1933, and Sections 1941 and 1942 of the California Civil Code, with respect to any rights or obligations concerning damage or destruction resulting from a Casualty in the absence of an express agreement between the parties, and common law or any other statute, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises or the Building resulting from a Casualty.

13.Eminent Domain.

13.1Lease Termination

. If all or part of the Premises shall be taken or rendered inaccessible by any public or quasi-public authority under the power of eminent domain or conveyance in lieu thereof (“Taken” or “Taking”), this Lease shall terminate as to any portion of the Premises so Taken or conveyed on the date when title or the right to possession vests in the condemnor.

13.2Partial Taking

. If (a) a part of the Premises or the Project shall be Taken and (b) in Tenant’s reasonable business judgment such Taking would neither prevent nor materially interfere with Tenant’s use of the Premises, then subject to Landlord’s termination right pursuant to Section 13.3 below, this Lease shall remain in effect as to the portion of the Premises remaining, and Landlord, at Landlord’s cost, shall restore the Building to an architectural whole and the Base Rent and Additional Rent payable from the date of the Taking shall be reduced in the same proportion as the area of the Premises Taken bears to the total area of the Premises. If, in Tenant’s reasonable business judgment, such Taking would prevent or materially interfere with Tenant’s use of the Premises, this Lease may be terminated by Tenant by giving written notice to Landlord within thirty (30) days of the date of the Taking. Such notice shall specify the date of termination which shall be not more than ninety (90) days after the date of said notice.

13.3Landlord’s Termination Right

. If twenty percent (20%) or more of the Building is Taken, whether or not any portion of the Premises is Taken, and in Landlord’s reasonable business judgment it is not economically feasible to continue operating the portion of the Building remaining, then Landlord shall have the option for a period of thirty (30) days after such determination to terminate this Lease. If in Landlord’s reasonable business judgment it is economically feasible to continue operating the portion of the Building remaining after such Taking, then this Lease shall remain in effect, and Landlord, at Landlord’s cost, shall restore the Building to an architectural whole, and the Base Rent and Additional Rent payable from the date of the Taking shall be reduced in the same proportion as the area of the Premises Taken bears to the total area of the Premises.

13.4Compensation

. All compensation awarded or received in connection with a Taking or conveyance described in this Article 13 shall be the property of Landlord, and Tenant hereby assigns to Landlord any and all elements of said compensation which Tenant would, in the absence of said assignment, have been entitled to receive. Specifically, and without limiting the generality of the foregoing, said assignment is intended to include: (a) the “bonus value” represented by the difference, if any, between Rent under this Lease and market rent for the unexpired Term, (b) the value of improvements to the Premises, (c) the value of any trade fixtures paid for by Landlord, and (d) the value of any and all other items and categories of property for which payment of compensation may be made in any such proceeding. Notwithstanding the foregoing, Tenant shall be entitled to receive any award of compensation for loss of or damage to the goodwill of Tenant’s business (but only to the extent the same does not constitute “bonus value”), Tenant’s trade fixtures, the value of improvements to the Premises paid for by Tenant, and for any moving or relocation expenses which Tenant is entitled under Applicable Laws to recover directly from the public agency which acquires the Premises.

13.5Waiver

. Tenant hereby waives Sections 1265.110 through 1265.160 of the California Code of Civil Procedure.

14.Insurance.

14.1Liability Insurance

. Tenant, at its cost and expense, shall procure and maintain, from the Commencement Date and throughout the Term, the following insurance:

(a)Commercial General Liability Insurance.  Tenant shall maintain a policy(ies) of commercial general liability insurance written on an “occurrence” basis, with limits of liability, in the aggregate, of not less than Fifteen Million Dollars ($15,000,000). Such policy(ies) shall cover bodily injury, property damage arising out of or relating directly to Tenant’s business operations, conduct, assumed liabilities, or use or occupancy of the Premises or the Project, and shall include all the coverages typically provided by the Commercial General Liability Endorsement CG0001 (10/04), including property damage coverage and completed operations. Tenant’s liability coverage shall further include premises-operations coverage, products liability coverage (if applicable), products-completed operations coverage, and, to the extent Tenant is manufacturing alcohol at the Premises, Liquor Liability coverage.

(b)Tenant’s Workers’ Compensation and Employer Liability Coverage. Tenant shall maintain workers’ compensation insurance as required by law and employer’s liability insurance with limits of no less than One Million Dollars ($1,000,000) per occurrence.

(c)Tenant’s Property Insurance. Tenant shall maintain property insurance coverage, extended coverage and special extended coverage insurance for all office furniture, trade fixtures, office equipment, merchandise, and all other items of Tenant’s personal property in, on, at, or about the Premises and the Project. Such policy shall (i) be written on the broadest available (special-causes-of-loss) policy form or an equivalent form acceptable to Landlord, (ii) be for no less than the full replacement cost

(new without deduction for depreciation) of the covered items and property, and (iii) include vandalism and malicious mischief coverage.

(d)Business Interruption, Loss of Income, and Extra Expense Coverage. Tenant shall maintain business interruption, loss of income, and extra expense insurance covering all direct loss of income and charges and costs incurred arising out of all perils, failures, or interruptions, including any failure or interruption of Tenant’s business equipment (including, without limitation, telecommunications equipment), and the prevention of, or denial of use of or access to, all or part of the Premises or the Project, as a result of those perils, failures, or interruptions. The business interruption, loss of income, and extra expense coverage shall provide coverage for no less than twelve (12) months and shall be carried in amounts necessary to avoid any coinsurance penalty that applies.  The business interruption, loss of income and extra expense coverage shall be issued by the insurer that issues Tenant’s property insurance under Section 14.1(c) above.

14.2Form of Policies

. The minimum limits of policies and Tenant’s procurement and maintenance of such policies described in Section 14.1 above shall in no event limit the liability of Tenant under this Lease. All insurance required by this Article 14 shall be issued on an occurrence basis by solvent companies qualified to do business in the State of California, and with a Best & Company rating of A-:VIII or better. Any insurance policy under this Article 14 may be maintained under a “blanket policy” insuring other parties and other locations, so long as the amount and coverage required to be provided hereunder is not thereby diminished. No policy maintained by Tenant under this Article 14 shall contain a deductible which is not commercially reasonable. Tenant shall provide Landlord a certificate of each policy of insurance required hereunder upon reasonable written demand by Landlord evidencing that the policies contain the provisions required. Tenant shall deliver such certificates to Landlord within thirty (30) days after the Commencement Date. All of Tenant’s liability insurance shall provide (i) that Landlord, Landlord’s managing agent and any Encumbrancer designated in writing by Tenant or Landlord, or any other entity with an interest in the Project as reasonably requested by Landlord, is designated as an additional insured as to coverage afforded under such policy pursuant to an endorsement providing coverage at least as broad as ISO form CG 20 26 10 01 or its equivalent; (ii) for severability of interests or that acts or omissions of one of the insureds or additional insureds shall not reduce or affect coverage available to any other insured or additional insured (if available); and (iii) that Tenant’s insurance is primary and noncontributory with any insurance carried by Landlord. Tenant shall use commercially reasonable efforts to endeavor to cause all of Tenant’s insurance to provide that the insurer agrees not to cancel the policy without at least thirty (30) days’ prior written notice to all additional insureds (except in the event of a cancellation as a result of nonpayment, in which event the insurer shall give all additional insureds at least ten (10) days’ prior notice). Tenant shall notify Landlord within ten (10) days after any material modification of any policy of insurance required under this Article. Any self insurance or self insured retention provisions under, or with respect to, any insurance policies maintained by Tenant hereunder shall be subject to Landlord’s prior written approval, not to be unreasonably withheld, conditioned or delayed.

14.3Landlord’s Insurance

. Landlord shall procure and maintain in effect throughout the Term, property insurance at least as broad as the most commonly available ISO Special Form Causes of Loss (“all risk”) policy form CP 1030 with an agreed amount endorsement, and including coverage for vandalism and malicious mischief, in an amount equal to one hundred percent (100%) of the replacement cost of the Building (excluding any Alterations), which shall include loss of rent coverage.  Landlord shall maintain a policy(ies) of commercial general liability insurance written on an “occurrence” basis, with limits of liability, in the aggregate, of not less than Twenty-Five Million Dollars ($25,000,000). Limits may be obtained as a combination of General Liability and Umbrella Liability Coverage. Such policy(ies) shall cover bodily injury, property damage arising out of or relating directly to Landlord’s business operations, conduct, assumed liabilities, or use or occupancy of the Premises or the Project, and shall include all the coverages typically provided by the Commercial General Liability Endorsement CG0001 (10/04), including property damage coverage and completed operations. Landlord’s liability coverage shall further include premises-operations coverage, products liability coverage (if applicable), and products-completed operations coverage. Notwithstanding the foregoing provisions of this Section 14.3, the coverage and amounts of insurance carried by Landlord in connection with the Project shall, at a minimum, be comparable to the coverage and amounts of insurance which are carried by reasonably prudent landlords of Comparable Buildings.  The premiums for all such insurance shall be included as Insurance Expenses to the extent permitted pursuant to Article 5. If such insurance policies cover other assets owned by Landlord or its affiliate in addition to the Project, the cost of such insurance shall be equitably allocated. Upon request, Landlord shall deliver to Tenant certificates of insurance evidencing compliance with the insurance requirements hereunder.

15.Waiver of Subrogation Rights

. Each party, for itself and, without affecting any insurance maintained by such party, on behalf of its insurer, releases and waives any right to recover against the other party, including officers, employees, agents and authorized representatives (whether in contract or tort) of such other party, that arise or result from any and all loss of or damage to any property of the waiving party located within or constituting part of the Project, including the Premises, to the extent of amounts payable under a standard ISO Commercial Property insurance policy, or such additional property coverage as the waiving party may carry (with a commercially reasonable deductible), whether or not the party suffering the loss or damage actually carries any insurance, recovers under any insurance or self-insures the loss or damage. Each party shall have their property insurance policies issued in such form as to waive any right of subrogation as might otherwise exist. This mutual waiver is in addition to any other waiver or release contained in this Lease.

16.Waiver of Liability and Indemnification.

16.1Indemnification.

16.1.1By Tenant

. Subject to Article 15, Tenant agrees to indemnify and hold Landlord, any of Landlord’s Encumbrancers, and the Landlord Parties (together, the “Indemnitees”) harmless from and to protect and defend the Indemnitees against any and all Claims, incurred in connection with or arising from any of the following: (i) the use or occupancy or manner of use or occupancy of the Premises, the Sidewalk Area and the Parking Garage Roof Space by Tenant or any Tenant Party; (ii) any injury or death of any person or damage to or destruction of property occurring in the Premises from any cause whatsoever; (iii) any injury or death of any person or damage to or destruction of property occurring in, on or about any Common Areas, or elsewhere in or about the Project or in the vicinity of the Project, including the Parking Garage, to the extent such injury, death or damage is caused by the negligence or willful misconduct of Tenant or any Tenant Parties; (iv) Tenant’s use of the roof of the Building pursuant to Article 35; or (v) the presence of dogs brought into the Project by Tenant or Tenant Parties, including, but not limited to, any Claims arising in or about the Parking Garage. Tenant’s obligations under this Section 16.1.1 shall be inapplicable to the extent such Claims arise from the negligence or willful misconduct of any Indemnitee or to the extent such obligations are limited or prohibited by Applicable Laws.  If any action or proceeding is brought against any Indemnitee by reason of any such claim or liability, Tenant, upon written notice from Landlord, covenants to resist and defend at Tenant’s sole expense such action or proceeding by counsel reasonably satisfactory to Landlord or the applicable Landlord Party or Landlord’s Encumbrancer. Tenant’s obligations under this Article 16 shall not be construed as in any way restricting, limiting, or modifying Tenant’s insurance or other obligations under this Lease. Further, Tenant’s compliance with the insurance requirements and other obligations of this Lease shall not in any way restrict, limit or modify Tenant’s obligations under this Article 16.

16.1.2By Landlord

. Subject to Article 15, Landlord agrees to indemnify and hold Tenant and the Tenant Parties harmless from and to protect and defend Tenant and the Tenant Parties against any and all Claims incurred by Tenant and the Tenant Parties to the extent caused by the gross negligence or willful misconduct of Landlord or a Landlord Party, except to the extent such Claims arise from the negligence or willful misconduct of Tenant or any Tenant Party. If any action or proceeding is brought against Tenant or any of the Tenant Parties by reason of any such claim or liability, Landlord, upon notice from Tenant, covenants to resist and defend at Landlord’s sole expense such action or proceeding by counsel reasonably satisfactory to Tenant. Landlord’s obligations under this Article 16 shall not be construed as in any way restricting, limiting, or modifying Landlord’s insurance or other obligations under this Lease. Further, Landlord’s compliance with the insurance requirements and other obligations of this Lease shall not in any way restrict, limit or modify Landlord’s obligations under this Article 16.

16.2Duty to Defend

. Each party’s duty to defend as set forth in this Article 16 is separate and independent of such party’s duty to indemnify. The duty to defend applies immediately, regardless of whether the applicable party has paid any sums or incurred any detriment arising out of or relating (directly or indirectly) to any Claims.

16.3Survival

. The provisions of this Article 16 shall survive the expiration or earlier termination of this Lease.

17.Assignment and Subletting.

17.1Restriction on Transfers

. Except as expressly permitted by this Article, Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed: (a) assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, by operation of law or otherwise; (b) sublet the Premises or any part thereof; or (c) permit the use of the Premises by any persons other than Tenant and its employees and invitees (each of the foregoing (other than as permitted by Section 17.7) is referred to herein as a Transfer and are collectively referred to as “Transfers” and any person to whom any Transfer is made or sought to be made is referred to as a “Transferee”). Any Transfer made without complying with this Article 17 shall, at Landlord’s option, be null, void and of no effect. For purposes of this Lease, the term “Transfer” shall include the following (except as permitted by Section 17.7): (i) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of a general partner or a majority of the partners, or a transfer of a majority of partnership interests, or the dissolution of the partnership; (ii) if Tenant is a limited liability company, the withdrawal or change, voluntary, involuntary, or by operation of law, of a majority of members, or a transfer of a majority of the membership interests, or the dissolution of the limited liability company; (iii) if Tenant is a corporation, the dissolution, merger, consolidation or other reorganization of Tenant, or the sale or other transfer of more than an aggregate of fifty percent (50%) of the voting shares of Tenant (other than transfers to immediate family members by reason of gift or death), and (iv) the sale of more than an aggregate of fifty percent (50%) of Tenant’s assets (each of (i) through (iv), a “Change of Ownership Transaction”). No issuing of stock of Tenant or a Tenant Affiliate (hereinafter defined) in a public offering or sale on a public stock exchange of Tenant’s stock shall be deemed to be a “Transfer” for purposes of this Lease or subject to the terms and conditions of this Article 17. No mortgage, hypothecation or pledge of Tenant’s assets, or any secured or unsecured borrowing by Tenant shall be deemed to be a “Transfer” for purposes of this Lease or subject to the terms and conditions of this Article 17.

17.2Notice of Proposed Transfer

. If Tenant shall desire Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing (“Notice of Proposed Transfer”). Any such Notice of Proposed Transfer shall include: (a) the proposed effective date (which shall not be less than thirty (30) nor more than two hundred seventy (270) days after the date of Tenant’s Notice of Proposed Transfer); (b) the portion of the Premises to be Transferred (the “Subject Space”); and (c) the name and address of the proposed Transferee, a description of the nature of such Transferee’s business and proposed use of the Subject Space, a copy of the assignment or sublease pertaining to the proposed Transfer, and an estimated calculation of the “Transfer Premium” (as defined in Section 17.4) in connection with such Transfer. Whether or not Landlord shall grant consent, Tenant shall pay, within thirty (30) days after written request by Landlord, all reasonable, actual out-of-pocket legal fees incurred by Landlord in connection with any proposed Transfer, not to exceed Three Thousand Dollars ($3,000) in connection with any proposed Transfer. Within fifteen (15) business days after receipt of a Notice of Proposed Transfer (with all required information), Landlord shall approve or disapprove a proposed Transfer. If Landlord fails to respond to a Notice of Proposed Transfer within such fifteen (15) business day period, then Tenant may send a written reminder notice, and if Landlord fails to respond within three (3) business days after receipt of such reminder notice, Landlord shall be deemed to have approved the proposed Transfer. Landlord’s consent or refusal of consent shall be in writing and, if Landlord refuses consent, the reasons for refusal shall be stated with reasonable particularity. Landlord’s consent to a Transfer of this Lease shall, if requested by Tenant in writing, be accompanied by a statement addressed to Tenant and the Transferee, upon which statement Tenant and the Transferee may conclusively rely, stating that Landlord has not delivered any notice of default to Tenant under the Lease, which default remains uncured (or setting forth in what respects Tenant is in default), that this Lease has not been amended or modified (or setting forth such amendments or modifications), the expiration date of this Lease, and the date to which Base Rent and Additional Rent have been paid. Furthermore, for Permitted Transfers of all of Tenant’s right, title and interest in this Lease and for all assignments to which Landlord has given its consent under this Article 17, Landlord agrees, upon request by Tenant, (a) to amend the notice address for Tenant to add the assignee, and (b) to deliver to Tenant or its successor concurrently with the delivery thereof to such assignee, copies of any notices of default delivered pursuant to the terms of this Lease. Tenant hereby waives any right at law or equity to terminate this Lease based on any claim that Landlord has unreasonably withheld or delayed its consent under this Section 17.2 or otherwise has breached or acted unreasonably under this Article 17.

17.3Reasonable Conditions

. By way of example and without limitation, the parties hereby agree that it shall be deemed to be reasonable under this Lease and under any Applicable Laws for Landlord to withhold consent to any proposed Transfer if, in the good faith judgment of Landlord, one or more of the following apply: (a) the proposed use of or operation in the Premises by the proposed Transferee (i) would be unlawful under any Applicable Laws; or (ii) would cause an increase in insurance premiums for insurance policies applicable to the Building (unless Tenant agrees to pay such increased costs); (b) the proposed Transferee is a governmental entity, or is entitled, directly or indirectly, to diplomatic or sovereign immunity, or is not subject to the service of process in, or the jurisdiction of the courts of, the State of California, or holds any exemption from the payment of ad valorem or other taxes which would prohibit Landlord from collecting from such Transferee any amounts otherwise payable under this Lease; (c) either the proposed Transferee, or any person or entity which directly or indirectly controls, is controlled by, or is under common control with, the proposed Transferee, (i) occupies space in the Project at the time of the request for consent, or (ii) Landlord and the proposed Transferee have exchanged proposed terms for the lease of space at the Project and the proposed Transferee is negotiating with Landlord or has negotiated with Landlord during the seventy-five (75) day period immediately preceding the date Landlord receives the Notice of Proposed Transfer, to lease space in the Project (and in either such case, Landlord has available space in the Project reasonably comparable to the Subject Space), which negotiation shall be evidenced by one or more terms sheets having been transmitted to Landlord by the proposed Transferee or vice versa, (d) the Transferee is of a character or reputation or engaged in a business which (i) is reasonably likely to harm Landlord’s reputation, and (ii) would be reasonably likely to harm the reputations of landlords of Comparable Buildings if such landlords were to lease to such proposed Transferee; (e) the Transferee is a Prohibited Person; or (f) solely in the event of an assignment of the Lease, the Transferee and Zynga collectively are not parties of reasonable financial worth in light of the responsibilities to be undertaken in connection with the remaining obligations under this Lease on the date consent is requested.

17.4Transfer Premium; Recapture Right

.

17.4.1Transfer Premium. If Landlord consents to a Transfer, Tenant shall pay Landlord [***] percent ([***]%) of any Transfer Premium received by Tenant from such Transfer.  Notwithstanding the foregoing, no Transfer Premium shall be owed in connection with any Permitted Transfer or occupancy by any Business Affiliate. The term “Transfer Premium” means all rent, additional rent or other consideration paid by such Transferee (including, but not limited to, payments in excess of fair market value for Tenant’s assets, trade fixtures, equipment and other personal property), in excess of the Rent payable by Tenant under this Lease, after deducting Permitted Transfer Costs. As used herein, “Permitted Transfer Costs” means the actual costs incurred and paid by Tenant for (a) any leasing commissions, (b) reasonable legal fees and expenses in connection with the Transfer, (c) any Alterations to the Subject Space made by Tenant in connection with the Transfer, (d) marketing expenses, and (e) improvement allowances, moving allowances, out-of-pocket leasing concessions, and any other reasonable out-of-pocket expenses reasonably incurred by Tenant in connection with the Transfer.

17.4.2Landlord’s Option as to Subject Space.  Notwithstanding anything to the contrary contained in this Article 17, in the event Tenant contemplates a Transfer of one or more full floors of the Premises, for all at least eighty percent (80%) of the remaining Lease Term (other than in connection with any Permitted Transfer or occupancy by any Business Affiliate), Tenant shall give Landlord notice (the “Intention to Transfer Notice”) of such contemplated Transfer (whether or not the contemplated Transferee or the terms of such contemplated Transfer have been determined).  The Intention to Transfer Notice shall specify the portion of and amount of rentable square feet of the Premises which Tenant intends to Transfer (the “Contemplated Transfer Space”), the contemplated date of commencement of the Contemplated Transfer (the “Contemplated Effective Date”), and the contemplated length of the term of such contemplated Transfer, and shall specify that such Intention to Transfer Notice is delivered to Landlord pursuant to this Section 17.4.2 in order to allow Landlord to elect to recapture the Contemplated Transfer Space.  Thereafter, Landlord shall have the option, by giving written notice to Tenant within fifteen (15) business days after receipt of any Intention to Transfer Notice, to recapture the Contemplated Transfer Space.  Such recapture shall cancel and terminate this Lease with respect to such Contemplated Transfer Space and automatically reduce the number of Tenant’s parking spaces on a proportional basis as of the Contemplated Effective Date.  In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the Base Rent reserved herein with respect to the recaptured space (at the rate provided therefor in the Basic Lease Information) shall therefore terminate, and the balance of the Rent reserved herein which is a function of rentable square footage shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same.  If Landlord declines, or fails to elect in a timely manner, to recapture such Contemplated Transfer Space under this Section 17.4, then, subject to the other terms of this Article 17, for a period of nine (9) months (the “Nine Month Period”) commencing on the last day of such thirty (30) day period, Landlord shall not have any right to recapture the Contemplated Transfer Space with respect to any Transfer made during the Nine Month Period, provided that any such Transfer is substantially on the terms set forth in the Intention to Transfer Notice, and provided further that any such Transfer shall be subject to the remaining terms of this Article 17.  If such a Transfer is not so consummated within the Nine Month Period (or if a Transfer is so consummated, then upon the expiration of the term of any Transfer of such Contemplated Transfer Space consummated within such Nine Month Period), Tenant shall again be required to submit a new Intention to Transfer Notice to Landlord with respect any contemplated Transfer, as provided above in this Section 17.4.2.

17.5Terms of Consent

. If Landlord consents to a Transfer: (a) such consent shall not be deemed consent to any further Transfer by either Tenant or the Transferee; (b) no subtenant shall succeed to any rights provided in this Lease or any amendment hereto to extend the Term, expand the Premises, or lease additional space; and (c) Tenant shall deliver to Landlord promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord. Each Transferee under an assignment of this Lease, other than Landlord, must expressly assume all of the provisions, covenants and conditions of this Lease on the part of Tenant to be kept and performed.  If an Event of Default occurs under this Lease, Tenant hereby authorizes Landlord to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such Event of Default is cured.  Notwithstanding anything to the contrary contained herein and without limiting the rights of Tenant that may be transferred to any Transferee, Tenant’s rights to use the Parking Spaces under Article 30 and Tenant’s signage rights under Article 42 may be Transferred to an assignee or sublessee of the Premises.  No Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant from any liability under this Lease, including, without limitation, in connection with the Subject Space.

17.6Subsequent Consents

.  Consent by Landlord to any Transfer made pursuant to this Lease shall not operate to relieve Tenant from any covenant or obligation hereunder or be deemed to be a consent to or relieve Tenant from obtaining Landlord’s consent to any subsequent Transfer by Tenant or anyone claiming by, through or under Tenant.  No subtenant shall have the right to further Transfer its interest in the Subject Space without complying with this Article 17.

17.7Permitted Transfers.

17.7.1Notwithstanding anything to the contrary contained in this Article 17, Tenant shall have the right, without the prior written consent of Landlord, but subject to the other provisions of this Section 17.7, to effect a Transfer to the following: (a) an entity which is Controlled by, Controls, or is under common Control with, Tenant (a “Tenant Affiliate”), (b) any successor entity to Tenant by way of merger, consolidation or other corporate reorganization, (c) an entity which acquires all or substantially all of Tenant’s assets or stock, (d) an entity acquiring and continuing Tenant’s business operations at or from the Premises, or (e) in connection with any Change of Ownership Transaction (each, a “Permitted Transferee” and, collectively, “Permitted Transferees”), and provided that such Permitted Transferee has a tangible net worth computed in accordance with generally accepted accounting principles consistently applied (and excluding goodwill, organization costs and other intangible assets) (“Net Worth”) that is at least equal to the lesser of (i) the Net Worth of Tenant on the day immediately preceding the effective date of such Transfer, and (ii) [***] Dollars ($[***]), except that such Net Worth requirement shall not apply to subleases.  In the event of a Transfer to a Tenant Affiliate, the aggregate Net Worth of Zynga and the Transferee shall be collectively considered for purposes of determining such Permitted Transferee’s Net Worth. If the Net Worth of the Permitted Transferee is less than the Net Worth of Tenant on the day immediately preceding the effective date of such Transfer (which will not be applicable in the event of a Transfer to a Tenant Affiliate), then on or prior to the effective date of such Transfer, Tenant shall deliver to Landlord, as security for the obligations of such Permitted Transferee under this Lease, a Letter of Credit as defined and described in Exhibit D attached hereto, and the provisions of Exhibit D shall thereafter govern the Letter of Credit and the parties’ rights with respect thereto. For purposes of this Lease, the term “Permitted Assignee” shall mean a Permitted Transferee to whom Tenant assigns all of its right, title and interest in and to this Lease, and which assumes all of Tenant’s obligations under this Lease.  Notwithstanding anything to the contrary contained in this Lease, any assignment or sublease of all or a portion of the Premises to any individual or entity shall be included within the definition of a Permitted Transfer, provided that Tenant’s liability for the Subject Space, and Rent with respect thereto, is not released and Tenant remains obligated to Landlord under this Lease following such assignment or subletting.

17.7.2Any Transfer pursuant to Section 17.7.1 above must comply with each of the following additional conditions: (i) Tenant shall not be in default (beyond applicable notice and cure periods) in the performance of any of its obligations under this Lease at the time of the Transfer; (ii) within ten (10) days after the Transfer, Tenant shall give Landlord written notice of the Transfer, which notice shall be accompanied by such documents or information as is reasonably necessary to substantiate that the proposed Transfer falls within the parameters of Section 17.7.1 above; (iii) Landlord receives no later than the tenth (10th) business day after effective date of the Transfer a fully executed duplicate original assignment or sublease (if applicable), in a commercially reasonable form; (iv) any such Transfers shall not, whether in a single transaction or in a series of transactions, be entered into as a subterfuge to evade the obligations and restrictions relating to Transfers set forth in this Article 17; and (v) no Transfer to a Permitted Transferee shall release Tenant from its obligations under this Lease.

17.8Permitted Occupancy by Certain Business Affiliates

. Tenant shall have the right, from time to time, to allow one or more persons or entities with whom Tenant has a previously existing and continuing business relationship (“Business Affiliates”) to occupy with Tenant the Premises on a shared basis with Tenant, subject to the following terms and conditions: (a) at least ten (10) business days before a Business Affiliate takes occupancy, Tenant shall provide Landlord with the name and address of such Business Affiliate; (b) Tenant shall exercise a reasonable degree of supervision over all activity occurring in the Premises; (c) the Business Affiliate’s use and occupancy of the Premises shall be subject to the terms, covenants and conditions of this Lease, including, without limitation, the Building Rules, and Tenant shall cause such Business Affiliate to observe or perform each of the provisions of this Lease which the Business Affiliate is obligated to observe or perform, including, without limitation, the Building Rules; (d) the Business Affiliate shall direct to Tenant (and not Landlord) any and all requests, concerns, complaints and other communications regarding the Premises; and (e) Tenant’s occupancy arrangements with the Business Affiliates shall not, whether in a single transaction or in a series of transactions, be entered into as a subterfuge to avoid the obligations and restrictions relating to Transfers set forth in this Article 17.

17.9Arbitration

. If Landlord has the right pursuant to this Article 17 to reasonably disapprove a particular proposed Transfer and Landlord disapproves such proposed Transfer and Tenant disputes Landlord’s failure to approve such Transfer, then the dispute shall be submitted to arbitration in accordance with Article 45 below.

18.Rules and Regulations

.  Tenant agrees to observe and comply with, and to cause all Tenant Parties to observe and comply with, the Building rules and regulations (the “Building Rules”) set forth in Exhibit B-1 attached hereto, and all reasonable modifications of and additions thereto adopted from time to time by Landlord; provided, that, such modifications and additions do not have a material adverse effect on the operation of Tenant’s business at or access to the Premises. No modifications of or additions to the Building Rules shall be effective until thirty (30) days after delivery of written notice to Tenant. The Building Rules are in addition to, and shall not be construed in any way to modify, in whole or in part, any of the provisions of this Lease. If any of the Building Rules conflict with any express provisions of this Lease, the provisions of this Lease shall govern. Landlord shall enforce the Building Rules in a nondiscriminatory manner. Landlord shall use commercially reasonable efforts to enforce the Building Rules against other occupants of the Project in order to ensure that the Project is operated in manner consistent with Comparable Buildings.

19.Entry of Premises by Landlord; [***]; Modification to Common Areas.

19.1Entry of Premises

. Landlord reserves the right, during Building Standard Hours and upon at least twenty-four (24) hours’ written notice to Tenant (except in the case of an emergency, in which case reasonable advance notice given the circumstances shall be provided), to enter the Premises to (a) inspect the Premises; (b) show the Premises to governmental or utility representatives, prospective purchasers, to current or prospective Encumbrancers or insurers, or, during the last nine (9) months of the Term, to prospective tenants; (c) post notices of nonresponsibility; and (d) perform maintenance, repairs or alterations in accordance with this Lease. Landlord shall at all times have a key with which to unlock all the doors in the Premises. In an emergency, Landlord shall have the right to use any means Landlord may reasonably deem proper to open the doors in and to the Premises and such entry shall not be deemed to be a forcible entry or unlawful entry into or detainer of the Premises, or any portion thereof. Access by Landlord shall be in accordance with the security, safety and confidentiality requirements that Tenant may reasonably adopt from time to time, including, without limitation, a requirement that persons (including Landlord and Landlord Parties) having access to the Premises shall sign and deliver to Tenant a confidentiality agreement in substantially the form attached hereto as Exhibit J (provided that Tenant has the right to reasonably approve any changes to such form). Tenant may reasonably restrict access by any visitor whom Landlord intends to bring onto the Premises who is, or may reasonably be suspected by Tenant to be or represent a competitor of Tenant. Landlord’s entry shall cause the least interference to Tenant’s business as commercially reasonable. Landlord shall use commercially reasonable efforts to promptly finish any work for which it entered. Tenant shall at all times have the right to escort Landlord or its agents, representatives, contractors or guests while the same are in the Premises.

19.2[***]

19.3Modifications to Common Areas

. Landlord shall have the right upon Tenant’s written consent in Tenant’s reasonable discretion, from time to time, to: (a) make changes to the Common Areas, including, without limitation, changes in the location, size, shape and number of any Common Area amenity, installation or improvement, such as the driveways, entrances, parking spaces, parking areas, ingress, direction of driveways, hallways, corridors, lobby areas and walkways; provided, that, such changes do not have a material adverse effect on the operation of Tenant’s business at or access to the Premises; (b) add additional improvements to the Common Areas or remove existing improvements therefrom; provided, that, such changes do not have a material adverse effect on the operation of Tenant’s business at or access to the Premises; (c) close temporarily any of the Common Areas while engaged in making additional improvements, repairs or alterations to the Project or any portion thereof; and (d) do and perform any other acts, alter or expand, or make any other changes in, to or with respect to the Common Areas as Landlord may, in its reasonable discretion, deem to be appropriate; provided, that, the same do not have a material adverse effect on the operation of Tenant’s business at or access to the Premises. Notwithstanding the foregoing, (A) this Section 19.3 shall not be applicable to any provision of this Lease which addresses work to be performed by Landlord pursuant to Section 19.2, Section 45, and Exhibit L, and (B) Landlord shall have the right, upon written notice to Tenant, to (i) install monitor, repair, relocate and replace pipes, ducts, conduits, wires, meters and equipment, including those located above the ceiling surfaces, below the floor surfaces, and within the walls of the Premises, (ii) modify the Common Areas to comply with Applicable Laws, including regulations relating to the physically disabled, seismic conditions, and building safety and security, and (iii) install new floor covering, lighting, and wall coverings in the Common Areas; provided, that, in each such case, such changes (x) do not have a material adverse effect on the operation of Tenant’s business at or access to the Premises, (y) do not have a material adverse effect on the continued exercise by Tenant of its rights with respect to the Parking Garage Roof Space, the License Area, the Sidewalk Area, the Cafeteria, having dogs in the Building or signage, each as set forth herein, and (z) do not constitute changes to the configuration or décor of the Common Areas.  Tenant shall have exclusive control over the configuration, décor and alterations of the Cafeteria, the existing AV wall, the light tunnel, the coffee bar, and the walls facing the atrium, provided that any changes to such configuration, décor or alterations of the Common Areas shall be performed in accordance with the provisions of Article 10.

19.4Waiver of Claims

. Tenant acknowledges that Landlord, in connection with Landlord’s activities under this Article 19, may, among other things, erect scaffolding or other necessary structures in the Premises and/or the Project, limit or eliminate access to portions of the Project, including portions of the Common Areas, or perform work in the Premises and/or the Project, which work may create noise, dust, vibration, odors or leave debris in the Premises and/or the Project. Landlord shall exercise commercially reasonable efforts to minimize interference with the conduct of Tenant’s business in the Premises in performing activities under this Article 19, but Tenant hereby agrees that such activities shall not: constitute an actual or constructive eviction of Tenant; entitle Tenant to any abatement of Rent; make Landlord liable to Tenant for any direct or indirect injury to or interference with Tenant’s business; or entitle Tenant to any compensation or damages for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements, or for any inconvenience or annoyance resulting from such activities.

20.Default and Remedies.

20.1Events of Default

. The occurrence of any one or more of the following events (each, an “Event of Default”) shall constitute a breach of this Lease by Tenant:

20.1.1Tenant fails to pay any Rent when due, and such failure continues for more than five (5) business days after Tenant’s receipt of written notice from Landlord specifying Tenant’s alleged failure to pay Rent;

20.1.2Tenant fails to obtain Landlord’s prior written consent to any Transfer in violation of Article 17, and such failure continues for more than thirty (30) days after Tenant’s receipt of written notice from Landlord specifying Tenant’s alleged failure to obtain Landlord’s prior written consent to such Transfer;

20.1.3Tenant fails to deliver evidence of insurance, an estoppel certificate, or financial statements to Landlord within the time periods required by Article 14 and Sections 23.1 and 32.19, respectively, and such failure continues for more than five (5) business days after Tenant’s receipt of written notice from Landlord specifying in detail Tenant’s alleged failure to deliver such information;

20.1.4Tenant fails to remove any lien or encumbrance arising out of any work performed, materials furnished or obligations incurred by Tenant within the time period required by Article 11, and such failure continues for more than five (5) business days after Tenant’s receipt of written notice from Landlord specifying in detail Tenant’s alleged failure to remove such lien or encumbrance;

20.1.5Tenant fails to observe or perform any other agreement or covenant of this Lease, and such failure continues for more than thirty (30) days after Tenant’s receipt of written notice from Landlord specifying in detail Tenant’s alleged failure to perform; provided that if such failure cannot reasonably be cured within a thirty (30) day period, an Event of Default shall not be deemed to have occurred if Tenant promptly commences such cure within said period of thirty (30) days, and thereafter diligently pursues and completes such cure;

20.1.6Tenant (i) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy, insolvency or other debtors’ relief law of any jurisdiction, (ii) makes an assignment for the benefit of its creditors, or (iii) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to Tenant or with respect to any substantial part of its property;

20.1.7Without consent by Tenant, a court or government authority enters an order, and such order is not vacated within ninety (90) days, (i) appointing a custodian, receiver, trustee or other officer with similar powers with respect to Tenant or with respect to any substantial part of its property, or (ii) constituting an order for relief or approving a petition for relief or reorganization or arrangement or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy, insolvency or other debtors’ relief law of any jurisdiction, or (iii) ordering the dissolution, winding-up or liquidation of such Tenant; or

20.1.8This Lease or any estate of Tenant hereunder is levied upon under any attachment or execution and such attachment or execution is not vacated within thirty (30) days.

20.2Landlord’s Remedies Upon Occurrence of Event of Default

.  Even if Tenant has breached this Lease and abandoned the Premises, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession, and Landlord, in addition to all other rights and remedies, shall have the right described in California Civil Code Section 1951.4 (Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations). Acts of maintenance or preservation or efforts to relet the Premises or the appointment of a receiver upon initiative of Landlord to protect Landlord’s interest under this Lease shall not constitute a termination of Tenant’s right to possession unless written notice of termination is given by Landlord to Tenant.

20.3Damages Upon Termination

. If an Event of Default occurs and is continuing, Landlord shall have the right at any time during such continuance of an Event of Default to give a written termination notice to Tenant and, on the date specified in such notice, Tenant’s right to possession shall terminate and this Lease shall terminate, unless such Event of Default is cured prior to such termination of this Lease. Upon such termination, Landlord shall have the right to recover from Tenant:

20.3.1The worth at the time of award of all unpaid Rent which had been earned at the time of termination;

20.3.2The worth at the time of award of the amount by which all unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss that Tenant proves could have been reasonably avoided;

20.3.3The worth at the time of award of the amount by which all unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant proves could be reasonably avoided; and

20.3.4All other amounts necessary to compensate Landlord for the actual detriment caused by Tenant’s failure to perform Tenant’s obligations under this Lease.

The “worth at the time of award” of the amounts referred to in Sections 20.3.1 and 20.3.2 above shall be computed by allowing interest at the Interest Rate. The “worth at the time of award” of the amount referred to in Section 20.3.3 above shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

20.4Computation of Certain Rent for Purposes of Default

. For the purpose of determining unpaid Rent under Sections 20.3.1, 20.3.2 and 20.3.3 above, the Rent reserved in this Lease shall be deemed to be the total Rent payable by Tenant under Articles 4 and 5 above. For purposes of computing the amount of Rent hereunder that would have accrued after the time of award, the amount of increases in Additional Rent shall be projected based upon the average rate of increase, if any, in Additional Rent from the Commencement Date through the time of award, subject to Section 4.4.

20.5Landlord’s Right to Cure Defaults

. Upon the occurrence and during the continuance of an Event of Default, Landlord may, at its option, take any reasonable action to cure the Event of Default, without waiving its rights and remedies against Tenant or releasing Tenant from any of its obligations hereunder. Notwithstanding the preceding sentence, in the event of an emergency or other circumstance in which Tenant’s failure to take immediate action may result in injury to persons or damage to property, Landlord may, at its option, take any reasonable action to perform any obligation of Tenant, after first giving such prior notice to Tenant as may be reasonable under the circumstances. All reasonable out-of-pocket costs actually paid by Landlord in performing Tenant’s obligations as set forth in this Section 20.5 shall be paid by Tenant to Landlord within thirty (30) days after demand as Additional Rent.

20.6Remedies Cumulative

.  The remedies provided for in this Lease are in addition to all other remedies available to Landlord at law or in equity by statute or otherwise.

20.7Landlord’s Default.

20.7.1General

. Notwithstanding anything to the contrary set forth in this Lease, except with respect to the Common Area Improvements as governed by Exhibit L attached hereto and made a part hereof, Landlord shall not be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease unless Landlord fails to perform such obligation within thirty (30) days after the receipt by Landlord of written notice from Tenant specifying in detail Landlord’s alleged failure to perform; provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it commences such performance within such thirty (30) day period and thereafter diligently pursues the same to completion. Nothing contained in this Section 20.7.1 shall affect Tenant’s rights to cure Landlord’s breach of this Lease as set forth in Section 20.7.2 below.

20.7.2Tenant’s Cure Right

. If Landlord fails to comply with any of Landlord’s obligations set forth in this Lease, which failure adversely affects Tenant’s ability to conduct business in the Premises, and such failure continues for thirty (30) days following written notice from Tenant to Landlord and any Landlord’s Encumbrancer (if designated in writing by Landlord), then, following an additional five (5) business days’ notice to Landlord and any Landlord’s Encumbrancer (if designated in writing by Landlord) specifying that Tenant intends to exercise its cure rights pursuant to this Section (provided, however, that such notice shall not be required in the event of an emergency, in which case reasonable advance notice given the circumstances shall be provided), Tenant may, but shall not be obligated to, proceed to take the required action on behalf of, and for the account of, Landlord (including payment of monetary sums), and Landlord shall promptly reimburse Tenant for all reasonable costs and expenses paid or incurred on behalf of Landlord in connection with performing the obligations set forth herein. Any work performed by Tenant pursuant to the foregoing shall be conducted in accordance with the terms of Article 10 (excluding any requirement to obtain Landlord’s consent as provided in Article 10). Notwithstanding the foregoing, Landlord may deliver to Tenant a good faith written objection before the expiration of the required notice periods above, (i) setting forth with reasonable particularity Landlord’s reasons for its claim that Tenant is not entitled to exercise its rights pursuant to this Section and (ii) submitting the dispute to binding arbitration in accordance with Article 43 below. If and to the extent Landlord properly objects and submits the dispute to arbitration in accordance with the preceding sentence, then Tenant shall not exercise its rights pursuant to this Section unless and until the Arbitrator determines Tenant is entitled to exercise its rights pursuant to this Section.

20.7.3Tenant’s Off-Set Rights

. Subject to any express limitations set forth herein to the contrary, the remedies provided for in this Lease are in addition to all other remedies available to Tenant at law or in equity by statute or otherwise. Without limiting the generality of the foregoing, if Landlord fails to pay or reimburse Tenant when due any amount owed to Tenant under this Lease, including, without limitation: (i) Landlord fails to reimburse Tenant in connection with the exercise of Tenant’s rights pursuant to Section 20.7.2 above; (ii) monetary damages awarded to Tenant in any arbitration proceeding or by a court in any legal proceeding, then Tenant shall have the right, in addition to all other remedies available to Tenant at law or in equity by statute or otherwise but after complying with the notice requirements hereinafter set forth, to either off-set against Rent due under this Lease or otherwise abate payments of Base Rent, Additional Rent or other Rent an amount equal to the applicable amounts owed to Tenant. Notwithstanding the foregoing, Tenant shall deliver written notice to Landlord and any Landlord’s Encumbrancer (if designated in writing by Landlord) of Tenant’s intent to off-set against Rent under clauses (i) and (ii) of this Section 20.7.3 at least thirty (30) days prior to the date it intends to exercise its right of off-set or abatement, and following an additional five (5) business days’ notice to Landlord and any Landlord’s Encumbrancer (if designated in writing by Landlord) after the expiration of such thirty (30) day period, specifying that Tenant intends to exercise its cure rights pursuant to this Section, Tenant shall have the right off-set or abate as described above, unless Landlord objects in writing as hereinafter described. If Landlord delivers to Tenant a written good faith objection to Tenant’s right of off-set before the expiration of such additional five (5) business days’ notice period, (A) setting forth with reasonable particularity Landlord’s reasons for its claim that Tenant is not entitled to exercise its rights pursuant to this Section and (B) submitting the dispute to binding arbitration in accordance with Article 43 below, then Tenant shall not then be entitled to such off-set unless and until the Arbitrator determines that Tenant has the right to exercise such set-off rights (but Tenant may exercise such set-off rights as to any amount not in dispute). If Tenant prevails in the arbitration, the amount of the award (which shall include interest at the Interest Rate from the time of delivery of Tenant’s notice of its intent to off-set Rent until the date Tenant is entitled to off-set and reasonable attorneys’ fees and related costs) may be deducted by Tenant from the Rent next due and owing under this Lease. Notwithstanding anything to the contrary contained in this Section 20.7.3, Tenant shall have no right under this Section 20.7.3 to off-set from Rent payable by Tenant under this Lease, nor to proceed to arbitration as provided above in this Section 20.7.3, so long as an Event of Default of Tenant under this Lease has occurred and remains uncured.

21.Subordination, Attornment and Nondisturbance.

21.1Subordination and Attornment

. Landlord’s interest herein may be assigned as security at any time to any Encumbrancer.  This Lease and all of Tenant’s rights hereunder shall be subject and subordinate to any and all Encumbrances, and to any and all advances made or hereafter made on the security thereof or Landlord’s interest therein, all without the necessity of any further instrument executed or delivered by or on the part of Tenant for the purpose of effectuating such subordination, unless an Encumbrancer requires in writing that this Lease be superior to its Encumbrance. Upon any termination or foreclosure (or any delivery of a deed in lieu of foreclosure) of any Encumbrance, Tenant, upon request, shall attorn to the Encumbrancer or purchaser or any successor thereto and shall recognize such party as Landlord hereunder; provided, however that Landlord shall have obtained for the benefit of Tenant from any Encumbrancer a commercially reasonable non-disturbance agreement which provides, among other things, that so long as there is no Event of Default continuing hereunder, this Lease shall not be terminated and Tenant shall be entitled to the benefit of each of the agreements, terms, covenants and conditions set forth herein. Tenant covenants and agrees to execute and deliver, upon reasonable written demand, such further commercially reasonable instruments evidencing such subordination or superiority of this Lease to any such Encumbrance, and such attornment, as may be required by Landlord or by the Encumbrancer of such Encumbrance. Landlord shall pay all costs and expenses charged by any Encumbrancer in connection with obtaining any subordination, non-disturbance and attornment agreement required to be delivered pursuant to this Section 21.1.

21.2Mortgage Subordination

.  Notwithstanding anything to the contrary in this Article 21 or otherwise in this Lease, any Encumbrancer may at any time subordinate a mortgage or deed of trust Encumbrance to this Lease in whole or in part, without any need to obtain Tenant’s consent, by execution of a written document subordinating such mortgage or deed of trust Encumbrance to this Lease to the extent set forth in such document and thereupon this Lease shall be deemed prior to such mortgage or deed of trust

Encumbrance to the extent set forth in such document without regard to this Lease, such mortgage or deed of trust Encumbrance, or their respective dates of execution, delivery and/or recording.

21.3Notice to Encumbrancer

. Tenant agrees to give any Encumbrancer designated in writing by Landlord, by certified mail, a copy of any notice of default served upon Landlord by Tenant, provided that prior to such notice Tenant has received notice (by way of service on Tenant of a copy of an assignment of rents and leases, or otherwise) of the notice address of such Encumbrancer.

21.4Rent Payment Direction

. From and after Tenant’s receipt of written notice from an Encumbrancer or from a receiver appointed pursuant to the terms of such Encumbrancer’s Encumbrance (a “Rent Payment Notice”), Tenant shall pay all Rent under this Lease to such Encumbrancer or as such Encumbrancer shall direct in writing. Tenant shall comply with any Rent Payment Notice notwithstanding any contrary instruction, direction or assertion from Landlord. An Encumbrancer’s delivery to Tenant of a Rent Payment Notice, or Tenant’s compliance therewith, shall not be deemed to:  (a) cause such Encumbrancer to succeed to or to assume any obligations or responsibilities of Landlord under this Lease, all of which shall continue to be performed and discharged solely by Landlord unless and until such Encumbrancer or a foreclosure sale purchaser succeeds to Landlord’s interest hereunder, or (b) relieve Landlord of any obligations under this Lease. Landlord irrevocably directs Tenant to comply with any Rent Payment Notice, notwithstanding any contrary direction, instruction, or assertion by Landlord. Tenant shall be entitled to rely on any Rent Payment Notice.

21.5SNDA

. If not already accomplished on the Commencement Date, Landlord shall use commercially reasonable efforts to cause its mortgage lender (the “Security Holder”), to promptly enter into a subordination, nondisturbance and attornment agreement (the “SNDA”) in form and substance reasonably approved by Tenant, Landlord (if Landlord is to execute the same), and such Security Holder. Landlord shall pay all costs and expenses charged by the Security Holder in connection with obtaining the SNDA.

22.Sale or Transfer by Landlord; Lease Non-Recourse.

22.1Release of Landlord on Transfer

.  Landlord may at any time transfer, in whole or in part, its right, title and interest under this Lease and in the Project, or any portion thereof. Notwithstanding the foregoing, Landlord shall not transfer its interest in the Project without also transferring its interest in this Lease. Upon such a transfer, Landlord shall automatically be released from all further liability accruing under this Lease from and after such transfer, and, provided the transferee assumes Landlord’s obligations under this Lease, Tenant agrees to attorn to the transferee and to look solely to the transferee for the performance of Landlord’s obligations under this Lease after the date of transfer; provided, however, that if Tenant provides Landlord with any security for Tenant’s performance of its obligations hereunder, and Landlord does not transfer, or provide a credit with respect to, such security to the grantee or transferee of Landlord’s interest in the Project, then Landlord shall remain liable to Tenant for such security, and Tenant shall not be obligated to deliver additional security to the grantee or transferee of Landlord’s interest in the Project in substitution for any security not so transferred by Landlord.

22.2Lease Nonrecourse to Landlord; Limitation of Liability

. Any liability of Landlord Parties to Tenant under this Lease shall be limited to Landlord’s interest in the Project, and Tenant agrees to look solely to such interest for the recovery of any judgment, it being intended that Landlord and the Landlord Parties shall not be personally liable for any deficiency or judgment. In no event shall any of Landlord, Landlord Parties, Tenant or Tenant Parties be liable under any circumstances for any consequential damages or for injury or damage to, or interference with the other party’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill, or loss of use, however occurring, except in accordance with Section 16.1 with respect to third party claims.

23.Estoppel Certificate.

23.1Tenant Estoppel

. Tenant shall, from time to time, within fifteen (15) business days following written request from Landlord, execute, acknowledge and deliver to Landlord an estoppel certificate, which shall be substantially in the form of Exhibit I attached hereto, indicating therein any exceptions thereto that may exist at that time. Any such certificate may be relied upon by, and shall upon Landlord’s request be addressed to, any such prospective lender or purchaser of the Project. If Tenant fails to execute, acknowledge and deliver any such estoppel certificate within such fifteen (15) business day period, Landlord shall deliver a written notice (the “Estoppel Reminder Notice”) to Tenant stating that Tenant has failed to deliver such estoppel certificate within the required time period. Failure of Tenant to execute, acknowledge and deliver an estoppel certificate to Landlord within five (5) business days after delivery of an Estoppel Reminder Notice, shall, at Landlord’s option, constitute (i) an acknowledgment by Tenant that statements included in good faith by Landlord in the estoppel certificate are true and correct or (ii) an Event of Default.

23.2Landlord Estoppel

.  Landlord shall, from time to time, within fifteen (15) business days following written request from Tenant, execute, acknowledge and deliver to Tenant an estoppel certificate, (a) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which the rental and other charges are paid in advance, if any, (b) acknowledging that to Landlord’s actual knowledge there are not any uncured defaults on the part of Tenant or Landlord hereunder, or specifying such defaults if any are claimed, and (c) setting forth such further factual information with respect to the status of this Lease or the Premises as may reasonably be requested thereon. Any such certificate may be relied upon by, and shall upon Tenant’s request be addressed to, any parties reasonably requested by Tenant. If Landlord fails to execute, acknowledge and deliver any such estoppel certificate within such fifteen (15) business day period, Tenant may deliver an Estoppel Reminder Notice to Landlord stating that Landlord has failed to deliver such estoppel certificate within the required time period. Failure of Landlord to execute, acknowledge and deliver an estoppel certificate to Tenant within five (5) business days after delivery of an Estoppel Reminder Notice, shall, at Tenant’s option, constitute (i) an acknowledgment by Landlord that statements included in good faith by Tenant in the estoppel certificate are true and correct and (ii) a default by Landlord under this Lease without any additional cure periods.

24.No Light, Air, or View Easement

. Tenant agrees that no diminution or shutting off of light, air or view by any structure which may be erected (whether or not by Landlord) on property adjacent to the Building shall in any way affect this Lease, entitle Tenant to any reduction of Rent hereunder or result in any liability of Landlord to Tenant.

25.Holding Over

. Any holding over after the expiration or earlier termination of this Lease with the written consent of Landlord shall be a tenancy from month to month on the terms set forth herein, except that the Base Rent shall be an amount equal to one hundred twenty-five percent (125%) of the Base Rent payable by Tenant immediately prior to such holding over. Acceptance by Landlord of Rent after the expiration or termination of this Lease shall not constitute a consent by Landlord to any such tenancy from month to month or result in any other tenancy or any renewal of the term hereof. The provisions of this Article 25 are in addition to, and do not affect, Landlord’s right of reentry or other rights hereunder or provided by Applicable Laws.

26.No Rights to Relocate Tenant

. Landlord shall have no rights to relocate Tenant from the Premises.

27.Waiver

. The failure of either party to object to or to assert any remedy by reason of the other party’s failure to perform or observe any covenant or term hereof or its failure to assert any rights by reason of the happening or non-happening of any condition hereof shall not be deemed a waiver of its right to assert and enforce any remedy it may have by reason of such failure on the part of the other party or the happening or non-happening of such condition or a waiver of its rights to enforce any of its rights by reason of any subsequent failure of the other party to perform or observe the same or any other term or covenant or by reason of the subsequent happening or non-happening of the same or any other condition. No custom or practice which may develop between the parties hereto during the Term shall be deemed a waiver of, or in any way affect, the right of either party to insist upon performance and observance by the other party in strict accordance with the terms hereof. The acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding failure of Tenant to perform or observe any term or covenant of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, irrespective of any knowledge on the part of Landlord of such preceding failure at the time of acceptance of such Rent, and no endorsement or statement on any check or any letter accompanying any check or payment of Rent shall be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or payment of Rent or pursue any other remedies available to Landlord. No receipt of money by Landlord from Tenant after the termination of this Lease or Tenant’s right of possession of the Premises shall reinstate, continue or extend the Term. Receipt or acceptance of payment from anyone other than Tenant, including a Transferee, is not a waiver of any breach of Article 17, and Landlord may accept such payment on account of the amount due without prejudice to Landlord’s right to pursue any remedies available to Landlord.

28.Notices; Tenant’s Agent for Service

. Except in circumstances in which oral notice is expressly permitted in this Lease, all notices, demands, requests or other communications that may be or are required to be given by either party to the other hereunder shall be in writing. All notices shall be sufficiently given, made or delivered if (i) hand delivered (which may be by messenger service) to the applicable address for notices set forth in the Basic Lease Information, (ii) sent by United States certified mail with return receipt requested, postage prepaid, or by a reputable overnight courier service to the applicable address for notices set forth in the Basic Lease information or (iii) sent by electronic mail to the applicable address(es) for electronic mail notices in which event notice shall be deemed to occur the same day if given before 5:00 p.m. Pacific time on a business day and, if not so received, the next business day.  Each notice other than electronic mail notices shall be deemed received upon the earlier of receipt or three (3) days after the date it was mailed as provided in this Article 28, if sent by certified mail, or, one (1) business day after delivery to the overnight courier specifying “next business day” delivery, or upon the date delivery is made; provided, however, that any refusal to accept delivery shall be deemed to constitute receipt. Any approval, consent or other notice under this Lease may be given on behalf of a party by the attorney for such party.

29.Authority.

29.1.1If Tenant is a corporation (or other business organization), Tenant represents and warrants to Landlord that (i) Tenant is duly incorporated (or organized) and validly existing under the laws of its state of incorporation (or organization), (ii) Tenant is qualified to do business in California, (iii) Tenant has full right, power and authority to enter into this Lease and to perform all of Tenant’s obligations hereunder, and (iv) the execution, delivery and performance of this Lease has been duly authorized by Tenant and each person signing this Lease on behalf of the Tenant is duly and validly authorized to do so.

29.1.2If Landlord is a corporation (or other business organization), Landlord represents and warrants to Tenant that (i) Landlord is duly incorporated (or organized) and validly existing under the laws of its state of incorporation (or organization), (ii) Landlord is qualified to do business in California, (iii) Landlord has full right, power and authority to enter into this Lease and to perform all of Landlord’s obligations hereunder, and (iv) the execution, delivery and performance of this Lease has been duly authorized by Landlord and each person signing this Lease on behalf of Landlord is duly and validly authorized to do so.

30.Parking; Transportation.

30.1Lease of Parking Spaces

.  Tenant shall, lease the number of reserved parking spaces in the Parking Garage as specified in the Basic Lease Information and as generally shown on Exhibit F and as may be increased as provided below in this Section 30.1 (the “Parking Spaces”) throughout the Term and any extension thereof, subject, however, to the provisions of this Article 30, and subject to any automatic reduction in the number of Tenant’s parking spaces on a proportional basis in connection with any permitted reduction of space during an Extension Option or any recapture of space by Landlord in accordance with this Lease. Tenant shall notify Landlord of its election as to how many Parking Spaces it shall rent during the Term on or prior to the Commencement Date, and each annual anniversary thereafter.  The parking charges for such Parking Spaces shall be equal to (a) [***] Dollars ($[***]) per parking space per month during the first Lease Year, and such amount shall be increased each Lease Year to be equal to [***] percent ([***]%) of the preceding Lease Year’s parking charge per parking space per month, and (b) shall be determined as provided in Section 3.2 during the Extension Term (the “Parking Charge”). Parking Charges shall constitute Rent hereunder and shall be payable in advance, at the same time and in the same manner as Base Rent. In connection with any reduction in the number of Parking Spaces leased by Tenant in connection with any option exercise, Tenant shall, at its sole cost and on or prior to the commencement date of the applicable Extension Term, relocate any gate and/or security fence installed by Tenant pursuant to Section 30.2 to a location and in a configuration reasonably acceptable to Landlord. Subject to availability, Tenant shall also have the right to rent on a month-to-month basis additional unreserved parking spaces in the Parking Garage at the rate of the then-current Parking Charge. The Parking Spaces shall be available to Tenant twenty-four (24) hours a day, seven (7) days a week. Upon exercise of any right to expand the Premises pursuant to this Lease, Tenant shall rent a number of parking spaces within the area of the Parking Garage calculated by dividing the Rentable Square Feet of the applicable Expansion Premises by One Thousand Eight Hundred (1,800) (the “Expansion Parking Spaces”). The Expansion Parking Spaces shall be leased on a reserved basis and at the rate of the then-current Parking Charge.

30.2Tenant’s Right to Secure Parking

. Subject to compliance with Applicable Law and obtaining any necessary approvals and permits, Tenant, at its sole cost and expense, shall have the right to install a gate and security fence to secure a portion of the Parking Spaces located on the roof of the Parking Garage in the area along the Eighth Street side of the Building.  Tenant shall comply with all of the provisions of Article 10 with respect to the construction and installation of any such gate or security fence. Tenant shall pay all Parking Charges attributable to any parking spaces that are eliminated to accommodate installation of the gate and fence on the same terms and in the same manner as provided in Section 30.1 above.  If such gate and fence are installed pursuant to the terms of this Section 30.2, at Tenant’s sole cost and expense and without affecting Tenant’s obligations to pay Parking Charges, Tenant shall be permitted to contract for valet service from the Eighth Street entrance to the Premises for parking within such gated area subject to Landlord’s reasonable approval of the terms and conditions of such services, including weight, safety and maintenance concerns.

30.3Use of the Parking Spaces

.  The use of the Parking Spaces shall be for the parking of motor vehicles used by Tenant or Tenant Parties, and for Ancillary Uses as expressly permitted by this Lease (such as seating, the dog park area, and Additional Generators) and shall be subject to Applicable Laws. The Parking Spaces shall be accessible to Tenant twenty-four (24) hours a day, seven (7) days a week and overnight parking is permitted.  Parking Spaces may not be assigned or transferred separate and apart from this Lease but may be assigned, sublet or licensed in connection with any Transfer permitted hereunder.  Tenant shall retain all of the parking fees, rent or other consideration paid by any Transferee for such Parking Space in excess of the Parking Charge for such Parking Space.  Upon the expiration or earlier termination of this Lease, Tenant’s rights with respect to all leased Parking Spaces shall immediately terminate. If Tenant’s rights to Parking Spaces terminate, or if Tenant relinquishes its rights to any parking, Tenant shall not have any right to any such terminated or relinquished parking for the remainder of the Term, except as expressly set forth herein, and Landlord shall have no obligation to procure substitute parking for Tenant.

30.4Management of Parking Garage

. The Parking Garage shall be subject to the reasonable control and management of Landlord, which may, from time to time, establish, modify and enforce reasonable rules and regulations with respect thereto to the extent not in conflict with the express terms of this Lease. If parking spaces are not assigned pursuant to the terms of this Lease, Landlord reserves the right at any time to assign parking spaces, and Tenant shall thereafter use commercially reasonable efforts to ensure that Tenant Parties park in the designated areas. Landlord reserves the right to change, reconfigure, or rearrange any portion of the Parking Garage (other than the Expansion Parking Spaces if Tenant has expanded into the applicable Expansion Premises and that portion of the Parking Garage controlled by Tenant pursuant to Section 30.2 above) to reconstruct or repair any portion of the Parking Garage, and to restrict or eliminate the use of any portion of the Parking Garage (other than the Expansion Parking Spaces if Tenant has expanded into the applicable Expansion Premises and that portion of the Parking Garage controlled by Tenant pursuant to Section 30.2 above) and do such other acts in and to such areas as Landlord deems necessary or desirable, without such actions being deemed an eviction of Tenant or a disturbance of Tenant’s use of the Premises, and without Landlord being deemed in default hereunder, provided that Landlord shall use commercially reasonable efforts (without any obligation to engage overtime labor or commence any litigation) to minimize the extent and duration of any resulting interference with Tenant’s parking. Landlord may, in its sole and absolute discretion, convert the Parking Garage to a reserved and/or controlled parking facility, or operate the Parking Garage (or a portion thereof) as a tandem, attendant assisted and/or valet parking facility. Landlord may delegate its responsibilities with respect to the Parking Garage to a parking operator, in which case such parking operator shall have all the rights of control and management granted to Landlord herein. In such event, Landlord may direct Tenant, in writing, to enter into a parking agreement directly with the operator of the Parking Garage, which parking agreement shall be subject to the reasonable approval of Tenant, and to pay some or all of the Parking Charges directly to such operator.

30.5Abatement

. Notwithstanding anything to the contrary set forth herein, if Tenant is prevented from using all or any Parking Spaces for any reason whatsoever, then the Parking Charge shall be proportionately abated based upon the number of Parking Spaces that Tenant is prevented from using and the length of time Tenant is prevented from using such Parking Spaces. If Tenant is prevented from using all or any Parking Spaces for any reason whatsoever, then Landlord shall use commercially reasonable efforts to assist Tenant in locating alternate parking.

31.Communications and Computer Lines.

31.1Tenant’s Rights

. Subject to the terms and conditions of this Article 31, and at no additional cost or expense to Tenant, Tenant and/or Tenant’s telecommunications provider shall be permitted access to the Building’s riser system or alternative space in the Building (which alternative space shall be reasonably acceptable to Tenant and its telecommunications provider) for the installation of telecommunications cabling and other equipment, and, in order to install, maintain, operate and remove telecommunications cabling or other equipment to the Premises. The parties acknowledge that AT&T has installed telecommunications service to the Building terminating in the Building’s MPOE room. Landlord shall allow access to the Building (including the Building’s riser system and MPOE room) to all other telecommunications carriers requested by Tenant for the installation of telecommunications service, at no additional cost to Tenant. Tenant may install, maintain, replace, remove or use any communications or computer wires, cables and related devices (collectively the “Lines”) at the Building in or serving the Premises, provided: (a) Tenant shall deliver prior written notice to Landlord, and comply with all of the other provisions of Article 10, (b) any such installation, maintenance, replacement, removal or use shall be coordinated with any riser management company designated by Landlord and shall comply with all Applicable Laws and good work practices, and shall not interfere with the use of any then-existing Lines at the Building, (c) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Building, as determined in Landlord’s reasonable discretion, (d) if Tenant at any time uses any equipment that may create an electromagnetic field exceeding the normal insulation ratings of ordinary twisted pair riser cable or cause radiation higher than normal background radiation, the Lines therefor (including riser cables) shall be appropriately insulated to prevent such excessive electromagnetic fields or radiation, (e) Tenant’s rights shall be subject to the rights of any regulated telephone company, and (f) Tenant shall pay all costs in connection therewith.  Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time in violation of any Applicable Laws, within thirty (30) days after notice.

31.2Landlord’s Rights

. Landlord may (but shall not have the obligation to):  (a) install new Lines at the Building, (b) create additional space for Lines at the Building, and (c) reasonably direct, monitor and/or supervise the installation, maintenance, replacement and removal of, the allocation and periodic re-allocation of available space (if any) for, and the allocation of excess capacity (if any) on, any Lines now or hereafter installed at the Building by Landlord, Tenant or any other party (but Landlord shall have no right to monitor or control the information transmitted through such Lines); provided, that, in each case, such actions shall not have a material adverse effect on Tenant’s existing use of Lines or business at the Premises. Such rights shall not be in limitation of other rights that may be available to Landlord pursuant to this Lease or by law or otherwise,

31.3Removal; Line Problems

. Notwithstanding anything to the contrary contained in this Lease, Tenant may leave all or any portion of the Lines in place upon expiration or termination of this Lease. Any Lines not removed shall, at Landlord’s option, become the property of Landlord (without payment by Landlord). Landlord shall have no liability for damages arising from, and Landlord does not warrant that the Tenant’s use of any Lines will be free from the following (collectively called “Line Problems”): (a) any eavesdropping or wiretapping by unauthorized parties, (b) any failure of any Lines to satisfy Tenant’s requirements, or (c) any shortages, failures, variations, interruptions, disconnections, loss or damage caused by the installation, maintenance, replacement, use or removal of Lines, or by any failure of the environmental conditions or the power supply for the Building to conform to any requirements for the Lines. Under no circumstances shall any Line Problems be deemed an actual or constructive eviction of Tenant, render Landlord liable to Tenant for abatement of Rent, or relieve Tenant from performance of Tenant’s obligations under this Lease. In addition, in no event shall Landlord be liable for damages by reason of loss of profits, business interruption or other consequential damage arising from any Line Problems unless such Line Problems are caused by Landlord or Landlord’s Parties negligence or willful misconduct.

32.Miscellaneous.

32.1No Joint Venture

. This Lease does not create any partnership or joint venture or similar relationship between Landlord and Tenant.

32.2Successors and Assigns

. Subject to the provisions of Article 17 regarding assignment, all of the provisions, terms, covenants and conditions contained in this Lease shall bind, and inure to the benefit of, the parties and their respective successors and assigns.

32.3Construction and Interpretation

. The words “Landlord” and “Tenant” include the plural as well as the singular. If there is more than one person comprising Tenant, the obligations under this Lease imposed on Tenant are joint and several. References to a party or parties refer to Landlord or Tenant, or both, as the context may require.  The captions preceding the Articles, Sections and subsections of this Lease are inserted solely for convenience of reference and shall have no effect upon, and shall be disregarded in connection with, the construction and interpretation of this Lease. Use in this Lease of the words “including,” “such as,” or words of similar import, when following a general matter, shall not be construed to limit such matter to the enumerated items or matters whether or not language of non-limitation (such as “without limitation”) is used with reference thereto. The term “person” includes the plural as well as the singular and individuals, firms, associations, partnerships and corporations. The term “Lease” means this Lease, and the exhibits and any addenda attached hereto, as the same may from time to time be supplemented, amended or modified. The term “business days” means Monday through Friday, excluding legal holidays in the State of California. Words used in any gender include other genders. All provisions of this Lease have been negotiated at arm’s length between the parties and after advice by counsel and other representatives chosen by each party and the parties are fully informed with respect thereto. Therefore, this Lease shall not be construed for or against either party by reason of the authorship or alleged authorship of any provision hereof, or by reason of the status of the parties as Landlord or Tenant, and the provisions of this Lease and the Exhibits hereto shall be construed as a whole according to their common meaning in order to effectuate the intent of the parties under the terms of this Lease. The language in all parts of this Lease shall be construed according to its normal and usual meaning and not strictly for or against either Landlord or Tenant.

32.4Severability

. If any provision of this Lease, or the application thereof to any person or circumstance, is determined to be illegal, invalid or unenforceable, the remainder of this Lease, or its application to persons or circumstances other than those as to which it is illegal, invalid or unenforceable, shall not be affected thereby and shall remain in full force and effect.

32.5Entire Agreement

. This Lease constitutes the entire and integrated agreement between Landlord and Tenant with respect to the subject matter of this Lease, the Premises, the Building, and the Project. There are no oral agreements between Landlord and Tenant affecting this Lease, and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, offers, agreements and understandings, oral or written, if any, between Landlord and Tenant or displayed by Landlord to Tenant with respect to the subject matter of this Lease, the Premises or the Building. There are no representations between Landlord and Tenant or between any real estate broker and Tenant other than those expressly set forth in this Lease and all reliance with respect to any representations is solely upon representations expressly set forth in this Lease.

32.6Governing Law

. This Lease shall be governed by and construed pursuant to the laws of the State of California.

32.7Costs and Expenses

.  In any lawsuit, action, arbitration, quasi-judicial proceeding, administrative proceeding, or any other proceeding brought by either party to enforce any of such party’s rights or remedies under this Lease, including, without limitation, any action or proceeding for declaratory relief, the prevailing party shall be entitled to reasonable attorneys’ fees and all actual, out-of-pocket costs, expenses and disbursements in connection with such action or proceeding, including, but not limited to, all costs of reasonable investigation, and all reasonable costs associated with expert witnesses and consultants, which sums may be included in any judgment or decree entered in such action in favor of the prevailing party. The non-prevailing party shall also be obligated to pay reasonable attorneys’ fees and costs incurred in any post-judgment proceedings to enforce and collect the judgment, which obligation shall survive the merger of this Lease into any judgment on this Lease. In addition, if either party utilizes the services of an attorney for the purpose of collecting any delinquent amounts owed to such party or in connection with any other breach of this Lease, the other party agrees to pay the reasonable attorneys’ fees and actual, out-of-pocket costs incurred by such party in enforcing this Lease, irrespective of whether an action is filed. Each party also shall pay all reasonable attorneys’ fees and other actual, out-of-pocket fees and costs, including but not limited to, investigative costs and expert witness and consultant fees and costs, that the other party incurs in enforcing, defending, or interpreting this Lease, or otherwise protecting such party’s rights under this Lease, in any voluntary or involuntary bankruptcy case, assignment for the benefit of creditors, or other insolvency, liquidation, or reorganization proceeding involving the other party or this Lease, including, but not limited to, all motions and proceedings related to relief from the automatic stay, lease assumption or rejection and/or extensions of time related thereto, lease designation, use of cash collateral, claim objections, and disclosure statements and plans of reorganization.

32.8Standards of Performance and Approvals

. Unless otherwise provided in this Lease, whenever approval, consent or satisfaction (collectively, an “approval”) is required of a party pursuant to this Lease or an Exhibit hereto, such approval shall not be unreasonably withheld, conditioned or delayed. Unless provision is made for a specific time period, approval (or disapproval) shall be given within thirty (30) days after receipt of the request for approval.  Nothing contained in this Lease shall limit the right of a party to act or exercise its business judgment in a subjective manner with respect to any matter as to which it has been (i) specifically granted such right, (ii) granted the right to act in its sole and absolute discretion or sole judgment, or (iii) granted the right to make a subjective judgment hereunder, whether “objectively” reasonable under the circumstances, and any such exercise shall not be deemed inconsistent with any covenant of good faith and fair dealing implied by law to be part of this Lease. The parties have set forth in this Lease their entire understanding with respect to the terms, covenants, conditions and standards pursuant to which their obligations under this Lease are to be judged and their performance measured, including the provisions of Article 17 with respect to assignments and subleases.

32.9Brokers

. Landlord and Tenant each represent and warrant to the other that no broker, agent, or finder has procured, or was involved in the negotiation of, this Lease and no such broker, agent or finder is or may be entitled to a fee, commission or other compensation in connection with this Lease. Landlord and Tenant shall each indemnify, defend, protect and hold the other harmless from and against Claims that may be asserted against the indemnified party in breach of the foregoing warranty and representation. Landlord shall also pay a market standard brokerage commission in regard to Tenant’s leasing of any Expansion Space to Tenant’s broker at the time of Tenant’s leasing of such Expansion Space as evidenced by written notice of Tenant to Landlord.

32.10Memorandum of Lease

. This Lease shall not be recorded except as permitted in this Section 32.10. Concurrently with the execution and delivery of this Lease, the parties shall promptly execute and Landlord shall record, at its sole cost and expense, a short form memorandum in substantially the form attached hereto as Exhibit G (the “Memorandum of Lease”). Within ten (10) business days after Landlord’s written request following the expiration or earlier termination of this Lease, Tenant shall execute and deliver to Landlord in recordable form, a quitclaim deed designating Landlord as the transferee in order to remove such Memorandum of Lease from title.

32.11Quiet Enjoyment

. Landlord covenants, in lieu of any implied covenant of quiet possession or quiet enjoyment, that so long as Tenant is in compliance with the covenants and conditions set forth in this Lease, Tenant shall have the right to quiet enjoyment of the Premises, Parking Garage Roof Space, Sidewalk Area and the Parking Garage without hindrance or interference from Landlord or those claiming through Landlord, subject to the covenants and conditions set forth in this Lease and the Recorded Documents.

32.12Force Majeure

.  Notwithstanding anything contained in this Lease to the contrary, if either party is unable to perform or delayed in performing any of its obligations under this Lease on account of strikes, lockouts, inclement weather, labor disputes, inability to obtain labor, materials, fuels, energy or reasonable substitutes therefor despite commercially reasonable diligence, governmental restrictions, regulations, controls, actions or inaction, civil commotion, fire or other acts of God, national emergency, acts of war or terrorism or any other similar cause of any kind beyond the reasonable control of such party (except financial inability) (each a “Force Majeure Event”), such party shall not be in default under this Lease.

32.13Surrender of Premises.

32.13.1Condition of Premises

. Upon the expiration or sooner termination of this Lease, Tenant shall surrender the Premises to Landlord in the substantially the same condition as existed on the Commencement Date (or, in the case of Alterations, in the same condition as existed when first constructed), ordinary wear and tear and damage thereto by Casualty or condemnation excepted. Tenant expressly agrees that ordinary wear and tear does not include damage caused by the presence of dogs in the Premises, including, but not limited to, carpet stains or odors, chewing or clawing of doors or other improvements, or infestation by fleas or other pests, and Landlord shall be entitled to recover its actual, out-of-pocket damages from Tenant in order to remedy any such conditions at the expiration or earlier termination of this Lease.

32.13.2No Restoration Obligations.

(a)Rooftop Equipment

. Tenant shall not be required to remove any Rooftop Equipment (as defined in Section 36.1) or to restore the roof of the Building to the condition existing prior to the installation of such equipment.

(b)Parking Garage Roof Space Improvements

. Tenant shall not be required to remove any improvements to the Parking Garage Roof Space or restore the roof to the condition existing prior to the installation of such improvements.

(c)General Restoration Obligations

. Tenant shall not be required to remove any of the tenant improvements existing in the Premises as of the Commencement Date, including, without limitation, the Cafeteria. Tenant shall not be required to remove any Lines.

32.13.3Abandoned Property

. After the Expiration Date or earlier termination of this Lease, any movable furniture, equipment, trade fixtures, or other personal property left on the Premises shall, at the option of Landlord, be deemed to be abandoned and, whether or not the property is deemed abandoned, Landlord shall have the right to remove such property from the Premises and charge Tenant for the actual out-of-pocket costs of removal and any restoration of the Premises required by such removal. Landlord may charge Tenant for the storage of Tenant’s property left on the Premises at such reasonable rates as Landlord may from time to time reasonably determine (not to exceed the cost of storing Tenant’s property in a public warehouse), or, Landlord may, at its option, store Tenant’s property in a public warehouse at Tenant’s expense. Notwithstanding the foregoing, neither the provisions of this Section 32.13.3 nor any other provision of this Lease shall impose upon Landlord any obligation to care for or preserve any of Tenant’s property left upon the Premises, and Tenant hereby waives and releases Landlord from any claim or liability in connection with the removal of such property from the Premises and the storage thereof and specifically waives the provisions of California Civil Code Section 1542 with respect to such release. Landlord’s action or inaction with regard to the provisions of this Section 32.13.3 shall not be construed as a waiver of Landlord’s right to require Tenant to remove its property, restore any damage to the Building caused by such removal, and make any restoration required pursuant to this Lease.

32.14Exhibits

. The Exhibits referenced in the Basic Lease Information are a part of this Lease and are incorporated herein by this reference. Unless the applicable Exhibit expressly provides to the contrary, in the event of any discrepancy between this Lease and any such Exhibit, the provisions of this Lease shall control.

32.15Survival of Obligations

. The waivers of claims or rights, the releases, and the obligations of either party under this Lease to pay any sums to the other party and to indemnify, protect, defend and hold harmless the other party (and/or Landlord Parties or Tenant Parties, as applicable), shall survive the expiration or termination of this Lease, and so shall all other obligations or agreements of Landlord or Tenant which by their terms survive expiration or termination of this Lease.

32.16Time of the Essence

. Time is of the essence of this Lease and of the performance of each of the provisions contained in this Lease.

32.17Waiver of Trial by Jury; Waiver of Counterclaim

. LANDLORD AND TENANT HEREBY WAIVE TO THE EXTENT PERMITTED BY APPLICABLE LAWS, TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE OR ANY EMERGENCY OR STATUTORY REMEDY.

32.18Consent to Venue

. Each party stipulates and agrees that the State and Federal courts of the State of California shall have personal jurisdiction over each of them for the purpose of litigating any action or proceeding arising out of or in any way connected with this Lease. Each party further stipulates that any action or proceeding arising out of or in any way connected with this Lease shall be filed and litigated exclusively in the State and Federal courts located in the City and County of San Francisco. Each party hereby waives its right to assert the doctrine of forum non conveniens or to object to venue in the State and Federal courts of the City and County of San Francisco in any action or proceeding arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, or any claim of injury or damage, or the enforcement of any remedy under any statute, emergency or otherwise, whether any of the foregoing is based on this Lease or on tort law. The provisions of this Section 32.18 shall survive the expiration or earlier termination of this Lease.

32.19Financial Statements

. Within fifteen (15) business days after Landlord’s written request, but not more often than once in any given Lease Year (except in connection with a bona fide sale, financing or other similar transaction involving the Building, in which case, Landlord may make one (1) additional request in a given Lease Year), Tenant shall deliver to Landlord the financial statements of Tenant (including a balance sheet and profit and loss statement) for the most recent prior fiscal year and for interim periods following the end of the last fiscal year for which financial statements are available. Such statements shall be certified by Tenant (if audited financial statements are not available); provided, however, that Tenant shall submit financial statements that are audited by a certified public accountant if such statements are available. If Tenant fails to respond to Landlord’s request within such fifteen (15) business day period, then Landlord may deliver a second written request to Tenant. If Tenant fails to respond within five (5) business days after receipt of such second written request, then such failure shall be an Event of Default. Landlord agrees to keep Tenant’s financial statements strictly confidential (except as required under Applicable Laws or disclosure to persons or entities who, because of their involvement with a proposed sale or loan transaction involving the Building, need to know such information; provided, that, such parties shall be informed by Landlord of the confidential nature of such information and shall be directed by Landlord to keep all such information confidential), and Tenant may require Landlord and all other persons receiving Tenant’s financial statements to sign a commercially reasonable confidentiality agreement prior to making Tenant’s financial statements available to them. Tenant shall have no obligation to deliver financial statements of Tenant pursuant to this Section 32.19 following the issuance of stock of Tenant or any Tenant Subsidiary in a public offering or sale on a public stock exchange of Tenant’s or any Tenant Subsidiary’s stock.

32.20Subdivision: Future Ownership

. Landlord reserves the right to (A) subdivide all or a portion of the Project and (B) if the Building or the Parking Garage, or other portions of the Project are at any time owned by an entity other than Landlord, enter into commercially reasonable agreements with such other owners to provide for (i) reciprocal rights of access and/or use, including in connection with repairs, maintenance, construction and/or excavation (ii) common management, operation, maintenance, improvement and/or repairs, and (iii) the allocation of operating expenses and taxes; provided in each case that the same shall not adversely affect Tenant’s business at or access to the Premises or result in any increase to Common Area Operating Expenses. Subject to Section 22.1 and Article 36, nothing contained herein shall be deemed or construed to limit or otherwise affect Landlord’s right to sell all or any portion of the Building or any other of Landlord’s rights described in this Lease.

32.21Modification of Lease

. This Lease may be modified or amended only by an agreement in writing signed by both parties.

32.22No Option

. The submission of this Lease to Tenant for review or execution does not create an option or constitute an offer to Tenant to lease the Premises on the terms and conditions contained herein, and this Lease shall not become effective unless and until it has been executed and delivered by both Landlord and Tenant.

32.23Compliance with Anti-Terrorism Law,

32.23.1Tenant represents, warrants and covenants to Landlord that: (a) Tenant is not, nor at any time during the Term will be, (1) in violation of any Anti-Terrorism Law; (2) conducting any business or engaging in any transaction or dealing with any Prohibited Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Prohibited Person; (3) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (4) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in, any Anti-Terrorism Law; and (b) Tenant is not, nor at any time during the Term will be, a Prohibited Person.

32.23.2Landlord represents, warrants and covenants to Tenant that:  (a) Landlord is not, nor at any time during the Term will be, (1) in violation of any Anti-Terrorism Law; (2) conducting any business or engaging in any transaction or dealing with any Prohibited Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Prohibited Person; (3) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (4) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in, any Anti-Terrorism Law; and (b) Landlord is not, nor at any time during the Term will be, a Prohibited Person.

32.24First Source Hiring Program

. The City and County of San Francisco adopted a City-wide “First Source Hiring Program” on August 3, 1998 by Ordinance No. 264-98, codified at San Francisco Administrative Code Sections 83.1-83.18 (the “FSHP”).  The FSHP is designed to identify entry level positions associated with commercial activities and provide first interview opportunities to graduates of City-sponsored training programs.  Tenant acknowledges that its activities on the Premises are or may be subject to FSHP.  Although Landlord makes no representation or warranty as to the interpretation or application of FSHP to the Premises, or to Tenant’s activities thereon, Tenant acknowledges that (i) FSHP may impose obligations on Tenant, including good faith efforts to meet requirements and goals regarding interviewing, recruiting, hiring and retention of individuals for entry level positions; (ii) FSHP requirements could also apply to certain contracts and subcontracts entered into by Tenant regarding the Premises, including construction contracts; and (iii) FSHP requirements, if applicable, may be imposed as a condition of permits, including building permits, issued for construction or occupancy of the Premises.

32.25Landlord Lien Waiver

.  Within fifteen (15) business days after request therefor by Tenant, Landlord shall execute and deliver a commercially reasonable agreement in favor of Tenant’s lender(s) waiving Landlord’s security interest in Tenant’s equipment and other personal property, and providing such lender(s) limited access to the Premises following the occurrence of an uncured default under the applicable loan documents for the sole purpose of removing such equipment and other personal property.

32.26Rent Not Based on Income

. No Rent or other payment in respect of the Premises shall be based in any way upon net income or profits from the Premises.

32.27Counterparts

. This Lease may be executed in counterpart. All such executed counterparts shall constitute the same agreement, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

32.28Required Disclosure

.  For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp). As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows:  “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law.  Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant.  The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.”  In furtherance of the foregoing, Landlord and Tenant hereby agree as follows: (a) any CASp inspection requested by Tenant shall be conducted, at Tenant’s sole cost and expense, by a CASp approved in advance by Landlord; and (b) responsibility for making any repairs within the Premises to correct violations of construction-related accessibility standards shall be governed by the terms of this Lease.

33.Expansion Premises; Right of First Offer To Lease.

33.1First Offer to Lease Space

.  During the Term, Tenant shall have a continuing right of first offer to lease any Expansion Premises, subject to Superior Rights and the terms and conditions set forth in this Article 33 (the “Right of First Offer”).

33.2Offering Notice

. Prior to leasing any portion of the Expansion Premises (the “First Offer Space”) to a third party, Landlord shall give notice to Tenant (an “Offering Notice”) specifying Landlord’s reasonable good faith estimate of (a) the base rent (which may include periodic increases) that Landlord proposes to charge for the First Offer Space, based upon Landlord’s assessment of current market conditions, and which amount may be more or less than the Base Rent set forth in this Lease and shall be expressed on an annual per Rentable Square Footage basis; (b) the tenant improvements, if any, Landlord proposes to install and/or any tenant improvement allowance, if any, that Landlord proposes to pay to a tenant in connection with a lease of the First Offer Space; (c) the anticipated date upon which possession of the First Offer Space will be available (the “ROFO Target Date”); (d) the period of rent abatement, if any that Landlord proposes to offer to a tenant in connection with a lease of the First Offer Space; (e) the term for which Landlord proposes to lease the First Offer Space; (f) the location and approximate Rentable Square Footage of the First Offer Space to be leased; and (g) any other material conditions or provisions relating to the leasing of the First Offer Space which vary from the provisions of this Lease (the terms in the foregoing clauses (a), (b), (c) and (d) being herein collectively referred to as “Material ROFO Economic Terms”).

33.3Lease of First Offer Space.

33.3.1Tenant’s Notice

. If Tenant wishes to lease the First Offer Space on the terms specified by Landlord in the Offering Notice, Tenant shall so notify Landlord within ten (10) business days after receipt thereof (the “ROFO Exercise Period”), which notice shall be unconditional and irrevocable. Tenant may exercise its Right of First Offer only with respect to all of the First Offer Space identified in any Offering Notice unless otherwise agreed to by Landlord in writing.

33.3.2Terms of Lease of First Offer Space

. If Tenant timely exercises its Right of First Offer, then, subject to Section 33.4 below, the First Offer Space shall become a portion of the Premises on all of the terms and conditions set forth in the Offering Notice and otherwise on the terms and conditions of this Lease.

33.3.3Failure to Lease First Offer Space

.  If Tenant does not deliver its notice of exercise of its right to lease the First Offer Space (a “ROFO Exercise Notice”) on or prior to the end of the ROFO Exercise Period, then Tenant’s Right of First Offer will lapse with respect to the applicable First Offer Space, Tenant shall be deemed to have rejected Landlord’s offer (“Tenant’s ROFO Rejection”), and the Right of First Offer will be of no further force and effect (unless and until again effective pursuant to this Section). Upon Tenant’s ROFO Rejection, Landlord shall have the right to lease the First Offer Space to any third party on the same terms and conditions; provided, however, that if any of the Material ROFO Economic Terms to be paid by or provided to such third party for the First Offer Space differ by more than three percent (3%), on a net economic, present value basis, from the corresponding Material ROFO Economic Terms initially offered to Tenant in the Offering Notice, or no lease is executed between Landlord and any third party within six (6) months after the date of the initial Tenant’s ROFO Rejection, Landlord shall reoffer the First Offer Space to Tenant, at such varying Material ROFO Economic Terms (as applicable) and in accordance with the procedure contained in this Article 33 before leasing the First Offer Space to any third party. Time is of the essence with respect to the provisions of this Section 33.3.

33.4Conditions of Exercise

. Notwithstanding any provision of this Article 33 to the contrary, if at the time Landlord intends to lease any First Offer Space, Tenant is in default beyond applicable notice and cure periods under any of the terms, covenants or conditions of this Lease, Landlord shall have, in addition to all of Landlord’s other rights and remedies provided in this Lease, the right (but not the obligation) to terminate Tenant’s rights under this Article 33 with respect to such First Offer Space, and in such event Landlord shall not be required to deliver possession of such First Offer Space to Tenant.

33.5Amendment to Lease

. If Tenant leases any First Offer Space pursuant to this Article 33, Landlord shall prepare, subject to Tenant’s reasonable approval thereof, and Tenant shall promptly execute an amendment to this Lease to add any applicable First Offer Space to the Premises on the terms and conditions set forth in this Article 33.

33.6Rights Personal to Original Tenant and Permitted Assignee

. Tenant’s right to lease the First Offer Space pursuant to this Article 33 is personal to Zynga Inc. and any Permitted  Assignee. No subtenant shall have any right to lease First Offer Space pursuant to this Article 33.

34.Right of First Offer to Purchase.

34.1One Time Right of First Offer to Purchase

. Landlord hereby grants to Tenant a right of first offer to purchase all or a portion of the Building (the “Right of First Offer to Purchase”) in accordance with the terms and conditions of this Article 34.

34.2Offer Procedure.

34.2.1If at any time during the Term of this Lease (as the same may be extended), Landlord desires to sell, convey or otherwise transfer the entirety of the Project, or one hundred percent (100%) of the direct or indirect ownership interests in Landlord, to an unaffiliated third party buyer (a “Project Transfer”), and on the condition that Tenant is still the original Tenant under this Lease (or a Permitted Assignee) and occupies at least eighty percent (80%) of the original Premises, then Landlord shall first give written notice (the “Purchase Offer Notice”) to Tenant of such proposed Project Transfer. The Purchase Offer Notice shall state (a) the purchase price, (b) the sale structure Landlord will require, taking into account tax and other considerations which may, for example, require a sale of REIT shares but in any event shall be the same structure Landlord will offer to other buyers in the event Tenant does not deliver an Acceptance Notice pursuant to Section 34.2.2 below, (c) the amount of any earnest money deposit (which shall not be greater than five percent (5%) of the purchase price), (d) the length of any due diligence period (which shall not be less than thirty (30) days) pursuant to which Tenant may terminate the Purchase Agreement (as defined below) for any reason in its sole and absolute discretion and receive its earnest money deposit, (e) the date of closing (which shall not be earlier than fifteen (15) days after waiver or expiration of the due diligence period), (f) the place for close of escrow, (g) the allocation of the expenses of closing between Landlord and Tenant, (h) the responsibilities for examination of the title to the Project being offered in connection with the Project Transfer and for issuance of title insurance to Tenant, (i) the responsibility for delivery of a survey, if any, and (j) other material terms and conditions of the proposed Project Transfer.

34.2.2Upon receipt of the Purchase Offer Notice, Tenant shall have the right, for a period of ten (10) business days (the “Acceptance Period”) to exercise the Right of First Offer to Purchase by giving Landlord written notice (“Acceptance Notice”) that Tenant desires to purchase the Project (or if applicable one hundred percent (100%) of the direct or indirect ownership interests in Landlord being offered) upon the terms and conditions contained in the Purchase Offer Notice. Tenant shall deposit with Landlord or Landlord’s escrow officer designated in the Purchase Offer Notice, within one (1) business day of delivery of the Acceptance Notice, a refundable earnest money deposit equal to the amount of any earnest money deposit described in the Purchase Offer Notice (the “Initial Deposit”). Any qualified or conditional acceptance by Tenant of the offer set forth in the Purchase Offer Notice shall be deemed a rejection of the offer. If Tenant fails to timely exercise the Right of First Offer to Purchase, or fails to timely deposit the Initial Deposit as required herein, then, at Landlord’s sole option, Tenant’s exercise of the Right of First Offer to Purchase, and this Article 34, shall be null and void.

34.2.3Tenant shall have no Right of First Offer to Purchase and Landlord need not provide Tenant with a Purchase Offer Notice, if an Event of Default is continuing by Tenant under this Lease at the time a Purchase Offer Notice would otherwise be required to be sent under this Article 34.

34.3Purchase Agreement

. If, within such ten (10) business day period, Tenant delivers an Acceptance Notice, then Landlord and Tenant shall enter into a purchase and sale agreement (a “Purchase

Agreement”) that (i) incorporates the terms and conditions set forth in the Purchase Offer Notice, (ii) is mutually acceptable to the parties and (iii) is otherwise in a commercially reasonable form consistent with custom and practice for the sale of commercial properties in the City of San Francisco, State of California. Landlord will deliver to Tenant a proposed Purchase Agreement within ten (10) days after receipt of the Acceptance Notice. The Purchase Agreement shall permit (a) termination by Tenant at any time following a Casualty materially and adversely affecting the Premises, and (b) ten (10) days for Tenant to assess the length of time needed to repair the Premises for Tenant’s Permitted Use and, if necessary, an extension of the closing date following a Casualty so that Tenant may have the full, 10-day assessment period. In addition, the Purchase Agreement shall provide that Tenant (or a Permitted Assignee, if applicable) may assign the Purchase Agreement to a PSA Assignment Party or nominate or designate a PSA Assignment Party to take title to the interests being offered in the Purchase Offer Notice at closing, with five (5) business days advance written notice to, but without the approval or consent of, Landlord. Landlord and Tenant will execute and deliver the Purchase Agreement within fifteen (15) days after delivery by Landlord of the proposed Purchase Agreement (the “PSA Negotiation Period”), with each of them being obligated to negotiate in good faith and having no right to request or otherwise seek any change in the terms set forth in the Offer Notice.

34.4Rejection of Offer

. If, within the Acceptance Period, Tenant declines or fails to give the Acceptance Notice, or Landlord and Tenant fail within the PSA Negotiation Period to enter in the Purchase Agreement notwithstanding good faith negotiation of the same, Landlord shall then (i) return or cause to be returned to Tenant the Initial Deposit and (ii) have the right, at any time thereafter for a period of twelve (12) months, to consummate a Project Transfer to any third party, unrelated to and unaffiliated with Landlord (a “Third Party Purchaser”), without regard to the restrictions in the Right of First Offer to Purchase set forth in this Article 34, with the exception that the Net Effective Purchase Price may not be less than ninety-five percent (95%) of the Net Effective Purchase Price specified in the Purchase Offer Notice. So long as the Net Effective Purchase Price paid by a Third Party Purchaser is not less than ninety-five percent (95%) of the Net Effective Purchase Price specified in the Purchase Offer Notice, Landlord shall not be obligated to give any further notice of any kind to Tenant regarding the proposed sale to the Third Party Purchaser. If (x) the Net Effective Purchase Price to be paid by the Third Party Purchaser is less than ninety-five percent (95%) of the Net Effective Purchase Price specified in the Purchase Offer Notice, or (y) at least twelve (12) months shall have passed since the Purchase Offer Notice, then Landlord shall deliver to Tenant an updated Purchase Offer Notice before consummating or becoming obligated to consummate a Project Transfer to a Third Party Purchaser, provided that Tenant shall deliver its Acceptance Notice within five (5) business days after receipt of Landlord’s updated Purchase Offer Notice.  Upon (1) Tenant’s failing to deliver an Acceptance Notice or failing to complete a Project Transfer after delivering an Acceptance Notice, and (2) a Project Transfer to an unaffiliated third party occurring, the Right of First Offer to Purchase shall terminate and this Article 34 shall be null and void.  As used in this Agreement, the term “Net Effective Purchase Price” shall mean the dollar cost to be paid by the Third Party Purchaser to Landlord for the Property and the fair market value of any work to be performed by Landlord at its expense in connection with the sale, taking into account purchase price, prorations, and credits.

34.5Excluded Transfers

. The Right of First Offer to Purchase and the terms of this Article 34 shall not apply to (a) any sales, transfers, conveyances, or encumbrances of the Building, or any part thereof, in connection with the financing or refinancing thereof, by Landlord, including, without limitation, any sale by foreclosure or deed in lieu of foreclosure, (b) any sales, transfer, conveyances of the Building, or any part thereof, to or from Landlord and any Landlord Affiliate, (c) any sales, transfers, conveyances, assignments, financing, refinancing or restructuring of any direct or indirect interest in Landlord to or from any Landlord Affiliate or (d) any sales, transfers, conveyances or encumbrances of the Building, or any part thereof, in connection with a sale by Landlord and/or Landlord Affiliates of multiple properties of which the Building, or any part thereof, is only a portion; provided that any of the foregoing sales, transfers, conveyances, financings, refinancings, restructurings or encumbrances are made for a good faith business purpose and not, whether in a single transaction or in a series of transactions, entered into as a subterfuge to evade Landlord’s obligations set forth in this Article 34.

34.6Condition of Title

.  If Tenant gives an Acceptance Notice, title to the real property interests being offered in the Purchase Offer Notice Premises shall be conveyed from Landlord to Tenant by grant deed (the “Deed”), in a form reasonably satisfactory to the parties, subject to: (i) a lien to secure payment of real estate taxes and assessments not yet due and payable; (ii) this Lease; and (iii) any exceptions, reservations, easements or encumbrances of record which are approved by Tenant in accordance with the Purchase Agreement. Notwithstanding anything to the contrary contained herein, in no event shall Landlord have any obligation to remove any title exceptions disapproved by Tenant other than “Mandatory Cure Items”, defined herein as (a) liens or encumbrances affecting the interests being offered in the Purchase Offer Notice which secure an obligation to pay money (including any financing obtained by Landlord, any taxes or assessments due prior to the closing of the sale and any mechanic’s or judgment liens); and (b) any exceptions to title and survey created by Landlord on or after the date of the Purchase Agreement without the prior written consent of Tenant. Landlord shall be obligated to remove any title exceptions that are Mandatory Cure Items. In the event Tenant disapproves, and Landlord does not elect to remove, any title matters other than those described in clauses (a) and (b) of the preceding sentence, Tenant shall either (x) waive its disapproval and accept title to the Project subject to the disapproved items without any adjustment to the purchase price, or (y) terminate the Purchase Agreement and receive a return of the Initial Deposit.

34.7Right to Effect a Like Kind Exchange

. At the option of either party, the electing party may elect to consummate the purchase and sale as a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended. If a party so elects, the other party shall cooperate with the electing party, executing such documents and taking such action as may be reasonably necessary in order to effectuate this transaction as a like-kind exchange; provided, however, that (i) the other party’s cooperation hereunder shall be without cost or expense to such party; (ii) the electing party shall bear all costs and expenses in connection with any such exchange transaction in excess of the costs and expenses which would have otherwise been incurred in acquiring the Project by means of a straight purchase, so that the net effect to the other party shall be identical to that which would have resulted had the transaction closed on a purchase and sale basis; (iii) the other party shall not be required to acquire or take title to (or agree to acquire to take title to) any other property in connection with such exchange; (iv) the closing shall not be delayed; and (v) the electing party shall indemnify, defend and hold the other party harmless from any and all Claims which the other party may incur or sustain, directly or indirectly, related to or in connection with, or arising out of, the consummation of the transaction as a like-kind exchange as contemplated hereunder.

34.8Broker’s Commission

. Each party warrants and represents that it has not engaged the services of or had contacts with any licensed real estate broker or finder in connection with the Right of First Offer to Purchase in a manner sufficient to provide any such real estate broker or finder with a basis for claiming to be the procuring cause of the transactions contemplated by this Article 34, and each party shall indemnify, defend and hold the other harmless of and from any obligation to pay a commission or finder’s fee to any such broker or finder based upon contacts between any such person and the indemnifying party, together with any other costs or expenses, including reasonable attorneys’ fees, incurred by the indemnified party in connection with such claim.

34.9No Implied Obligation

. Nothing contained in this Article 34 is intended to imply or create any obligation of Landlord to sell any portion of or all of the Premises to any person at any time. The Right of First Offer to Purchase will be exercisable by Tenant if, and only if Landlord elects in its discretion to sell all or any portion of the Project.

34.10Personal to Original Tenant and Permitted Assignees

. Notwithstanding anything set forth in this Lease to the contrary, the Right of First Offer to Purchase shall be personal to Zynga Inc. and any Permitted Assignee and may be exercised by the Tenant or any Permitted Assignee. No subtenant shall have any right to exercise the Right of First Offer to Purchase granted herein.

34.11Time of Essence

. Time is of the essence with respect to the provisions of this Article 34.

35.Rooftop Parking Area; Terrace and Dog Run.

35.1Use

. Subject to the applicable terms and conditions contained in this Lease (including Article 10 and this Article 35), Tenant shall have the right to use a portion of the rooftop level of the Parking Garage for an outside terrace, including a dog run, within an area not to exceed Two Thousand (2,000) square feet and in the location being used for such outside terrace and dog run as of the Lease Date (the “Parking Garage Roof Space”), provided that the change in use of the Parking Garage Roof Space as an outside terrace or dog run does not impair or diminish (now or in the future) the use of the Parking Garage (including the roof top level) for parking under Applicable Laws or governmental approvals or permits in effect as of the Lease Date. The Parking Garage Roof Space shall be used solely by Tenant and Tenant Parties, and in no event shall it be open to the public.

35.2Improvements to Parking Garage Roof Space

. Subject to obtaining all governmental approvals and permits and compliance with Applicable Laws, Tenant, at Tenant’s expense may improve the Parking Garage Roof Space for Tenant’s intended use thereof as a terrace and dog run. The plans and specifications for improvements to the Parking Garage Roof Space shall be subject to Article 10.  Tenant acknowledges that Landlord may withhold its approval of any proposed plans that, in Landlord’s reasonable discretion, would impair the structural elements of the Parking Garage. Landlord makes no representations or warranties regarding the suitability of the Parking Garage for construction of the improvements, the likelihood of or conditions to obtaining permits therefor, or the estimated costs of construction or maintenance, and Tenant shall conduct its own investigation with respect to such matters.

35.3Protection of Project

. Tenant shall protect the Building from damage, and shall perform all installations, repairs and maintenance and use the Parking Garage Roof Space in a manner so as to keep in full force and effect any warranties concerning the Project. In all cases, Tenant shall use the contractor reasonably approved by Landlord (and failure to respond within ten (10) business days following a request for approval shall be deemed approval) to perform any penetration or other work that may affect the integrity of the Project. Tenant shall not at any time exceed the maximum load capacity of the Parking Garage Roof Space, and any damage to the Parking Garage Roof Space or any other portions of the Project resulting from Tenant’s installation, construction, maintenance, or use of the terrace and dog run on the Parking Garage Roof Space, shall be repaired by Tenant at Tenant’s expense. Landlord reserves the right to temporarily deny or restrict access to the Parking Garage Roof Space from time to time as is reasonably necessary or appropriate in connection with the repair, replacement, alteration or improvement of the Project.

35.4Use and Maintenance.

35.4.1Restrictions on Use

. Tenant, at Tenant’s expense, shall comply with all Applicable Laws relating to the construction, installation, maintenance, operation and use of the Parking Garage Roof Space and the Building Rules. Tenant agrees not to (i) cause, maintain or permit any nuisance in, on, or about the Parking Garage Roof Space, (ii) create any safety hazard or (iii) permit music, noises, odors, lights, or other installations or activities that would unreasonably annoy or interfere with any other occupants of the Building or otherwise be inconsistent with Comparable Buildings. Smoking shall be permitted within the Parking Garage Roof Space if and to the extent permitted by Applicable Laws.

35.4.2Scope of Approvals

. All furniture and other personal property shall be adequately attached or otherwise installed so as not to create a safety hazard.

35.4.3Maintenance and Furnishings

. Tenant, at Tenant’s expense, shall at all times maintain the Parking Garage Roof Space and all elements thereof in good, clean and sightly condition and repair. Tenant shall provide suitable receptacles for collecting trash on the Parking Garage Roof Space.

35.4.4Performance of Other Obligations

. In no event shall Tenant’s obligation to pay Rent or to perform any of its other obligations under this Lease unrelated to the Parking Garage Roof Space be affected by requirements imposed by governmental authorities or the Building Rules imposed by Landlord with respect to the Parking Garage Roof Space or Tenant’s inability to use or restricted use of the Parking Garage Roof Space for any reason.

35.5Costs.

35.5.1Charges for Parking Roof Space

. Tenant shall pay all Parking Charges attributable to any parking spaces that are eliminated by use of the Parking Garage Roof Space pursuant to this Article 35. Such Parking Charges shall constitute Rent hereunder and shall be payable in advance, at the same time and in the same manner as provided in Section 30.1 above.

35.5.2Reimbursement of Costs

. In addition to other costs specified herein, Tenant shall reimburse Landlord within thirty (30) days after request (together with reasonable supporting documentation) for any incremental increase in trash removal costs incurred by Landlord above Landlord’s normal trash removal costs in connection with the remainder of the Premises as a result of or in connection with the Parking Garage Roof Space.

35.6Conditions to Continued Use

. Tenant’s right to use the Parking Garage Roof Space pursuant to this Article 35 shall not be separately assigned or subleased other than in connection with an assignment of the Lease or a sublease of all or any portion of the Premises.

35.7Lease Provisions

. The term “Premises” shall include the Parking Garage Roof Space for all purposes of this Lease (other than the payment of Base Rent and the calculation of percentages and figures based upon the Rentable Square Footage of the Premises, including Tenant’s Percentage Share). Without limiting the generality of the foregoing, Tenant shall cause the insurance required pursuant to Article 14 to cover its use of the Parking Garage Roof Space, and Tenant agrees that the waiver and indemnification contained in Articles 15 and 16 shall apply to the use, installation, repair and maintenance of the Parking Garage Roof Space. Tenant assumes all liability and risk related to its use of the Parking Garage Roof Space and damage to the Parking Garage Roof Space or personal property thereon from any cause whatsoever, including, but not limited to, theft, vandalism or damage by the elements, except to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Parties (which liability shall be subject to Article 15).

36.Tenant’s Rooftop and Other Equipment.

36.1Grant of License

. Subject to the applicable terms and conditions contained in this Lease (including Article 10 above and this Article 36), Tenant shall have a license (the “Roof License”), at no additional charge to Tenant, to install, operate, maintain and use, during the Term: (a) telecommunications antennae, microwave dishes, satellite dishes, cell phone boosters, an Additional Generator (in accordance with Section 7.10) and other communications equipment to serve Tenant’s business in the Premises (collectively, “Rooftop Equipment”) on the roof of the Building in the location specified on Exhibit A-5 attached hereto (the “Roof License Area”); and (b) connections for the Rooftop Equipment for (i) electrical wiring to the Building’s existing electrical supply and (ii) cable or similar connection necessary to connect the Rooftop Equipment with Tenant’s related equipment located in the Premises. The routes or paths for such wiring and connections shall be through the Building’s existing risers, conduits and shafts, subject to reasonable space limitations and Landlord’s Building Rules for use of such areas, and in all events subject to Article 10 above (such routes or paths are collectively referred to as the “Cable Path” and all such electrical and other connections are referred to, collectively, as the “Connections”). The Rooftop Equipment and Connections are collectively referred to as the “Equipment”. All costs associated with the design, fabrication, engineering, permitting, installation, screening, maintenance and repair of the Rooftop Equipment shall be borne solely by Tenant. Tenant shall not utilize the Equipment or the License Area as a direct means of generating revenue (as distinguished from utilizing the Equipment to generate revenue through the conduct of Tenant’s business, which shall be permitted).

36.2Interference

. Without limiting the generality of any other provision hereof, Tenant shall install, maintain and operate the Equipment in a manner so as to not cause any material adverse electrical, electromagnetic, radio frequency or other material adverse interference with the use and operation of any: (a) television or radio equipment in or about the Project; (b) transmitting, receiving or master television, telecommunications or microwave antennae equipment currently or hereafter located in any portion of the Project; or (c) radio communication system now or hereafter used or desired to be used by Landlord or any current licensee or tenant of Landlord (and, to the extent commercially reasonable, any future licensee or tenant of Landlord, but only provided that the same does not impair the functionality of Tenant’s Equipment). Upon notice of any such interference, Tenant shall cooperate with Landlord to (i) identify the source of the interference and (ii) correct the interference to the reasonable satisfaction of Landlord. If any such interference caused by Tenant has not been corrected within thirty (30) days after notice to Tenant, or such longer period as may be reasonably necessary to correct the interference provided Tenant commences to cure such interference within such thirty (30) day period and thereafter diligently prosecutes such cure to completion, then Landlord may (A) require Tenant to remove the specific Equipment causing such interference, or (B) eliminate the interference at Tenant’s expense. If the equipment of any other party causes interference with the Equipment, Tenant shall reasonably cooperate with such other party to resolve such interference in a mutually acceptable manner.

36.3Roof Repairs

. If Landlord desires to perform roof repairs and/or roof replacements to the Building (the “Roof Repairs”), Landlord shall give Tenant at least ten (10) business days’ prior written notice of the date Landlord intends to commence such Roof Repairs (except in the event of an emergency, in which event Landlord shall furnish Tenant with reasonable notice in light of the circumstances), along with a description of the work scheduled to be performed, where it is scheduled to be performed on the roof, and an estimate of the time frame required for that performance. Tenant shall, within ten (10) business days following receipt of such notice, undertake such measures as it deems suitable to protect the Equipment from interference by Landlord, its agents, contractors or employees, in the course of any Roof Repairs.

36.4Rules and Regulations

. Without limiting the applicable provisions of this Lease, Tenant’s use of the roof or setback areas of the Building for the installation, operation, maintenance and use of the Equipment shall be subject to the terms and conditions contained in the Rooftop Work Rules and Regulations attached hereto as Exhibit B-2.

36.5Transfer of Rights

. Tenant’s rights under this Article 36 may be assigned or transferred to Permitted Transferees or other Transferees approved by Landlord pursuant to Article 17 in connection with an assignment or sublease so long as the total License Area used by Tenant, Permitted Transferees or such other approved Transferees does not exceed Tenant’s Percentage Share of the total roof area that may be used for Rooftop Equipment.

37.Sidewalk Areas

. Subject to the applicable terms and conditions of this Article 37, Tenant shall be allowed to create an outdoor seating area for use by Tenant’s employees on the sidewalk contiguous to the Eighth Street side of the Building in the location depicted on Exhibit A-6 (the “Sidewalk Area”). Tenant’s use of the Sidewalk Area is subject to Tenant’s compliance, at its sole cost and expenses, with all Applicable Laws. Tenant shall not be obligated to pay any Rent for the use of the Sidewalk Area. Tenant may, at Tenant’s sole option, make modifications to the Sidewalk Area (including, but not limited to, the addition of planters) and may place in the Sidewalk Area tables, chairs, umbrellas, and planters provided Tenant obtains any governmental approvals and permits for such modifications and any modifications are made in accordance with Article 10. All furniture and other personal property shall be adequately attached or otherwise installed so as not to create a safety hazard. Tenant, at its cost and expense, shall keep the Sidewalk Area and the sidewalk area immediately surrounding it neat and clean of all trash, debris and food stains for a neat, clean and presentable appearance. In the event Tenant fails to so maintain the Sidewalk Area and the sidewalk area immediately surrounding it, then Landlord shall notify Tenant, and Tenant shall promptly remedy the issue without cost to Landlord. Tenant’s failure to remedy the issue to Landlord’s reasonable satisfaction within five (5) days of notice thereof shall permit Landlord to thereafter remedy the issue at Tenant’s expense, which shall be payable to Landlord within thirty (30) days after Landlord’s demand for reimbursement for the reasonable cost thereof as Additional Rent. Tenant shall cause the insurance required pursuant to Article 14 to cover its use of the Sidewalk Area, and Tenant and Landlord agree that the waiver and indemnification contained in Articles 15 and 16 shall apply to the use, installation, repair and maintenance of the Sidewalk Area. Tenant assumes all liability and risk related to its use of the Sidewalk Area and damage to personal property thereon from any cause whatsoever, including, but not limited to, theft, vandalism or damage by the elements.

38.Cafeteria and Brew Pub.

38.1Use

. Tenant may use and operate the cafeteria in existence in the Premises as of the Commencement Date (the “Cafeteria”), and the brew pub in existence in the Common Area as of the Commencement Date (the “Brew Pub”), in accordance with its past practices, including without limitation to serve employees and invitees of Tenant [***], subject to the terms hereof. Tenant, at Tenant’s expense, shall obtain and maintain all governmental permits and licenses necessary to operate the Cafeteria and Brew Pub and shall comply with all Applicable Laws relating to the maintenance, operation and use thereof and the Building Rules, and shall indemnify Landlord and Landlord’s Indemnitees with respect to any Claims based on a failure to do so.

(a)Because the Brew Pub is located in the Common Area, Tenant shall have a license (the “Brew Pub License”), to allow, at no charge to Tenant, the Brew Pub to remain in its current location. Tenant shall indemnify, defend and hold Landlord harmless from and against any Claims, which result from or arise out of the use of the Brew Pub by Tenant or any other Tenant Parties or the parties described hereinabove, except to the extent such Claims are caused by the negligence or willful misconduct of Landlord. Landlord acknowledges that the equipment in the Brew Pub is Tenant’s personal property.

(b)[***]

(c)[***]

38.2Operation

. Tenant acknowledges that, in the absence of adequate preventive measures, the Cafeteria could create objectionable fumes, vapors or odors, pests, unreasonable noise and other conditions that would cause annoyance to and disruption of the other tenants and occupants of the Project. Accordingly, as a material inducement to Landlord to enter into this Lease, Tenant agrees as follows:

38.2.1Tenant shall: (i) furnish, install and maintain ventilation, exhaust and drainage systems serving the Cafeteria to the extent required by Applicable Laws and provide such other exhaust, cleaning or similar systems necessary to prevent any offensive smoke, fumes, vapors, offensive odors or other offensive substances from emanating from the Cafeteria as more fully set forth below; (ii) fireproof all window treatments in the Cafeteria, including, without limitation, draperies and curtains to the extent required by Applicable Laws, and submit to Landlord, upon Landlord’s reasonable request, current certificates evidencing such fireproofing; and (iii) operate the Cafeteria in a clean and sanitary manner so as to prevent infestation by pests, and, in addition, whenever there shall be evidence of any infestation, employ contractors reasonably approved by Landlord to eliminate the infestation.

38.2.2Tenant shall install grease traps/interceptors located within the Cafeteria as required by Applicable Laws for all food preparation areas having pot sinks or any grease-producing appliances that discharge into the waste system. Tenant shall be responsible for the proper care, cleaning and maintenance of the grease traps located within the Cafeteria and any piping required therefor in accordance with all Applicable Laws. Tenant shall follow any reasonable recommendations of Tenant’s grease trap maintenance provider regarding the maintenance of the grease traps, including any recommended chemical treatments and any recommended intervals for the emptying and/or hydrojetting of the grease traps and connecting pipes. Landlord shall have the right to oversee any work performed by a grease trap maintenance provider. Tenant, as Additional Rent, shall be liable for the actual, out-of-pocket cost of any maintenance to or repairs of any of the Building pumps and pipes reasonably documented by Landlord to the extent necessitated by Tenant’s failure to comply with the terms and conditions of this provision.

38.2.3If, in the reasonable opinion of Landlord, offensive odors are escaping from the Cafeteria into the Project, Landlord shall promptly notify Tenant and Tenant shall use diligent efforts to cure such situation. If such objectionable odors continue to escape from the Cafeteria into the Project after notice from Landlord, then Tenant shall have thirty (30) days to commence to cure such situation and thereafter shall diligently prosecute such cure to completion.

38.2.4Tenant shall install such filters and shafts as required by Applicable Laws. Tenant shall be responsible for the proper care, cleaning and maintenance of the filters and shafts located within the Cafeteria, or exclusively serving the Cafeteria, in accordance with all Applicable Laws, and shall procure a qualified maintenance contractor reasonably approved by Landlord under a commercially reasonable maintenance contract for regular maintenance of the shafts. Tenant shall, at its own expense, cause any such filters to be cleaned on a monthly basis and any such shafts on an annual basis. Tenant shall follow any reasonable recommendations of Tenant’s shaft maintenance provider regarding the maintenance of the shafts.

38.2.5If Tenant shall at any time serve alcoholic beverages in the Cafeteria or Brew Pub, Tenant shall, at its sole cost and expense, provide and maintain all licenses and/or permits required by Applicable Laws and shall at all times comply with Applicable Law related to the service of alcoholic beverages. Subject to this Section 38.2.5, Tenant shall have the right to serve alcoholic beverages within the Project. At all times during the Lease Term during which Tenant serves alcoholic beverages of any kind, Tenant, at its expense, shall maintain an insurance policy or endorsement covering liability related to the serving of alcoholic beverages, which policy or endorsement shall be in form and content reasonably acceptable to Tenant and Landlord. All alcohol served at the Project shall be consumed within the Project.

38.2.6Notwithstanding any provision of this Lease to the contrary (other than this Section 38.2.6), to the extent not a violation of Applicable Laws or other currently existing leases of space in the Project in effect as of the date of this Lease, Tenant may at any time, cease operating the Cafeteria, and subject to the provisions of Article 10, (i) remove the improvements in the Cafeteria and (ii) install improvements customary for general office use in the former Cafeteria; provided, however, that if Tenant, after ceasing such operations, intends either to commence using the Cafeteria space for office use or to leave such space non-operational, Tenant shall so notify Landlord in writing, and Landlord shall have the option, by giving written notice to Tenant within fifteen (15) business days after receipt of such notice, to recapture the Cafeteria space.  Such recapture shall cancel and terminate this Lease with respect to such Cafeteria space and automatically reduce the number of Tenant’s parking spaces on a proportional basis as of the date which is ninety (90) days after Landlord’s written notice.  In the event of such a recapture by Landlord, the Base Rent reserved herein with respect to the recaptured space (at the rate provided therefor in the Basic Lease Information) shall therefore terminate, and the balance of the Rent reserved herein which is a function of rentable square footage shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same.  Notwithstanding anything to the contrary contained in this Lease, in the event of such a recapture by Landlord, Tenant shall have no obligation to remove any improvements from the Cafeteria or restore the same.

38.2.7Without limiting Section 7.7 above, Tenant shall cause all Cafeteria refuse to be sorted for recycling so that it complies with all Applicable Laws, and specifically so that it complies with all San Francisco city and county recycling requirements without the need for additional sorting required by Building janitors.  Any costs incurred by Landlord as a result of Tenant’s failure to comply with this requirement shall be paid by Tenant.

38.2.8[***]

38.3[***]

38.4Concourse Floor Leasing Restriction.

In the event Landlord enters into one or more leases, licenses or other occupancy agreements for any portion of the concourse floor on the west side of the Building, (i) Landlord shall use commercially reasonable efforts to cause such tenant to enter into a contract with Tenant in a form prepared by Tenant [***] for use of the Cafeteria (a “Cafeteria Agreement”), provided that Landlord shall not be required to agree to change the material terms of such lease, license or other occupancy agreement in order to cause such tenant to enter into a Cafeteria Agreement, and (ii) in the event such tenant fails to enter into a Cafeteria Agreement, (a) such leases, licenses or other occupancy agreements shall contain a provision (a “Cafeteria Restriction”) prohibiting the other parties thereto from using the Cafeteria unless the occupant executes a Cafeteria Agreement, and (b) Landlord shall be responsible at Landlord’s sole cost and expense to install a physical barrier or a point-of-sales system in the Cafeteria (“Cafeteria Enforcement Measures”) prior to the commencement of such lease, license or other occupancy agreement (or at such other time as approved of by Tenant in its sole and absolute discretion), in order to minimize the risk of any breach of the Cafeteria Restriction. Tenant shall have the right to reasonably approve (i) any Cafeteria Enforcement Measures prior to installation and (ii) any plans and specifications and material changes thereto for such Cafeteria Enforcement Measures.  Landlord shall take commercially reasonable steps necessary to minimize interference with Tenant’s operations during any installation of Cafeteria Enforcement Measures. Tenant acknowledges that the foot traffic flow in and around the Cafeteria will be affected by the approved Cafeteria Enforcement Measures and agrees not to object thereto. Notwithstanding any other provision of this Lease to the contrary, Landlord shall be solely responsible for all hard and soft costs in connection with the Cafeteria Enforcement Measures, and the same shall not be reimbursed by Tenant as Additional Rent or otherwise.  In the event any tenant which has not entered into a Cafeteria Agreement with Tenant violates the Cafeteria Restriction, Tenant may elect to provide written notice thereof to Landlord and Landlord shall thereafter be responsible to promptly commence taking, and diligently complete, such actions as may be necessary to cause such violations to cease, which actions may include but not be limited to strict enforcement of the Cafeteria

Restriction through remedies provided at law or in the applicable tenant’s lease, license or other occupancy agreement.

38.5REIT Considerations.

Tenant acknowledges that it has been advised that an indirect owner of Landlord (the “Affiliate REIT”) has elected (or will elect) to be subject to the federal income tax rules applicable to REITs.  For purposes of this Section 38.5, the term “REIT” means a real estate investment trust for federal income tax purposes as described in Sections 856 through 859 of the Internal Revenue Code of 1986, as amended, and the term “TRS” means be a taxable REIT subsidiary within the meaning of Section 856(l) of the Internal Revenue Code of 1986, as amended.  Due to certain REIT considerations, the parties acknowledge and agree as follows, for so long as (and whenever) the Cafeteria is being operated in the Premises; provided that in the event that the Cafeteria ceases to be operated in the Premises, this Section 38.5 shall terminate and be absolutely null and void and of no force or effect whatsoever (unless and until such Cafeteria operations are resumed):

(a)Subject to Landlord’s written notice to Tenant that the Affiliate REIT has purchased an interest in Tenant, Tenant shall make a joint election on IRS Form 8875 with the Affiliate REIT to be a TRS of the Affiliate REIT effective no later than the closing date of when Landlord acquires the Project from Tenant’s wholly-owned subsidiary.

(b)Any Permitted Transferee that is a Tenant Affiliate that becomes the tenant of that portion of the Premises that includes the Cafeteria shall be either (i) treated as an entity that is disregarded as a separate entity from Tenant for U.S. federal income tax purposes (a “Zynga DRE”) or (ii) a corporation for U.S. federal income tax purposes (A) with respect to which at all relevant times Tenant satisfies the stock ownership requirements of Section 856(l)(2) of the Internal Revenue Code of 1986, as amended, and (B) that makes a joint election with the Affiliate REIT to be a TRS of the Affiliate REIT effective no later than the date on which such Permitted Transferee becomes the new tenant (any such corporation, a “Zynga Subsidiary TRS”).

(c)Without Landlord’s consent, Tenant shall not assign any agreement for the use of the Cafeteria by any other tenant of the Project (a “Cafeteria Use Agreement”) or cause any person other than Tenant to enter into a Cafeteria Use Agreement unless such assignee or other person is either a Zynga DRE or a Zynga Subsidiary TRS.

(d)If Tenant either Transfers this Lease to, or a Cafeteria Use Agreement is assigned to or entered into by, any person that is not eligible (or becomes ineligible) to be a TRS of the Affiliate REIT or that refuses to elect to be (and maintain its status as) a TRS of the Affiliate REIT, in each case beginning no later than the effective date of such Transfer or assignment or entering into, then Landlord shall have the right to require that the Cafeteria shall not be made available for the use of any tenant of the Project other than Tenant and its Permitted Transferees that are Tenant Affiliates.

(e)None of Tenant, any Zynga DRE and any Zynga Subsidiary TRS shall (i) directly or indirectly operate or manage a lodging facility or a health care facility or (ii) directly or indirectly provide to any other person (under a franchise, license, or otherwise) rights to any brand name under which any lodging facility or health care facility is operated, in each case within the meaning of Section 856(l)(3) of the Internal Revenue Code of 1986, as amended.

(f)The parties hereby agree that it shall be deemed to be reasonable under this Lease and under any Applicable Laws for Landlord to withhold consent to any proposed Transfer that Landlord has the right to consent to in accordance with Article 17 if Landlord determines that such proposed Transfer could cause the Affiliate REIT to recognize income that is treated as non-qualifying income for purposes of the gross income tests applicable to REITs under the Internal Revenue Code of 1986, as amended.

39.Tenant Competitors

.

(a)Without Tenant’s prior written consent, which consent Tenant may withhold in its sole and absolute discretion, during the Term, (i) Landlord shall not enter into a new lease, license or other agreement for space in the Project with any tenant or other party whose business division to be in the Building is readily determinable to be online social gaming, game development, or game publishing (each a “Tenant Competitor”), (ii) with respect to any lease entered into by Landlord on or before the Lease Date, take any affirmative action to consent to or approve of any tenant or other occupant of the Building assigning its lease, license or other agreement for space in the Project or subletting any portion of its premises (an “Occupancy Agreement”) to any Tenant Competitor, if Landlord has the right under such lease, in its sole and absolute discretion, to disapprove or withhold its consent to the same, or (iii) with respect to any lease entered into by Landlord following the Lease Date, permit any tenant or other occupant by the terms of such lease or otherwise to enter into any Occupancy Agreement with any Tenant Competitor. The determination of whether any person or entity is a Tenant Competitor shall be made as of the time Landlord proposes to enter into the applicable Occupancy Agreement. Landlord shall not be deemed to have violated this Section if any tenant, licensee or other occupant of the Project assigns its rights under any Occupancy Agreement to a Tenant Competitor by merger, acquisition or other similar corporate transaction over which Landlord has no approval rights by the terms of such lease.

(b)Any leases, licenses or other occupancy agreements for any portion of the Project entered into after the date hereof shall contain a provision (a “Competition Restriction”) prohibiting the tenant or other parties thereto from using its premises for online social gaming, game development, or game publishing unless the same is a minor use or merely ancillary to other uses non-game uses, or from assigning their lease(s) or subleasing or licensing their premises to a Tenant Competitor whose business division to be in the Building is readily determinable to be online social gaming, game development, or game publishing.  In the event any tenant violates a Competition Restriction under its lease, license or other occupancy agreement, Landlord shall promptly commence taking and shall pursue to completion such actions within its control as may be necessary to cause such violations to cease, which actions may include but not be limited to strict enforcement of the Competition Restriction through remedies provided at law or in the applicable tenant’s lease.

(c)If Tenant believes Landlord has violated this Section 39, Tenant shall so notify Landlord in writing and Landlord shall have a period of sixty (60) days from receipt of such notice within which to cure such breach.  The restrictions set forth in this Article 39 shall automatically terminate: (a) if the original named Tenant under this Lease shall assign this Lease to other than a Permitted Assignee, or (b) at such time as more than eighty percent (80%) of the Premises has been subleased other than to Permitted Transferees, or (c) if at any time the Tenant’s (whether or not a Permitted Assignee) primary business ceases to be online social gaming. Once terminated in accordance with the preceding sentence, the restriction set forth in this Article 39 shall be of no force or effect for the balance of the Term including Extension Terms, notwithstanding any subsequent change in circumstance with respect to Tenant or any Permitted Transferee, any Tenant Competitor, or otherwise.

40.Dogs.

40.1General Conditions

. Subject to the provisions of this Article 40, and the Building Rules, Tenant shall be permitted to have dogs in the Premises. Dogs may be brought into the Building only through (a) the entrance located at the Eighth Street entrance or (b) the elevator designated for Tenant’s exclusive use and shall immediately be taken to the Premises via the most westerly elevator. All dogs shall be under the physical control and supervision of Tenant’s employees at all times and must be on leashes while in any area of the Project outside of the Premises, including, but not limited to, interior and exterior Common Areas. All dogs brought into the Premises shall have been properly vaccinated, and Tenant shall provide

Landlord with satisfactory evidence of such vaccinations within two (2) business days after receipt of a written request from Landlord, or Tenant will not be permitted to bring the applicable dog for which Tenant cannot provide such evidence into the Premises. Tenant shall diligently endeavor to prevent any objectionable dog-related noises or odors to emanate from the Premises. Tenant shall diligently endeavor to prevent dogs from relieving themselves of bodily waste inside the Building or any landscaped area of the Project. Tenant shall immediately cause all bodily waste from dogs brought into the Project by Tenant Parties to be placed in plastic bags and disposed of in trash receptacles designated by Landlord. Tenant shall not allow any dog in the Premises or the Project if such dog has previously exhibited dangerously aggressive behavior. Tenant shall diligently endeavor to prevent any dogs to unreasonably interfere with other tenants or those having business in the Building.

40.2Costs and Expenses

. In addition to other costs specified herein, Tenant shall reimburse Landlord within thirty (30) days after written request from Landlord (together with reasonable supporting documentation) for any incremental increase in janitorial or trash removal costs incurred by Landlord above Landlord’s normal janitorial expenses in connection with the remainder of the Building as the result of allowing dogs into the Project.

40.3Insurance; Indemnity

. Tenant shall cause the insurance policies required to be maintained pursuant to Article 14 above to contain specific coverage for any Claims arising from or in connection with dogs brought into the Premises, the Project or the Parking Garage by Tenant Parties, and Tenant shall provide Landlord with satisfactory evidence of such coverage within two (2) business days after receipt of written request from Landlord. Without limiting the provisions of Article 16 above, Tenant hereby agrees to protect, defend, indemnify and hold Landlord and the other Indemnitees, and each of them, harmless from and against any and all Claims arising from or connected in any way with dogs brought into the Premises, the Project or the Parking Garage by Tenant Parties (except, with respect to any Indemnitee, to the extent caused by the negligence or willful misconduct of such Indemnitee and not covered by the insurance required to be carried by Tenant under this Lease or except to the extent such limitation on liability is prohibited by Applicable Laws), including (a) any violation of Applicable Laws, (b) any personal injuries or property damage and (c) any maintenance or repair costs. The foregoing indemnity shall survive the expiration, or earlier termination of this Lease.

40.4Rights Not Personal to Original Tenant

. Tenant’s right to bring dogs into the Premises pursuant to this Article 40 is not personal to the original named Tenant under this Lease.  If Tenant shall assign this Lease or sublet all or any portion of the Premises, then such assignee or subtenant shall have the right to brings dogs into the Premises, subject to this Article 40.

41.Intentionally Omitted

.

42.Signs; Bird Netting.

42.1Building Directory

. Landlord shall, at no cost to Tenant, reserve a pro-rata share of space on the computerized Building directory displaying the name of tenants for purposes of identifying Tenant’s name. Tenant shall have the right, from time to time, to change the name or names set forth in such directories.

42.2Interior Signage

.  Tenant shall have the right to maintain its identifying signage existing as of the Lease Date in the elevator lobby of each floor of the Building on which any portion of the Premises is located, which signage shall (at Tenant’s option) incorporate Tenant’s name, logo or other identifying marks and shall otherwise comply with the Building’s standard signage program. Any subsequent identifying signage shall be procured and installed by Landlord at Tenant’s expense. Tenant, at its sole cost, may maintain its existing signage in place as of the Lease Date inside the Premises, and may make any change it wishes if such changes are not visible from the exterior of the Building provided such signage shall comply with all Applicable Laws.

42.3Exterior Signs

. Tenant shall retain all signage rights for the Building, except as explicitly provided in tenant leases at the Project existing as of the Lease Date.  Landlord shall not place, or permit to be placed (except as explicitly provided in tenant leases existing as of the Lease Date), on any portion of the exterior of the Building any sign, placard, lettering, banner, displays, graphic, decor or other advertising or communicative material which bears the name or logo or any other identifying marks of any Tenant Competitors without Tenant’s prior written approval, which approval may be withheld in Tenant’s sole and absolute discretion.

42.3.1LED Signage

. Beginning as of the Lease Date, Tenant shall have the exclusive right to use, control and display messages, graphics or other displays on the two (2) LED electronic message boards currently located on the exterior of the Building (“LED Signs”) to display advertisements and other non-offensive messages, graphics or other displays. Subject to the foregoing, Landlord shall have no prior approval rights with respect to the content, design or format of Tenant’s messages on the LED Signs. Tenant’s use of the LED Signs as provided in this Section 42.3.1 shall be at no cost to Tenant and shall at all times be in accordance with Applicable Laws. Landlord makes no representations or warranties as to the operation of the LED Signs or as to the quality of the electronic display of the LED Signs. Tenant shall have the right, at its cost, but not the obligation, to update or upgrade the LED Signs, including the software therefor, subject to Tenant’s compliance with Article 10 and Applicable Laws with respect to such updates and upgrades. Notwithstanding anything to the contrary contained in this Lease (i) the LED Signs shall remain the property of Tenant during the Term (and shall become the property of Landlord at the end of the Term), (ii) Landlord shall maintain the LED Signs in good and sightly condition and repair throughout the Term, (iii) Landlord shall not remove the LED Signs from the Building or otherwise deactivate or reduce or eliminate any functionality of the LED Signs (except in the case of an emergency) and (iv) Landlord shall insure the LED Signs in accordance with Section 14.3 above and repair or replace the LED Signs after any Casualty. Landlord shall grant Tenant exclusive access to and use of all apparatus, devices and equipment necessary to program, operate, use and maintain the LED Signs and access to the portions of the Project wherein such apparatus, devices and equipment are or may be located. Subject to the requirements of Applicable Laws, Tenant shall not permit any third parties to post advertisements or other messages on the LED Signs except in connection with Tenant’s or any Tenant Affiliate’s business or the business of any direct or indirect subtenant of Tenant.

42.3.28th Street Signage

. Beginning as of the Lease Date, Tenant shall have the exclusive right, at Tenant’s sole cost and expense, to install and maintain any signage (including monument signage) on the 8th Street side of the exterior of the Building to the extent permitted by Applicable Laws (“8th Street Signage”). Tenant’s right to install and maintain 8th Street Signage shall include, without limitation, the right to install monument signage, utilize existing monument signage or install signage on any parapet on the 8th Street side of the Building to the extent permitted by Applicable Laws. Landlord shall have the right to approve the material, typeface, graphic format, proportions, precise location, size and design of any 8th Street Signage, such approval not to be unreasonably withheld, conditioned or delayed, and Landlord shall not withhold its consent if Tenant’s signage complies with Applicable Laws. Landlord shall have the right to reasonably approve the location of all penetrations and runs, cabling installations, and means of affixing or mounting the 8th Street Signage. Landlord shall grant or withhold any approval of the 8th Street Signage set forth in this Section 42.3.2 within ten (10) business days after receipt of request. If Landlord fails to respond to Tenant’s request within such ten (10) business day period, then Tenant may send a written reminder notice, and if Landlord fails to respond within three (3) business days after receipt of such reminder notice, then Landlord’s approval shall be deemed given. The exact location, size, design, material, graphic format, and proportions of the 8th Street Signage shall be subject to the limitations set forth under Applicable Laws and any permits and approvals obtained by Tenant for the 8th Street Signage.

Subject to the terms and conditions set forth in this Section 42.3.2 and the limitations set forth under Applicable Laws and the permits and approvals obtained by Tenant for the 8th Street Signage, Tenant shall have the right from time to time to change the name, size, design, material, graphic formation and proportions of any 8th Street Signage.  Notwithstanding anything to the contrary contained in this Lease, Landlord hereby approves the 8th Street Signage on the exterior of the Building as of the Lease Date.

42.3.3Townsend Street Signage

. Beginning as of the Lease Date, Tenant shall have the exclusive right, at Tenant’s sole cost and expenses, to install any additional signage on the Townsend Street side of the exterior of the Building to the extent permitted by Applicable Laws (“Townsend Street Signage”). Tenant’s right to install Townsend Street Signage shall include, without limitation, the right to install signage on any parapet on the Townsend Street side of the Building to the extent permitted by Applicable Laws. Landlord shall have the right to approve the material, graphic format, proportions, precise location, size and design of any Townsend Street Signage, such approval not to be unreasonably withheld, conditioned or delayed and Landlord shall not withhold its consent if Tenant’s signage complies with Applicable Laws. Landlord shall have the right to reasonably approve the location of all penetrations and runs, cabling installations, and means of affixing or mounting any Townsend Street Signage to the Building. Landlord shall grant or withhold any approval of any Townsend Street Signage set forth in this Section 42.3.3 within ten (10) business days after receipt of request. If Landlord fails to respond to Tenant’s request within such ten (10) business day period, then Tenant may send a written reminder notice, and if Landlord fails to respond within three (3) business days after receipt of such reminder notice, then Landlord’s approval shall be deemed given. The exact location, size, design, material, graphic format, and proportions of any Townsend Street Signage shall be subject to the limitations set forth under Applicable Laws and any permits and approvals obtained by Tenant for such Townsend Street Signage. Subject to the terms and conditions set forth in this Section 42.3.3 and the limitations set forth under Applicable Laws and the permits and approvals obtained by Tenant for any Townsend Street Signage, Tenant shall have the right from time to time to change the name, size, design, material, graphic formation and proportions of any Townsend Street Signage.  Notwithstanding anything to the contrary contained in this Lease, Landlord hereby approves the Townsend Street Signage on the exterior of the Building as of the Lease Date.

42.3.4Bird Netting

.  Beginning as of the Lease Date, Tenant shall have the exclusive right, at Tenant’s sole cost and expense, to install and maintain any Tenant branded bird netting on the exterior of the Building to the extent permitted by Applicable Laws (“Bird Netting”). Tenant’s right to install and maintain Bird Netting shall include, without limitation, the right to install bird netting on each corner of the Building to the extent permitted by Applicable Laws. Landlord shall have the right to approve the material, typeface, graphic format, proportions, precise location, size and design of any Bird Netting, such approval not to be unreasonably withheld, conditioned or delayed, and Landlord shall not withhold its consent if Tenant’s bird netting complies with Applicable Laws. Landlord shall have the right to reasonably approve the location of all penetrations and runs, cabling installations, and means of affixing or mounting the Bird Netting. Landlord shall grant or withhold any approval of the Bird Netting set forth in this Section 42.3.4 within ten (10) days after receipt of request. If Landlord fails to respond to Tenant’s request within such ten (10) day period, then Landlord’s approval shall be deemed given. The exact location, size, design, material, graphic format, and proportions of the Bird Netting shall be subject to the limitations set forth under Applicable Laws and any permits and approvals obtained by Tenant for the Bird Netting. Subject to the terms and conditions set forth in this Section 42.3.4 and the limitations set forth under Applicable Laws and the permits and approvals obtained by Tenant for the Bird Netting, Tenant shall have the right from time to time to change the name, size, design, material, graphic formation and proportions of any Bird Netting.  Notwithstanding anything to the contrary contained in this Lease, Landlord hereby approves the Bird Netting on the exterior of the Building as of the Lease Date.

42.4Approvals

. Tenant, at Tenant’s expense, shall be responsible for obtaining all required permits and approvals for any 8th Street Signage, any Townsend Street Signage or other exterior signage that Tenant installs or maintains at the Project (collectively, “Tenant’s Exterior Signs”). Tenant’s Exterior Signs must comply with all Applicable Laws. Landlord, at no cost to Landlord, shall cooperate with Tenant to obtain all required permits and approvals for Tenant’s Exterior Signs and any updates, upgrades or permitted modifications of the LED Signs.

42.5Maintenance and Removal

. Any signs installed and maintained in accordance with this Article 42, shall be installed and removed only in compliance with Applicable Laws, at Tenant’s expense, using a contractor reasonably approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed and Landlord’s failure to respond to a request for approval within ten (10) days shall be deemed approval. Tenant, at its sole expense, shall maintain such sign in good condition and repair during the Term. Landlord shall allow reasonable access to those portions of the Project outside the Premises, including the exterior of the Building, necessary or convenient to install, remove, repair and maintain Tenant’s Exterior Signs. Any electrical power required for Tenant’s Exterior Signs shall be charged to Tenant. Tenant shall pay all federal, state and local taxes applicable to Tenant’s Exterior Signs. Tenant shall remove all of Tenant’s signs, including Tenant’s Exterior Signs but excluding the LED Signs, repair any damage caused thereby (ordinary wear and tear and damages due to Casualty or condemnation excluded), restore the surface upon which the sign was affixed to its original condition (ordinary wear and tear and damages due to Casualty or condemnation excluded), and restore the building address sign to 650 Townsend if changed by Tenant pursuant to this Section, all to Landlord’s reasonable satisfaction, upon the expiration or earlier termination of this Lease. Landlord may request that Tenant surrender the Premises without removing the sign cabinets, hardware, mounting and/or electrical power source of or connected to the Tenant’s Exterior Signs (but not any elements of Tenant’s signage relating to Tenant’s trademarks or trade dress which Tenant shall be permitted to remove notwithstanding Landlord’s request to surrender the Premises with such signage intact).

42.6Assignment and Subleasing

. The right to install Tenant’s Exterior Signs granted in Section 42.3 above shall not be separately assigned or subleased other than in connection with an assignment of the Lease or a sublease of all or any portion of the Premises. Notwithstanding anything to the contrary contained herein and without limiting the rights of Tenant that may be transferred to any Transferee, Tenant’s rights to use Tenant’s signage rights under this Article 42 may be Transferred to an assignee or sublessee of the Premises, in whole or in part.

43.JAMS Arbitration.

43.1General Submittals to Arbitration

. The submittal of matters to binding arbitration in accordance with the terms of this Article 43 as expressly set forth in any Section of this Lease (the “Arbitration of Disputes Provision”) is the sole and exclusive method, means and procedure to resolve any and all claims, disputes or disagreements arising under those particular Sections of this Lease. The parties hereby irrevocably waive any and all rights to the contrary and shall at all times conduct themselves in strict, full, complete and timely accordance with this Arbitration of Disputes Provision and all attempts to circumvent the terms of the Arbitration of Disputes Provision shall be absolutely null and void and of no force or effect whatsoever.

43.2JAMS

. All disputes to be arbitrated pursuant to the Arbitration of Disputes Provision shall be determined by binding arbitration before a retired judge of the Superior Court of the State of California (the “Arbitrator”) under the auspices of JAMS in San Francisco, California. Such arbitration shall be initiated by the parties, or either of them, within ten (10) days after either party sends written notice (the “Arbitration Notice”) of a demand to arbitrate by registered or certified mail to the other party and to JAMS. In the event that JAMS no longer exists or if JAMS fails or refuses to accept submission of such dispute, then the dispute shall be resolved by binding arbitration before the American Arbitration Association (“AAA”) in San Francisco, California. Regardless of the alternative dispute resolution provider used (i.e., either JAMS or AAA), the arbitration shall be administered and conducted pursuant to the JAMS Streamlined Arbitration Rules & Procedures (the “Arbitration Rules”), effective July 14, 2014. Even if the Rules in effect on the date of the commencement of an arbitration have been amended, the version dated March 26, 2007 shall be used; provided, however, that the following modifications shall take precedence over the Rules:

43.2.1Unless the parties otherwise agree, the Arbitrator must be a retired judge of the Superior Court of the State of California.

43.2.2The scope and duration of discovery will be determined by the Arbitrator based upon the reasonable need for the requested information, the availability of other discovery options and the burdensomeness of the request on the opposing parties and the witness; provided, however, that there shall be a presumption in favor of depositions of expected percipient witnesses (of approximately three and one half (3 ½) hours each on the record) and expert witnesses (of no more than six (6) hours each on the record).

43.2.3The Arbitrator may grant any remedy or relief that is just and equitable and within the scope of the parties’ agreement, including but not limited to specific performance, injunctive relief, damages, and interest (at such rate and from such date as the Arbitrator may deem appropriate).

43.2.4The Arbitrator shall award reasonable attorney’s fees, expert’s fees, and costs to the prevailing party, including without limitation the prevailing party’s share of the Arbitrator’s and arbitration provider’s fees and costs.

43.2.5The Arbitrator shall be empowered to adjudicate whether the party submitting the dispute to the Arbitrator acted in good faith.

43.3Provisional Remedies

. This Section shall not preclude the parties from seeking provisional remedies in aid of the Arbitration of Disputes Provision from a court of appropriate jurisdiction.

43.4Waiver of Rights to Litigate in a Court or Jury Trial

.  NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE ARBITRATION OF DISPUTES PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALLY IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE ARBITRATION OF DISPUTES PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE ARBITRATION OF DISPUTES PROVISION TO NEUTRAL ARBITRATION.

Landlord’s Initials	Tenant’s Initials

44.Representations and Warranties

. Landlord warrants and represents that:

44.1No Other Third Party Rights

. Other than Tenant, as of the date hereof, Landlord has not leased the Premises to any third party or granted to any third party the right to occupy or possess the Premises or any portion thereof.

44.2Encumbrances

. To Landlord’s knowledge (i) Landlord’s title insurance policy (a copy of which is attached hereto as Exhibit H) is true, correct and complete as of the date hereof, and (ii) Landlord has good and marketable title to the Project, free and clear of liens, easements, restrictions or encumbrances thereupon or the income accruing therefrom, except those shown on Exhibit H. Landlord has not granted any liens, easements, restriction or encumbrances on the Project or the income accruing therefrom except as set forth on Exhibit H.

45.Elevators

.

45.1Current Elevators

. Tenant (i) acknowledges that the west side of the Building is serviced by two (2) passenger elevators, (ii) agrees that such level of elevator service will be sufficient for its business, and (iii) waives all claims, rights and remedies (including without limitation rent abatement) arising out of the fact that there are only two (2) passenger elevators servicing the west side of the Building.

45.2[***]

.

[Signatures follow on next page.]

In Witness Whereof, the parties have executed this Lease as of the Lease Date.

LANDLORD:

By:
Name:
Its:

TENANT:
Zynga Inc., a Delaware corporation
By:
Name:
Its: